UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COMVERSE TECHNOLOGY, INC.
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COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

October 7, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Comverse Technology, Inc.’s Annual Meeting of Shareholders. The meeting will be held on November 16, 2011, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153.

The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2011 as filed with the Securities and Exchange Commission (excluding Part III of the Annual Report on Form 10-K and excluding all exhibits thereto), which constitutes our annual report to our shareholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

Thank you for your support.

Sincerely,

Charles J. Burdick Chairman of the Board and Chief Executive Officer

COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held November 16, 2011

To the Shareholders of Comverse Technology, Inc.:

The 2011 Annual Meeting of Shareholders (referred to as the 2011 Annual Meeting) of Comverse Technology, Inc. will be held on November 16, 2011, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153. At the meeting, we will consider and vote upon the following proposals to:

1.	Elect eight nominees to serve as directors until the next annual meeting of shareholders and the election and qualification of their successors;

2.	Ratify the appointment of Deloitte & Touche LLP to serve as Comverse Technology, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2012;

3.	Approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the accompanying Proxy Statement;

4.	Approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of our named executive officers;

5.	Approve the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan;

6.	Approve the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan; and

7.	Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

These items are more fully described in the following pages. Shareholders of record at the close of business on September 19, 2011 are entitled to attend and vote at the 2011 Annual Meeting. Whether or not you plan to attend the annual meeting, your vote is important.

Shareholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even if you have already voted on the proposal described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 19, 2011, the record date for voting. If you hold your shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

New York, New York October 7, 2011	Shefali A. Shah Senior Vice President, General Counsel and Corporate Secretary

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about October 7, 2011 to all shareholders entitled to vote. The Comverse Technology, Inc. 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which includes our financial statements, excluding Part III of the Annual Report on Form 10-K and excluding all exhibits thereto, constitutes our annual report to our shareholders (referred to as the 2010 Annual Report to Shareholders) and is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on November 16, 2011: The Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2010 Annual Report to Shareholders are available at www.proxyvote.com.

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INFORMATION ABOUT THE ANNUAL MEETING

Our Board of Directors (or the Board) is soliciting proxies for the annual meeting of shareholders of Comverse Technology, Inc. to be held on November 16, 2011 (or the 2011 Annual Meeting), and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about October 7, 2011 to all shareholders entitled to vote.

Why am I receiving these materials?

You have received these proxy materials because our Board is soliciting your vote at the 2011 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (or the SEC) and that is designed to assist you in voting your shares.

When and where is the meeting?

The 2011 Annual Meeting will be held on November 16, 2011 at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153.

Who may vote at the meeting?

Shareholders of record at the close of business on September 19, 2011 (referred to as the record date) may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on the record date, 205,349,048 shares of our common stock were outstanding. A list of our shareholders entitled to vote at the 2011 Annual Meeting will be available for inspection at our corporate offices at 810 Seventh Avenue, New York, New York prior to the meeting.

How many shares must be present to hold the meeting?

A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a shareholder holds even if the shareholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

There are six proposals scheduled to be voted on at the meeting:

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The election of eight nominees to serve as directors and hold office until the 2012 annual meeting of shareholders and until their successors have been elected and qualified (Please see “Proposal 1—Election of Directors”);

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The ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2012 (Please see “Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm”);

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and

Analysis, the compensation tables and narrative discussion in this Proxy Statement (Please see “Proposal 3—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers”);

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The approval, on a non-binding advisory basis, of the frequency with which to hold future advisory votes on the compensation of our named executive officers (Please see “Proposal 4—A Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers”);

•	The approval of the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (Please see “Proposal 5—Approval of the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan”); and

•	The approval of the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan (Please see “Proposal 6—Approval of the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan”).

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares:

•	FOR the election of each of the nominees to our Board;

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2012;

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FOR the approval, on a non-binding advisory basis, of the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement;

•	FOR the approval, on a non-binding advisory basis, of holding future advisory votes on the compensation of our named executive officers “Every Year”;

•	FOR the approval of the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan; and

•	FOR the approval of the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan.

What are broker non-votes and what is the effect of broker non-votes?

Brokers have the discretion to vote shares held in “street name”—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker therefore lacks discretionary authority to vote the shares. Abstentions and broker non-votes are counted as shares present for purposes of determining the presence of a quorum for the transaction of business. Proposals 1, 3, 4, 5, and 6 are “non-routine” matters for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold your shares directly or through a broker, bank or other custodian. We encourage you to read the Proxy Statement and the 2010 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count. Broker non-votes will have no effect on the outcome of any of the proposals to be voted on at the 2011 Annual Meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors. Our By-Laws provide for the election of directors by “majority of votes cast” in uncontested elections. A “majority of votes” cast means that the number of shares voted “For” a director exceeds the number of votes cast “Against” that director. Each of the eight nominees for director receiving a majority of the votes cast at the meeting in person or by proxy shall be elected. See “Majority Voting for Directors” below for more information. You may vote “For” one or more nominees or cast your vote “Against” one or more of the nominees, or you may “Abstain” from voting for one or more of the nominees. Abstentions, if any, will not be counted as votes cast and therefore will have no effect.

Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP to Serve as our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2012. The affirmative vote of a majority of the shares of common stock present or represented at the 2011 Annual Meeting and entitled to vote as of September 19, 2011 will be required to approve the ratification of our independent registered public accounting firm. You may vote “For,” “Against,” or “Abstain” from voting on the proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

Proposal 3—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers. Votes on the compensation of our named executive officers are non-binding. However, our Board and the Compensation and Leadership Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2011 Annual Meeting and entitled to vote as of September 19, 2011 will be required to approve, on an advisory basis, the compensation of our named executive officers. You may vote, on an advisory basis, “For,” “Against,” or “Abstain” from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

Proposal 4—A Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers. Votes on the frequency with which the advisory vote on the compensation of our named executive officers should be held are non-binding. However, our Board will review and consider the outcome of this vote when making determinations as to when we will again submit the advisory vote on the compensation of our named executive officers to shareholders for approval at the annual meeting of shareholders. The affirmative vote of a majority of the shares of common stock represented at the meeting in person or by proxy and entitled to vote is necessary to approve, on an advisory basis, the particular frequency (whether every year, once every two years, or once every three years) of the advisory vote on the compensation of our named executive officers; however, if none of the alternatives receives a majority vote, the frequency selected by shareholders on an advisory basis will be determined by a plurality of votes. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

Proposal 5—Approval of the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan. The affirmative vote of a majority of the shares of common stock present or represented at the 2011 Annual Meeting and entitled to vote as of September 19, 2011 will be required to approve the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan, or the 2011 Incentive Plan. You may vote “For,” “Against,” or “Abstain” from voting on the proposal to approve the 2011 Incentive Plan. Abstaining from the voting on this proposal will have the effect of a vote “Against” the 2011 Incentive Plan.

Proposal 6—Approval of the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan. The affirmative vote of a majority of the shares of common stock present or represented at the 2011 Annual Meeting and entitled to vote as of September 19, 2011 will be required to approve the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan, or the 2011 Performance Bonus Plan. You may vote “For,” “Against,” or “Abstain” from voting on the proposal to approve the 2011 Performance Bonus Plan. Abstaining from the voting on this proposal will have the effect of a vote “Against” the 2011 Performance Bonus Plan.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name (for example, the shares are held for you in a brokerage, bank or other nominee), you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date (September 19, 2011). You must also obtain a legal proxy from your broker, bank or other nominee and bring it to the annual meeting if you wish to vote your shares in person at the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you may vote in any of the following ways:

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You may vote by mail. You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

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You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

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You may vote by telephone. If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

Proxy cards must be received by no later than 10:00 a.m. (New York City time) on November 16, 2011. Telephone and Internet voting will be available until 11:59 p.m., local time, on November 15, 2011.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

An agent of Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate shareholder votes for the 2011 Annual Meeting.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CTI or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

Who pays for this proxy solicitation?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our Board has nominated eight directors for election at this Annual Meeting to hold office until the next annual meeting and the election and qualification of their successors. All of the nominees are currently directors and seven of the nominees are independent within our director independence standards, which meet and in some cases exceed the director independence standards of the NASDAQ Marketplace Rules. Each nominee agreed to be named in this proxy statement and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. Two current directors, Richard N. Nottenburg and A. Alexander Porter, are not standing for re-election at this 2011 Annual Meeting.

Director Criteria, Qualifications and Experience

The Board is responsible for recommending the nominees to shareholders for their election to serve as its members. The Board has delegated to the Corporate Governance and Nominating Committee the responsibility to identify and evaluate director candidates to be elected or re-elected by shareholders and to fill any vacancies on the Board. In addition, the Corporate Governance and Nominating Committee reviews periodically the composition of the Board as a whole, including whether the directors reflect an appropriate level of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and whether the Board is of the appropriate size at that point in time. Our By-Laws and the Corporate Governance Guidelines and Principles set forth certain criteria for the nomination of directors. Our Corporate Governance Guidelines and Principles provide that it is the expectation of the Board that all members of the Board, other than the Chief Executive Officer, be independent. In addition, director candidates must exhibit high personal and professional ethics, integrity and values, experience relevant to the Board’s oversight of the business and a commitment to the long-term interests of the shareholders. They must be capable of objective and mature judgment grounded in an inquisitive perspective and practical wisdom. To fulfill these objectives, the Board has determined that it is important to nominate directors with the experiences, qualifications and skills that include, among others:

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Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Financial and Accounting Experience. Currently, and in recent years, our Board required significant financial and accounting expertise in conducting the Special Committee investigations and overseeing the revenue recognition evaluations as well as our efforts to become current in our periodic reporting obligations under the federal securities laws. In addition, we believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure.

•	Industry Experience. We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business.

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Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operations, operating plan and business strategy.

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Global Experience. Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

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Investment and Transactional Experience. We have been in the process of evaluating strategic alternatives for our company and how to maximize value for our shareholders. Consequently, we believe that directors with experience in public and private investments and transactions bring valuable insight in analyzing the options that are available to us.

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Public Company Board and Corporate Governance Experience. Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of shareholder interests.

The Board seeks to reflect diverse experience and candidates are selected with this balance in mind. The Company has not held an annual meeting of its shareholders since June 2005. Vacancies on the Board that have arisen due to the departures of former directors have been filled by the vote of the Board, as contemplated by the By-Laws and the Certificate of Incorporation. We believe that the composition of our Board is balanced and that the diverse experiences, qualifications and skills of our directors enable us to adequately address our current challenges and execute our strategies.

The Corporate Governance and Nominating Committee considers candidates recommended for nomination by our shareholders using the same criteria as it applies to recommendations from existing directors and members of the Company’s management. Shareholders are invited to submit recommendations by writing to: Corporate Governance and Nominating Committee, Comverse Technology, Inc., 810 Seventh Avenue, 32nd Floor, New York, New York 10019.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES.

Nominees Up for Election—Background and Qualifications

Below is a summary of the qualifications and experience of each nominee, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

Raz Alon. Mr. Alon, age 49, has served as a member of our Board since December 2003, and served as our interim Chief Executive Officer from April to November 2006. Since November 2000, Mr. Alon has served as Chairman of TopView Ventures LLC, an investment firm focused on special situation investments in a broad range of industries. From 1998 to 2000, Mr. Alon served as a Director in the mergers and acquisitions department of Merrill Lynch & Co., Inc. with a focus on private equity and financial sponsor clients. From 1996 to 1998, Mr. Alon had served as a Director at SG Securities Inc., the U.S. based mergers and acquisitions and merchant banking business unit of Société Générale SA. From 1991 to 1996, Mr. Alon worked as an investment banker at Lehman Brothers Inc. Mr. Alon served as the Chairman of the Board of Directors of Ulticom, Inc. during the last five years. Mr. Alon received a B.S. in Computer Science and Engineering, magna cum laude, from the University of California, Los Angeles in 1988 and an M.B.A. from Harvard Business School in 1991. Mr. Alon is an independent director. Mr. Alon’s qualifications to serve on the Board include his investment and transactional experience at investment banking firms and as a private investor. Mr. Alon also has public company board and corporate governance experience attributable to his service as an independent director of a NASDAQ-listed company.

Susan D. Bowick. Ms. Bowick, age 63, has served as a member of our Board since December 2006. Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing, global services and imaging and printing, most recently as its Executive Vice President,

Human Resources and Workforce Development. Ms. Bowick serves as an independent director and the Chair of the Compensation and Leadership Committee of EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick served as a guest lecturer at Stanford Graduate School of Business and was a founding Board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick is an independent director. Ms. Bowick’s qualifications to serve on the Board include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

Charles J. Burdick (Chairman of the Board and Chief Executive Officer). Mr. Burdick, age 60, has served as our Chairman and Chief Executive Officer since March 2011, as a member of our Board since December 2006 and as Chairman of the Board since March 2008. Until July 2005, he was Chief Executive Officer of HIT Entertainment Plc, a publicly listed provider of pre-school children’s entertainment. From 1996 to 2004, Mr. Burdick worked for Telewest Communications, the second largest cable television company in the United Kingdom, serving as Chief Financial Officer and Chief Executive Officer. In these roles, Mr. Burdick oversaw the financial and operational restructuring of Telewest and was responsible for leading and financing the acquisitions of a number of cable companies. Mr. Burdick has also held a series of financial positions with TimeWarner, US WEST and MediaOne, specializing in corporate finance, mergers and acquisitions, and international treasury. Mr. Burdick currently serves as an independent non-executive director and Chairman of the Compensation Committee of CTC Media, a leading independent media company in Russia, as an independent non-executive director of Transcom WorldWide S.A., a Luxembourg based global provider of outsourced customer and credit management services and as the Chairman of the Board of Verint Systems. Mr. Burdick also served as a director of Bally Total Fitness Holding Corporation, HIT Entertainment plc, QXL plc and Singer and Friedlander (owned by the Kaupthing Group) during the last five years. Mr. Burdick holds a M.B.A. from the University of California, Los Angeles and a B.A. in Economics from the University of California, Santa Barbara. Mr. Burdick’s qualifications to serve on the Board include his leadership, financial and accounting, industry, operational, global and public company board and corporate governance experience attributable to his service as our Chief Executive Officer and as an executive officer and director of telecommunications and media companies with more than 25 years in the industry.

Robert Dubner. Mr. Dubner, age 68, has served as a member of our Board since January 2009. Mr. Dubner is presently an independent consultant providing senior advisory services to companies, including Berry Plastics Corp., a manufacturer and marketer of plastic packaging products (since December 2010), and Noranda Aluminum Holding Corporation, a leading North American integrated producer of primary aluminum products and rolled aluminum coils (since March 2008) and a senior advisor to the global leader of PricewaterhouseCoopers Consulting (since June 2008). Mr. Dubner previously served as an independent consultant to Covalence Specialty Materials Corp., a company which manufactures plastic packaging (from September 2006 until July 2007). From October 2002 until December 2004, Mr. Dubner was a management consulting partner and member of IBM Corporation’s Business Consulting Services Global Middle Market leadership team. Mr. Dubner had previously been a partner of Coopers & Lybrand International from 1991 to 1998, and then was a partner with PricewaterhouseCoopers LLP from 1998 to 2002, serving as the U.S. and global leader of its middle market consulting practice. He served as an elected member of Coopers & Lybrand’s Board of Partners from 1995 to 1998 and PricewaterhouseCoopers’ U.S. and Global Board of Partners from 1998 to 2001. In addition, Mr. Dubner serves as a director of Hudson Highland Group, Inc., a temporary and permanent staffing company. During the last five years, Mr. Dubner formerly served as a director of Perf Go Green Holdings, Inc. Mr. Dubner holds a B.A. from Franklin & Marshall College and an M.B.A. from New York University. Mr. Dubner is an independent director. Mr. Dubner’s qualifications to serve on the Board include his operational experience attributable to his service as a strategic and management consultant for companies in a variety of industries and his financial and accounting experience as a partner in prominent accounting firms.

Joseph O’Donnell. Mr. O’Donnell, age 65, has served as a member of our Board since December 2006. From March 2008 to April 2009, Mr. O’Donnell served as the Chief Executive Officer of Inmar Inc., a provider of technology-driven logistics management solutions to retailers, wholesalers, and manufacturers in the consumer goods and healthcare markets. Mr. O’Donnell served as Chief Executive Officer, President and Chairman of the Board of Artesyn Technologies, Inc., a supplier of power conversion equipment and real-time embedded computing solutions to telecommunications equipment suppliers, from 1994 to 2006. Prior thereto, Mr. O’Donnell served as the Chief Executive Officer of Savin Corporation and as President and Chief Executive Officer of Go/Dan Industries. Mr. O’Donnell serves as a director and Chairman of the Nominating and Corporate Governance Committee of Comverge, Inc., a provider of demand management solutions to the electricity markets, and as a director and member of the Audit Committee and Nominating and Corporate Governance Committee of ModusLink Global Solutions, Inc., a provider of global supply chain business process management serving technology-based clients. Mr. O’Donnell also serves as a member of the University of Tennessee School of Business Advisory Board. In addition, Mr. O’Donnell served as a director of Parametric Technology Corporation, MTS Systems Corporation and Superior Essex Inc. during the last five years. Mr. O’Donnell holds a B.S. and M.B.A. from the University of Tennessee. Mr. O’Donnell is an independent director. Mr. O’Donnell’s qualifications to serve on the Board include his leadership and operational experience attributable to his service as a chief executive officer of several technology-related companies, including a telecommunications equipment vendor. Mr. O’Donnell also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

Augustus K. Oliver. Mr. Oliver, age 61, has served as a member of our Board since May 2007 and as the Board’s Independent Lead Director since March 2011. Since March 2005, Mr. Oliver has been a managing member of Oliver Press Partners, LLC, an investment advisor, and, prior to that, a Senior Managing Director of WaterView Advisors LLC, a private equity investment firm since October 1999. Mr. Oliver currently serves as a director of Scholastic Corporation, a global children’s publishing, education and media company, and The Phoenix Companies, Inc., a provider of life insurance and annuity products. Mr. Oliver also served as a director of Emageon, Inc. during the last five years. Mr. Oliver holds a J.D. from American University and a B.A. from Yale University. Mr. Oliver is an independent director. Mr. Oliver’s qualifications to serve on the Board include his investment and transactional experience attributable to his background as an investor in private and publicly-traded companies. Mr. Oliver also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

Theodore H. Schell. Mr. Schell, age 67, has served as a member of our Board since December 2006. Mr. Schell is currently a Managing Director at Associated Partners LP, a private equity firm focusing on media and telecommunications and prior to which, he held the position of Managing Director at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. From 1989 to 2000, Mr. Schell served as Senior Vice President of Strategy and Corporate Development and as a member of the Management Committee at Sprint Corporation. From 1983 to 1988, he served as President and Chief Executive Officer of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients, which he founded. Mr. Schell also held the position of Counselor and Chief of Staff to the U.S. Secretary of Commerce where he served from 1977 to 1981. Mr. Schell is currently a member of the Board of Directors, the Audit Committee and the Strategy Committee of Clearwire Corporation, a wireless broadband networks operator. Mr. Schell also served as a director of RCN Corporation during the last five years. Mr. Schell is a graduate of the Johns Hopkins University and of the Johns Hopkins School of Advanced International Studies, and is a member of the Council of Foreign Relations. Mr. Schell is an independent director. Mr. Schell’s qualifications to serve on the Board include his leadership, industry, operational, global and investment and transactional experience attributable to his senior positions with investment firms and in companies engaged in the telecommunications and technology industries. Mr. Schell also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

Mark C. Terrell. Mr. Terrell, age 66, has served as a member of our Board since July 2006. From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the Board. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices—El Paso,

Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell is an independent director. Mr. Terrell’s qualifications to serve on the Board include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

Directors Not Standing for Re-Election—Background and Qualifications

Below is a summary of the qualifications and experience of Richard N. Nottenburg and A. Alexander Porter, Jr. (current directors who are not standing for re-election at the 2011 Annual Meeting), including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such director. On September 25, 2011, Mr. Nottenburg and, on September 27, 2011, Mr. Porter, each advised the Company that, for personal reasons, he will not seek re-election as a director of the Company at the Company’s 2011 Annual Meeting. Each of Messrs. Nottenburg and Porter indicated that his decision was not a result of any disagreement with the Company.

Richard N. Nottenburg, Ph. D. Dr. Nottenburg, age 57, has served as a member of our Board since December 2006. From June 2008 until October 2010, Dr. Nottenburg served as President, Chief Executive Officer and a director of Sonus Networks, Inc., an IP-voice service provider. From February 2004 until May 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. While at Motorola, Dr. Nottenburg was responsible for shaping Motorola’s overall corporate strategy. Prior to joining Motorola as an officer in July 2004, Dr. Nottenburg was a strategic consultant to the company from January 2004 to July 2004. Prior to that, Dr. Nottenburg was Vice President and General Manager of Vitesse Semiconductor Corporation after its merger with Multilink Technology Corporation in 2003. From 1995 to 2003, Dr. Nottenburg served as President and Chief Executive Officer of Multilink leading the company from inception to a successful initial public offering in 2001. Dr. Nottenburg serves as a director of Aeroflex Holding Corp., a global provider of radio frequency and microwave integrated circuits, components and systems, as a director and the Chair of the Compensation Committee of Verint Systems and as a director of PMC-Sierra, Inc., an internet infrastructure semiconductor solutions provider. He holds a Doctor of Science Degree in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland, a Master of Science Degree in Electrical Engineering from Colorado State University and a Bachelor of Science Degree in Electrical Engineering from Polytechnic Institute of New York. Dr. Nottenburg is an independent director. Dr. Nottenburg’s qualifications to serve on the Board include his leadership, industry, operational, global and investment and transactional experience attributable to his service as an executive officer of several telecommunications companies, including, most recently, as chief executive officer of a NASDAQ-listed company. Dr. Nottenburg also has public company board and corporate governance experience attributable to his service as a director of a publicly-traded company.

A. Alexander Porter, Jr. Mr. Porter, age 72, has served as a member of our Board since May 2007. Mr. Porter is a managing member of investment management firm Porter Orlin LLC, which he founded in 1976. Mr. Porter is also a member of the board of directors of Distribution Technology, Inc., a privately-held warehousing and distribution company, SLM Corporation, a provider of student loans and administrator of college savings plans, and Rollcast Energy Inc., a power generation facility owner and operator. In addition, Mr. Porter serves as a member of the board of directors of several not-for profit organizations, including the John Simon Guggenheim Memorial Foundation, the Library of America, and Queens University, and is a Trustee of Davidson College. Mr. Porter holds a B.A. in English from Davidson College. Mr. Porter is an independent director. Mr. Porter’s qualifications to serve on the Board include his investment and transactional experience attributable to his background as an investor in publicly-traded companies. Mr. Porter also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2012. Deloitte & Touche LLP has acted in this capacity since the Company’s initial public offering in December 1986. Representatives of Deloitte & Touche LLP are expected to be present at the 2011 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the 2011 Annual Meeting, our Audit Committee may reconsider this appointment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2012.

AUDIT COMMITTEE REPORT

The following is the report of the Company’s Audit Committee with respect to our audited financial statements for the fiscal year ended January 31, 2011:

The Committee has reviewed and discussed our audited financial statements with management.

The Committee has discussed with Deloitte & Touche LLP, CTI’s independent auditors, the matters required to be discussed by the independent auditor with the Audit Committee under rules adopted by the Public Company Accounting Oversight Board.

The Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the Securities and Exchange Commission.

October 7, 2011

Submitted by,
AUDIT COMMITTEE:
Mark C. Terrell (Chairman)
Robert Dubner
Augustus K. Oliver

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS DURING FISCAL YEARS ENDED JANUARY 31, 2011 AND 2010

Our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively D&T), rendered professional services for CTI and its subsidiaries during the fiscal years ended January 31, 2011 and 2010. The fees are presented in the fiscal year in which they were incurred and relate mostly to services performed with respect to prior fiscal years. Audit fees presented for the fiscal year ended January 31, 2011 relate primarily to fees incurred in connection with the preparation and filing of CTI’s comprehensive Annual Report on Form 10-K for the fiscal years ended January 31, 2009, 2008, 2007 and 2006 (referred to as the Comprehensive Form 10-K) filed on October 4, 2010, and, to a lesser extent, to fees incurred in connection with the preparation and filing of CTI’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011. Audit fees presented for the fiscal year ended January 31, 2010 relate to fees incurred in connection with the preparation of CTI’s Comprehensive Form 10-K. The following table sets forth the aggregate amount of fees billed for professional services rendered by D&T to CTI and its subsidiaries in these fiscal years. The aggregate fees billed for professional services rendered by D&T to Ulticom, Inc., which was a majority-owned publicly traded subsidiary of the Company until it was sold to an affiliate of Platinum Equity Advisors, LLC on December 3, 2010 (referred to as the Ulticom Sale), represent services billed prior to such sale.

	Fiscal Years Ended January 31,
	2011	2010
	(In thousands)
Audit fees (1)
CTI and subsidiaries (other than Verint, Ulticom and Starhome)	$64,447	$38,360
Verint	20,559	28,170
Ulticom	725	1,025
Starhome	144	46

Total audit fees	85,875	67,601
Audit-related fees (2)
CTI and subsidiaries (other than Verint, Ulticom and Starhome)	—	—
Verint	25	—
Ulticom	—	—
Starhome	—	—

Total audit-related fees	25	—
Tax fees (3)
CTI and subsidiaries (other than Verint, Ulticom and Starhome)	27	30
Verint	134	908
Ulticom	—	—
Starhome	86	4

Total tax fees	247	942
All other fees (4)
CTI and subsidiaries (other than Verint, Ulticom and Starhome)	—	92
Verint	98	9
Ulticom	—	—
Starhome	—	—

Total all other fees	98	101

	Fiscal Years Ended January 31,
	2011	2010
	(In thousands)
Total fees:
CTI and subsidiaries (other than Verint, Ulticom and Starhome)	64,474	38,482
Verint	20,816	29,087
Ulticom	725	1,025
Starhome	230	50

Total fees	$86,245	$68,644

(1)	The aggregate fees billed for professional services rendered by D&T for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements, services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. Also included are fees billed for services related to the accounting for the results of investigations, revenue recognition evaluations and efforts to become current in periodic reporting obligations under the federal securities laws.
(2)	The aggregate fees billed for audit-related services rendered by D&T, including acquisition due diligence services and services to support divestiture activities.
(3)	The aggregate fees billed for professional services rendered by D&T for worldwide tax compliance, tax advice and tax planning.
(4)	The aggregate fees billed for products and services provided by D&T, primarily related to accounting advisory services.

CTI’s Audit Committee has determined that the provision of services described in the foregoing table to CTI and its subsidiaries (other than Verint, Ulticom and Starhome) is compatible with maintaining the independence of D&T. All of the services described in the foregoing table with respect to CTI and its subsidiaries (other than Verint, Ulticom and Starhome) were approved by CTI’s Audit Committee in conformity with its Pre-Approval Policy (as described below). The audit committee of each of Verint Systems and Starhome B.V. has determined that the provision of the services described in the foregoing table is compatible with maintaining the independence of D&T and approved all of these services with respect to Verint and Starhome, respectively, in conformity with its pre-approval policies.

The audit committee of Ulticom, Inc., prior to its sale of December 3, 2010, determined that the provision of the services described in the foregoing table was compatible with maintaining the independence of D&T and approved all these services with respect to Ulticom in conformity with its pre-approval policies.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services

Consistent with applicable securities laws regarding auditor independence and pursuant to the Audit Committee charter, the Audit Committee has the direct and sole responsibility for the appointment, evaluation, compensation, direction and termination of any independent registered public accounting firm engaged for the purpose of performing any services to CTI and its subsidiaries (other than Verint and Starhome). For that purpose, the Audit Committee adopted a policy to pre-approve all audit, audit-related, tax and permissible non-audit services to be provided by the independent registered public accounting firm (or the Pre-Approval Policy).

Pursuant to the Pre-Approval Policy, the Audit Committee is responsible for pre-approving all audit, audit-related, tax and non-audit services to be provided by an independent registered public accounting firm, including any proposed modification or change in scope or extent of any such services previously approved by the Audit Committee. In furtherance thereof, annually, prior to the commencement of any services, the Audit Committee reviews the services expected to be rendered in the coming year, the specific engagement terms, the related fees and the conditions of the engagement of the independent registered public accounting firm. Any services to be provided must be approved by the Audit Committee in advance. Quarterly, the Audit Committee receives status reports detailing services provided and expected to be provided by the independent registered public accounting firm. At such time, or more expeditiously if the need arises during the fiscal year, the Audit Committee reviews and, if appropriate, approves any services that have not been previously pre-approved and any proposed additions or modifications to any previously approved services or lines of service to be provided, together with any changes in fees. With respect to all permissible tax or internal control-related services, the Audit Committee shall specifically consider the impact of the provision of such services on the auditor’s independence.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate pre-approval authority to its chairperson and/or other members of such committee as the chairperson may from time to time designate provided that any such interim pre-approvals must be reviewed by the full Audit Committee at its next meeting and, in accordance with the Audit Committee charter, such delegation is not otherwise inconsistent with law or applicable rules of the SEC and the NASDAQ Stock Market. The Audit Committee cannot delegate its pre-approval authority to members of management.

PROPOSAL 3—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board recognizes the significant interest of our shareholders in Board decisions about our executive compensation program, especially with respect to our named executive officers. To provide the Board with a composite of shareholder views on this issue, you are being asked to approve an advisory resolution on the compensation of the named executive officers, as reported in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to let us know whether you generally approve our approach to executive compensation as reflected in our fiscal 2010 executive compensation program and policies for the named executive officers through the following non-binding resolution:

RESOLVED, that shareholders of Comverse Technology, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements and will disclose in the Compensation Discussion and Analysis to be included in the proxy statement for the 2012 Annual Meeting how we have considered the results of the vote in determining compensation policies and decisions and how that consideration has affected our executive compensation decisions and policies.

Our Board recommends a vote “FOR” this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of shareholders and enhancing executive retention.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 45 of this Proxy Statement, as well as the compensation tables and narrative discussion in this Proxy Statement, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 4—A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal 3, our shareholders are being asked to approve an advisory resolution on the compensation of the named executive officers, as reported in this Proxy Statement. In accordance with SEC rules, Proposal 4 gives you the opportunity to cast a non-binding vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual or other meetings for which the Company must include executive compensation information in the proxy statement. Shareholders may vote to have the advisory vote on executive compensation every year, every two years, or every three years. Shareholders may also abstain from voting.

The Board believes that these votes should occur every year so shareholders may annually express their views on our executive compensation program. The Board values the opportunity to receive feedback and will consider the outcome of these votes in making executive compensation decisions. Your vote will not be binding on the Board but will be taken into account when determining the frequency of future executive compensation advisory votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR HOLDING, ON A NON-BINDING ADVISORY BASIS, FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS “EVERY YEAR.”

PROPOSAL 5—APPROVAL OF THE COMVERSE TECHNOLOGY, INC. 2011 STOCK INCENTIVE COMPENSATION PLAN

On September 7, 2011, our Board approved the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (the “2011 Incentive Plan”). If the 2011 Incentive Plan is approved by our shareholders, we will not grant additional equity awards under our existing equity incentive plans.

The primary purpose of the 2011 Incentive Plan is to assist us in attracting and retaining employees, non-employee directors and consultants. Our business requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a sophisticated global business in a rapidly changing industry. The 2011 Incentive Plan is intended to align the interests of our employees, non-employee directors and consultants with those of our shareholders through the issuance of equity-based compensation and enhance their focus on improvements in operating performance and the creation of shareholder value. In addition, the 2011 Incentive Plan permits the granting of awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code).

The following is a summary of the material terms of the 2011 Incentive Plan, but does not include all of the provisions of the 2011 Incentive Plan. For further information about the 2011 Incentive Plan, we refer you to a complete copy of the 2011 Incentive Plan, which is attached as Appendix A to this Proxy Statement.

The 2011 Incentive Plan became effective on September 7, 2011, the date the 2011 Incentive Plan was adopted by our Board, however, no awards may be issued under the 2011 Incentive Plan until it is approved by our shareholders. A total of 22,000,000 shares of our common stock (referred to as the Shares) are reserved for issuance under the 2011 Incentive Plan. The 2011 Incentive Plan provides for the issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards (referred to collectively as the Awards). Our employees, non-employee directors and consultants as well as employees and consultants of our subsidiaries and affiliates are eligible to receive Awards. The 2011 Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Administration

The 2011 Incentive Plan is administered by the Compensation and Leadership Committee of our Board or any other committee designated by our Board to administer the 2011 Incentive Plan. The administrator is empowered to determine the form, amount and other terms and conditions of Awards and select the individuals to whom Awards will be granted, subject to Board Approval (as defined below). In addition, the Administrator is empowered to clarify, construe or resolve any ambiguity in any provision of the 2011 Incentive Plan or any award agreement and adopt such rules and guidelines for administering the 2011 Incentive Plan as it deems necessary or proper. All actions, interpretations and determinations by the administrator are final and binding. For purposes of the 2011 Incentive Plan, “Board Approval” means approval by the affirmative vote of a majority of the members of the Board present at any meeting of the Board at which a quorum is present, but must include the affirmative vote of a majority (and not less than two) “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Shares Available

The 2011 Incentive Plan makes available the number of Shares described above, subject to adjustments. In the event that any outstanding Award expires or terminates without the issuance of Shares (including through the withholding of Shares to satisfy the purchase price or tax obligation relating such Award) or is otherwise settled for cash, the Shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance. Any Shares available for issuance pursuant to a shareholder-approved plan sponsored by a company acquired by us or with which we combine may (following appropriate adjustments to reflect the combination) be used for Awards under the 2011 Incentive Plan, subject to the requirements of applicable law. Subject to the terms of the 2011 Incentive Plan and Board Approval, if the administrator authorizes the assumption under the 2011 Incentive Plan of awards granted under another plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization, such assumption will not reduce the shares available for issuance under the 2011 Incentive Plan.

Eligibility for Participation

Our employees, non-employee directors and consultants as well as employees and consultants of our subsidiaries and affiliates are eligible to receive Awards. The selection of awardees is within the sole discretion of the administrator, but subject to Board Approval. As of January 31, 2011, we had approximately 5,900 employees, including executive officers, who are eligible to receive Awards under the 2011 Incentive Plan. There are currently nine non-employee directors who are also eligible to receive Awards.

Award Agreement

Awards granted under the 2011 Incentive Plan will be evidenced by award agreements that provide additional terms and conditions associated with the Awards, as determined by the administrator in its discretion but subject to Board Approval. In the event of any conflict between the provisions of the 2011 Incentive Plan and any such award agreement, the provisions of the 2011 Incentive Plan will control.

Types of Awards

The 2011 Incentive Plan provides for the issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards. Subject to Board Approval, the administrator will determine the terms and conditions of each Award, including the number of Shares subject to each Award, the vesting terms, and the purchase price. Awards may be made in assumption of or in substitution for outstanding Awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

Options

An option granted under the 2011 Incentive Plan permits the holder to purchase from us a stated number of Shares at an exercise price established by the administrator. Subject to the terms of the 2011 Incentive Plan and Board Approval, the terms and conditions of any option will be determined by the administrator. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option may not be less than the fair market value of a Share on the date of grant. The term of each option will be determined prior to the date of grant, but may not exceed ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years). The maximum number of Shares with respect to which any Options may be granted to any awardee in any consecutive twelve (12) month period shall be 3,000,000 Shares.

Stock Appreciation Rights

A stock appreciation right granted under the 2011 Incentive Plan entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of Shares on the date of exercise over the grant price of the stock appreciation right. Payment may be in the form of cash, Shares, other property or any combination thereof, as determined by the administrator and subject to Board Approval. Subject to the terms of the 2011 Incentive Plan and Board Approval, the terms and conditions of any stock appreciation right will be determined by the administrator. Stock appreciation rights may also be granted in tandem with any option at the time of the option grant. The term of each stock appreciation right will not exceed ten years. The maximum number of Shares with respect to which any Stock Appreciation Rights may be granted to any awardee in any consecutive twelve (12) month period shall be 3,000,000 Shares.

Restricted Stock

An Award of restricted stock granted under the 2011 Incentive Plan is a grant of a specified number of Shares, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant will specify the period of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the administrator may determine, subject to the terms of the 2011 Incentive Plan and Board Approval.

Other Stock-Based Awards

Subject to Board Approval, the administrator may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to our common stock, including without limitation, restricted stock units, deferred stock units and other phantom awards. Subject to the terms of the 2011 Incentive Plan and Board Approval, such Awards will be in such form and subject to such terms and conditions as the administrator may determine, including, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Compensation

To the extent permitted by Section 162(m) of the Code and subject to Board Approval, the administrator may design any Award so that the amounts or Shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the Compensation and Leadership Committee of our Board, subject to Board Approval. Performance goals may be based on one or more of the following measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measures of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating income and segment performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on shareholders’ equity; (m) return on assets; (n) return on capital; (o) shareholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the committee may specify, which may include or exclude any or all of the following items, as the committee may specify: (i) extraordinary, unusual or non-recurring items; (ii) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iii) effects of currency fluctuations; (iv) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (v) expenses for restructuring, productivity initiatives or new business initiatives; (vi) impairment of tangible or intangible assets; (vii) litigation or claim judgments or settlements; (viii) non-operating items; (ix) acquisition expenses; (x) discontinued operations; and (xi) effects of assets sales or divestitures.

In no event may any awardee receive more than 1,500,000 Shares of performance-based compensation awards (other than Options and Stock Appreciation Rights) during any consecutive twelve (12) month period, or the cash equivalent thereof to the extent such Awards are payable in cash or property and, if such awards are denominated in cash rather than Shares, the maximum amount of performance-based compensation awards granted to any awardee in any consecutive twelve (12) month period shall be $10,000,000.

Transferability

Unless otherwise determined by the administrator and subject to Board Approval, Awards may not be transferred except in the event of death (subject to applicable laws). In addition, Awards may not be transferred for value or consideration. Any permitted transfer of the Awards to heirs or legatees of an Award holder will not be effective unless the administrator has been furnished with written notice thereof and a copy of such evidence as the administrator may deem necessary to establish the validity of the transfer.

The administrator may impose such transfer restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include a requirement that the awardee hold the Shares received for a specified period of time or a requirement that the awardee represent and warrant in writing that he or she is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Shareholder Rights

Except as otherwise provided in the applicable award agreement or with respect to Awards of restricted stock, Award holders will have no rights as a shareholder with respect to Shares covered by any Award until the holder becomes the record holder of such Shares. Holders of restricted stock will have the right to vote and receive dividends with respect to the restricted stock, unless otherwise provided in the applicable award agreement. However, no dividends may be paid to an Award holder with respect to restricted stock or other stock-based Awards that vest based on the achievement of performance goals until the Awards which relate to such stock vest.

Adjustment of Awards

In the event of a corporate event or transaction involving us or one of our subsidiaries of affiliates, in order to prevent dilution or enlargement of awardees’ rights under the 2011 Incentive Plan, the administrator may, in its sole discretion but subject to Board Approval, make certain adjustments to the 2011 Incentive Plan and outstanding Awards, including substitution or adjustment of the number and kind of Shares that may be issued under the 2011 Incentive Plan or under Awards, the exercise price or purchase price applicable to Awards, and other value determinations applicable to the 2011 Incentive Plan or Awards.

In the event we experience a change in control, the administrator may, subject to Board Approval, make adjustments to the terms and conditions of outstanding Awards, including, acceleration of vesting of Awards, substitution of Awards with substantially similar Awards and cancellation of Awards for fair value. In addition, unless otherwise provided in the applicable award agreement, subject to Board Approval, upon a change in control, any outstanding Awards which are not assumed will vest in full, become exercisable and all restrictions lapse, as applicable, immediately prior to the change in control. Unless otherwise provided in the applicable award agreement, subject to Board Approval, upon a change in control, any outstanding Awards which are assumed will immediately vest, become exercisable and all restrictions lapse, as applicable, if within 24 months following a change in control, an Award holder’s service is terminated by us without “cause” or by the holder for “good reason” (to the extent the holder has entered into a written employment, consulting or similar agreement with us containing a definition of “good reason”) or as a result of the holder’s death or disability.

Amendment and Termination

Subject to Board Approval, the administrator may amend or terminate the 2011 Incentive Plan or any award agreement at any time. However, no amendment or termination is permitted without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, such amendment or termination increases the number of Shares available under the 2011 Incentive Plan or such amendment or termination results in a material increase in benefits permitted under the 2011 Incentive Plan. No amendment or termination is permitted without the consent of the awardees if such amendment or termination would materially diminish the awardees’ rights under the 2011 Incentive Plan or any Award. In addition, without shareholder approval, the administrator may not take any action with respect to any stock option or stock appreciation right that results in a reduction of the option price or grant price per share or in the cancellation of any such Award in exchange for cash, or for other Awards, with an option price or grant price per share that is less than the original option price or grant price per share.

No Awards may be granted more than ten years after the date the 2011 Incentive Plan was adopted by our Board.

Compliance with Law

The Company shall have no obligation to issue Shares under the 2011 Incentive Plan prior to (i) obtaining any approvals from governmental agencies that the Company determines necessary or advisable or (ii) satisfying the requirements of any applicable laws, rules and regulations that the Company determines to be necessary or advisable.

Federal Income Tax Information

The following is a general description of the United States federal income tax consequences applicable to grants under the 2011 Incentive Plan, as currently in effect. Federal tax treatment may change should the Code be amended. State, local and foreign tax treatment, which is not discussed below, may vary from such federal income tax treatment. The following is not to be considered as tax advice to any Award holder, and any such persons are advised to consult their own tax counsel. Neither the administrator nor the company is in a position to assure any particular tax result.

Nonqualified Stock Options and Stock Appreciation Rights

A holder does not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the option holder recognizes ordinary income equal to the amount the fair market value of the Shares underlying the option on the date of exercise exceeds the exercise or grant price. Upon subsequent sale of the acquired Shares, any additional gain or loss is capital gain or loss.

Incentive Stock Options

An incentive option holder does not recognize ordinary taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the underlying Shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the option holder exercises the option and holds the acquired Shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price is taxed as long-term capital gain or loss. If the option holder sells the acquired Shares before the end of the two-year and one-year holding periods, he or she generally recognizes ordinary income at the time of sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain is capital gain.

Restricted Stock

In general, a restricted stock holder does not recognize taxable income upon the grant of restricted stock. Instead, the restricted stock holder recognizes ordinary income at the time of vesting equal to the fair market value of the Shares (or cash) received minus any purchase price paid for the Award. Any subsequent gain or loss is capital gain or loss. However, a restricted stock holder may instead elect to be taxed at the time of grant. If the restricted stock holder makes such an election, upon subsequent sale of the Shares, any additional gain or loss is capital gain or loss.

Other Stock-Based Awards

The tax consequences associated with other stock-based Awards will vary depending on the specific terms of such Awards. Among the relevant factors are whether or not the other stock-based Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received under the Award and the tax basis for the Award. A restricted stock unit or deferred stock unit holder generally recognizes ordinary income at the time the restricted stock units or deferred stock units are settled equal to the fair market value of the Shares (or cash) received by the holder minus any purchase price paid for the Award.

Section 409A of the Code

Section 409A of the Code, which was enacted in 2004, treats certain Awards as “nonqualified deferred compensation.” If an Award is treated as “nonqualified deferred compensation” and the Award does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on the participant. Neither the administrator nor the company is obligated to ensure that Awards comply with Code Section 409A or to take any actions to ensure such compliance.

Tax Effect for Us

We generally receive a deduction for any ordinary income recognized by a participant with respect to an Award. However, special rules limit the deductibility of compensation paid to certain Award holders, including pursuant to Section 162(m) and Section 280G of the Code.

Equity Compensation Plan Information

The following table sets forth certain information about securities authorized for issuance under our compensation plans as of January 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	13,981,688	(1)(2)	$17.05	(3)	4,226,102
Equity compensation plans not approved by security holders	—		—		—

Total	13,981,688	(1)(2)	$17.05	(3)	4,226,102

(1)	Consists of outstanding (i) options to purchase 11,137,991 shares of common stock and (ii) DSU awards covering an aggregate of 2,843,697 shares of common stock, with time-based vesting. Shares in settlement of time-based vested DSU awards are deliverable on the later of (i) the vesting date and (ii) the earlier of (A) such time as such shares are subject to an effective registration on Form S-8 and no sale restrictions apply and (B) a future date designated for delivery by the terms of the award.
(2)	If the 2011 Incentive Plan is approved by our shareholders, we will not grant additional equity awards under our existing equity incentive plans.
(3)	Reflects the weighted average exercise price of options only. As DSU awards have no exercise price, they are excluded from the weighted average exercise price calculation set forth in column (b).

Furthermore, as of September 15, 2011, there were outstanding (i) options to purchase 10,990,355 shares of common stock with a weighted average exercise price of $17.15 and weighted average remaining term of 2.68 years and (ii) DSU awards covering an aggregate of 2,420,753 shares of common stock, which include 1,965,377 shares of common stock subject to time-based vesting. If the 2011 Incentive Plan is approved by our shareholders, we will not grant additional equity awards under our existing equity incentive plans.

New Plan Benefits

Because grants of Awards under the 2011 Incentive Plan are subject to the discretion of the Compensation and Leadership Committee and the approval of the Board, the benefits that will be received by executive officers, directors and other employees if the 2011 Incentive Plan is approved by shareholders are not currently determinable.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMVERSE TECHNOLOGY, INC. 2011 STOCK INCENTIVE COMPENSATION PLAN.

PROPOSAL 6—APPROVAL OF THE COMVERSE TECHNOLOGY, INC. 2011 ANNUAL PERFORMANCE BONUS PLAN

On September 7, 2011, upon recommendation of the Compensation and Leadership Committee, our Board approved the 2011 Annual Performance Bonus Plan (referred to as the 2011 Performance Bonus Plan), subject to approval of our shareholders.

The purpose of the 2011 Performance Bonus Plan is to motivate, retain and reward employees of the Company who can make significant contributions to the Company’s success by providing for annual incentive bonuses if pre-established annual performance goals are achieved. If certain requirements are satisfied, bonuses awarded to “covered employees” under the 2011 Performance Bonus Plan will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code. If approved by shareholders, we expect the first applicable performance period under the 2011 Performance Bonus Plan to be the fiscal year ending January 31, 2013.

The following is a summary of the material terms of the 2011 Performance Bonus Plan, but does not include all of the provisions of the 2011 Performance Bonus Plan. For further information about the 2011 Performance Bonus Plan, we refer you to a complete copy of the 2011 Performance Bonus Plan, which is attached as Appendix B to this Proxy Statement.

The 2011 Performance Bonus Plan became effective on September 7, 2011, the date the 2011 Performance Bonus Plan was adopted by our Board, however, payment of any bonus under the 2011 Performance Bonus Plan is contingent upon shareholder approval.

Administration

The 2011 Performance Bonus Plan will be administered by the Compensation and Leadership Committee of the Board, each member of which meets the standards of independence necessary to qualify as an “outside director” under Section 162(m) of the Code. Consequently, none of the eligible executive officers or employees of the Company, or any of its affiliates, are permitted to serve on the committee which administers the 2011 Performance Bonus Plan. The Compensation and Leadership Committee has the authority to (a) select the Company employees to participate in the 2011 Performance Bonus Plan, (b) establish and administer the performance goals (discussed herein) and the bonus opportunities applicable to each participant and certify whether the goals have been attained, (c) construe and interpret the 2011 Performance Bonus Plan and any agreement or instrument entered into under or in connection with the 2011 Performance Bonus Plan and (d) make all other determinations that may be necessary or advisable for the administration of the 2011 Performance Bonus Plan. Any determinations by the Compensation and Leadership Committee shall be final and binding upon the participants, the Company and all other interested individuals. To the extent not inconsistent with applicable law (or the rules and regulations of the NASDAQ Stock Market or such other principal securities market on which the Company’s securities are listed or qualified for trading), the Compensation and Leadership Committee may delegate to one or more officers of the Company (or a committee thereof) the authority to take actions on its behalf pursuant to the 2011 Performance Bonus Plan (other than the selection of participants or the amount, timing or other terms and conditions regarding payments made pursuant to the 2011 Performance Bonus Plan).

Eligibility

Employees who may be a “covered employee” within the meaning of Section 162(m) and such other employees as determined by the Compensation and Leadership Committee in its discretion shall be eligible to participate in the 2011 Performance Bonus Plan. The Compensation and Leadership Committee must designate in writing those eligible employees of the Company who shall participate in the 2011 Performance Bonus Plan for any fiscal year or other accounting period no later than the applicable deadline for the establishment of performance goals permitting the compensation payable to each such “covered employee” to qualify as “qualified performance-based compensation.”

Determination of Bonuses

The Compensation and Leadership Committee will establish performance goals no later than 90 days after the commencement of any performance period (or, if the performance period is less than one year, no later than the number of days which is equal to twenty-five percent (25%) of such performance period. Performance goals may be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation and Leadership Committee may determine: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Committee); (g) net income (either before or after taxes); (h) operating income and segment performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; (ff) new or expanded market penetration; (gg) reductions in cost; (hh) regulatory achievements (including submitting or filing applications or other documents); (ii) strategic partners or transactions (including in-licensing and out-licensing of intellectual property, establishing relationships with commercial entities with respect to the marketing, distribution or sale of the Company’s products; (jj) financial ratios; and (kk) financing and other capital raising transactions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.

Payment of Bonuses

As soon as practicable after the close of the performance period and prior to the payment of any bonus, the Compensation and Leadership Committee shall review the Company’s performance and certify in writing the extent to which the applicable performance goals have been achieved. Each bonus, to the extent earned, shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following such certification.

Maximum Bonus

The maximum amount of compensation that may be paid under the 2011 Performance Bonus Plan to any “covered employee” for any fiscal year is $7,000,000.

Term of the 2011 Performance Bonus Plan

The payment of any bonus under the 2011 Performance Bonus Plan is contingent upon shareholder approval of the plan, including the applicable performance goals (set forth herein). Unless and until such shareholder approval is obtained, no payments shall be made under the 2011 Performance Bonus Plan. The 2011 Performance Bonus Plan, if approved by shareholders, shall, to the extent necessary, be resubmitted for shareholder approval with respect to the bonuses payable for the taxable years of the Company commencing on or after the fifth anniversary of the initial shareholder approval of the 2011 Performance Bonus Plan or such earlier time as required by Section 162(m) of the Code.

Amendment and Termination

Our Board may amend or terminate the 2011 Performance Bonus Plan at any time subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code or by the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading); provided, that no amendment shall cause any performance-based bonus that is, or may become, payable under the 2011 Performance Bonus Plan to “covered employees” to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code. In addition, no amendments to, or terminations of, the 2011 Performance Bonus Plan shall in any way impair the rights of a participant under any bonus opportunity previously granted without such participant’s consent.

Summary of Federal Income Tax Consequences

Under present federal income tax law, participants will generally recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to the applicable income and withholding tax by the Company. If, and to the extent that, the 2011 Performance Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

Because bonus opportunities under the 2011 Performance Bonus Plan have not been determined and are subject to the achievement of performance goals that have not been established by the Compensation and Leadership Committee, the benefits that will be received by certain “covered employees” if the 2011 Performance Bonus Plan is approved by shareholders are not determinable. If approved by shareholders, we expect the first applicable performance period under the 2011 Performance Bonus Plan to be the fiscal year ending January 31, 2013.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMVERSE TECHNOLOGY, INC. 2011 ANNUAL PERFORMANCE BONUS PLAN.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

The Board is committed to good corporate governance, which helps us compete more effectively, sustain our business and build long-term shareholder value. The Board has adopted the Corporate Governance Guidelines and Principles to provide a framework within which the Board, assisted by its committees, directs the affairs of the Company. The full text of the Corporate Governance Guidelines and Principles, the charters of each of the Audit, Compensation and Leadership and Corporate Governance and Nominating Committees and the Code of Business Conduct and Ethics can be found on our website www.cmvt.com/governance.cfm.

Governance is a continuing focus of our company. In this section, we describe our key governance policies and practices.

Board Leadership Structure

The Board believes there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of our company and our shareholders for the Board to retain discretion and authority to modify the Board’s leadership structure to best address our circumstances from time to time. The Corporate Governance and Nominating Committee has the responsibility to review the Board’s leadership structure in light of our specific characteristics and recommend any changes to the Board for approval. As set forth in our Corporate Governance Guidelines and Principles, as adopted by the Board on February 25, 2011, the Board believes that independent leadership of the board is critical and that, other than in exceptional circumstances, the Chairman of the Board should be an independent director. Until the resignation of Andre Dahan, our former President and Chief Executive Officer, effective March 2011, Charles Burdick served as the non-executive Chairman of the Board and was an independent director. Upon Mr. Dahan’s resignation, the Board appointed Mr. Burdick as Executive Chairman and Chief Executive Officer to ensure continuity of leadership and acknowledging his intimate knowledge of the exceptional circumstances facing our company, including, among others, our company’s ongoing efforts to become current in our periodic reporting obligations under the federal securities laws, to resolve the administrative proceeding commenced by the SEC pursuant to Section 12(j) of the Securities Exchange Act of 1934, as amended (or the Exchange Act), to suspend or revoke the registration of CTI’s common stock, to explore strategic and capital raising alternatives and to complete the implementation of the Phase II Business Transformation that focuses on process re-engineering to maximize business performance, productivity and operational efficiency. At this time, the Board believes that the Company is best served by having the same individual as both Chairman of the Board and Chief Executive Officer, but evaluates the appropriateness of this structure on an ongoing basis. The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance.

Our Corporate Governance Guidelines and Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convene and preside at meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as liaison between the Chief Executive Officer and the independent and non-management directors and will provide the Chief Executive Officer with feedback from executive sessions;

•	approve in consultation with the Chairman/Chief Executive Officer information flow to the Board;

•	approve in consultation with the Chairman/Chief Executive Officer Board meeting agendas and schedules;

•	recommend retention of outside advisors and consultants;

•	consult with the Corporate Governance and Nominating Committee on the appointment of chairs and members for Board committees; and

•	be available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board.

Currently, our Board leadership structure consists of a Chairman (who is also our Chief Executive Officer), an Independent Lead Director, who is elected by the independent directors, and committee chairs. In addition, Mr. Burdick, who ceased to be “independent” for purposes of serving on the Board’s Audit Committee and Corporate Governance and Nominating Committee upon his appointment as Chief Executive Officer, resigned from such committees. The Board believes this structure ensures strong independent oversight of management and is an appropriate governance and leadership structure in our circumstances.

Executive Sessions and Self-Evaluation

The independent directors meet without members of management present in “executive session” at every regularly scheduled meeting of the Board (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the Independent Lead Director as Chair. In addition, the Board undertakes self-evaluations of the performances of the Board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority Voting for Directors

Our By-Laws provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected and a “majority of votes” cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect. Our Corporate Governance Guidelines and Principles provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

The Board’s Role in Risk Oversight

The Board has overall responsibility for overseeing risk assessment, protection and mitigation processes. The Board and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the Board and its committees meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The Board has delegated responsibility for the oversight of specific risks to certain committees of the Board. The Board is kept abreast of the activities of its committees through reports of the committee chairperson to the full Board at regularly scheduled meetings of the Board. Specifically, the Audit Committee has the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. The Corporate Governance and Nominating Committee has the responsibility to review the Board’s leadership structure and its impact on the Board’s role in risk oversight. The Compensation and Leadership Committee oversees risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile. For a more detailed discussion, see “Executive Compensation—Compensation Discussion and Analysis.”

We believe that our leadership structure supports the risk oversight function.

Director Attendance

During fiscal 2010, the Board of Directors held 27 meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in fiscal 2010. The average attendance of all directors in fiscal 2010 was 94%. The Company has a policy in place requiring that all directors attend annual meetings of shareholders, absent unusual circumstances. As discussed above, the Company has not held an annual meeting of shareholders since 2005.

Director Independence

Our Board currently has nine independent directors out of ten with all members of the Board other than our Chief Executive Officer qualifying as independent directors. Our Corporate Governance Guidelines and Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director. For a more comprehensive discussion, see “—Board Leadership Structure.”

The following members of the Board qualify as independent under our company’s independence standards: Messrs. Alon, Dubner, Nottenburg, O’Donnell, Oliver, Porter, Schell and Terrell and Ms. Bowick. Prior to being appointed as Chief Executive Officer in February 2011 to replace Mr. Dahan, Mr. Burdick served as our non-executive Chairman of the Board. Mr. Burdick currently continues to serve as our Chairman, but can no longer be considered an independent director due to his employment as our Chief Executive Officer. Consequently, Mr. Burdick resigned from the Board’s Audit Committee and Corporate Governance and Nominating Committee upon his appointment as Chief Executive Officer. Mr. Dahan served as a director throughout the fiscal year ended January 31, 2011 until his resignation from the Board in March 2011, but was not an independent director due to his employment as our President and Chief Executive Officer. Mr. Oliver serves as the Board’s Independent Lead Director. In the course of the Board’s determinations regarding independence, it considered the transactions, relationships and arrangements discussed below under “Transactions with Related Persons.” We do not believe any of the members of the Board had a material direct or indirect interest in the transactions set forth under “Transactions with Related Persons.”

Our Board has adopted standards for determining whether our directors are independent. Under our Corporate Governance Guidelines and Principles, for a director to be considered independent, he or she cannot be an officer or employee of our company and the Board must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling shareholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the above analysis, the definition used by the Board to determine director independence (subject to the guidance provided by the NASDAQ Listing Rules) includes certain transactions, relationships and arrangements specified in Section V(C) of the Corporate Governance Guidelines and Principles. Shareholders can access the Corporate Governance Guidelines and Principles on our website at http://www.cmvt.com/governance.cfm.

Furthermore, all members of the Audit Committee and the Corporate Governance and Nominating Committee must be independent in accordance with the Board’s definition of the term “independence” and with rules of the SEC and NASDAQ. All members of the Compensation and Leadership Committee must be independent in accordance with rules of the SEC and NASDAQ. The Board has determined that all members of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Leadership Committee are independent and satisfy the relevant company, SEC and/or NASDAQ independence requirements for membership in such committees.

In addition to the independence standards set forth above, each director is expected to act with integrity and to adhere to the policies set forth in our Code of Conduct, which can be found on our website, at www.cmvt.com/governance.cfm. Under the Corporate Governance Guidelines and Principles, any waiver of the requirements of the Code of Conduct for any director or executive officer must be approved by the Board and promptly disclosed on our website.

Under the Corporate Governance Guidelines and Principles, adopted by the Board on February 25, 2011, directors have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance and Nominating Committee and (a) where the roles of Chairman and Chief Executive Officer are combined or the Chairman is a non-independent director, the Independent Lead Director, or (b) where the Chairman of the Board is independent, the Chairman, prior to any Board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (or the Code of Conduct) to promote commitment to honesty, ethical behavior and lawful conduct. All directors, officers and employees are required to abide by the Code of Conduct, which provides the foundation for compliance with all corporate policies and procedures and best business practices. The policies and procedures address a wide array of professional conduct, including:

•	maintaining a safe, healthy and affirmative workplace and environment;

•	methods for avoiding and resolving conflicts of interest;

•	integrity and security;

•	safeguarding intellectual property;

•	protecting confidential information;

•	privacy and company assets;

•	network use;

•	prohibiting insider trading;

•	ensuring fair disclosure;

•	adhering to fair trade practices and anti-trust compliance;

•	prohibiting impermissible payments and ensuring Foreign Corrupt Practices Act compliance;

•	restricting political contributions and activities;

•	maintaining accounting practices;

•	reporting of audit and accounting concerns, books and records;

•	record retention; and

•	ensuring strict compliance with all laws and regulations applicable to the conduct of business.

We intend to satisfy our obligations, imposed under the Sarbanes-Oxley Act, to disclose promptly on our website (www.cmvt.com/governance.cfm) amendments to, or waivers from, the Code of Conduct, if any, that require disclosure.

The Code of Conduct can be found on our website, www.cmvt.com/governance.cfm. This code contains procedures for the Audit Committee to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We will provide to any person without charge, upon request, a copy of the Code of Conduct. A request can be made electronically by sending an email to compliance@comverse.com or by writing to:

Comverse Technology, Inc.

810 Seventh Avenue, 32nd Floor

New York, New York 10019

Attention: Legal Department—Corporate Secretary

Ethics Helpline

We have established an ethics helpline, managed by a third party, that gives employees and other stakeholders a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of the Code of Conduct. Information about the ethics helpline can be found on our website (www.cmvt.com/governance.cfm).

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Corporate Governance Guidelines and Principles, Employee Code of Business Conduct and Ethics and the charters of our Audit Committee, Compensation and Leadership Committee and Corporate Governance and Nominating Committee are:

•

available on our corporate website at http://www.cmvt.com/governance.cfm (by including the foregoing Internet address link, we do not intend to incorporate by reference to this Proxy Statement material not specifically referenced herein); and

•	available in print to any shareholder who requests them from our Corporate Secretary;

Committees of the Board of Directors

The Board has established various committees to assist in discharging its duties, including an Audit Committee, a Compensation and Leadership Committee and a Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a charter that was approved by the Board of Directors, copies of which are available on our website (www.cmvt.com/governance.cfm). The purposes and responsibilities of each committee are summarized below, together with their current membership and number of meetings.

Audit Committee

CTI has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding:

•

the conduct and integrity of CTI’s accounting and financial reporting processes, audits of CTI’s financial statements and reports made to any governmental or regulatory body, shareholders, the public or other users thereof;

•	CTI’s compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of CTI’s independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	the performance of the internal audit function of CTI, Comverse, Inc. and subsidiaries of Comverse, Inc. and their systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	CTI’s code of business conduct and ethics as established by the Board of Directors;

•	the Audit Committee report required to be included in CTI’s annual proxy statement; and

•

review and discussion with management and CTI’s independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

All members of the Audit Committee are “independent,” within the meaning of the rules of the SEC and the NASDAQ Marketplace Rules and as further defined in our Corporate Governance Guidelines and Principles. Each of Messrs. Dubner and Terrell was designated as an audit committee financial expert as defined under the rules of the SEC. This designation is an SEC disclosure requirement relating to Messrs. Dubner’s and Terrell’s experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the directors so designated any additional duty, obligation or liability than otherwise is imposed generally by virtue of serving on the Audit Committee or the Board of Directors.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, evaluating, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to its chairperson, or to any other member of the Audit Committee designated by the chairperson. These interim pre-approvals and any necessary corresponding change made to the authorized list of services and budget previously approved by the Audit Committee are required to be reported to and reviewed by the full Audit Committee for its ratification. The pre-approval authority may not be delegated to members of management.

Compensation and Leadership Committee

The purposes and responsibilities of the Compensation and Leadership Committee include, among other things:

•

determining and recommending for Board approval, which approval must include the affirmative vote of the majority of the independent directors, the compensation of CTI’s Chief Executive Officer and of other executive officers;

•	reviewing, approving or otherwise recommending to the Board for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the Board for approval, equity compensation programs for employees;

•	reviewing and recommending to the Board the submission to shareholders on executive compensation matters, including advisory votes and the frequency of such votes;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	the Compensation Committee Report required to be included in CTI’s annual proxy statement.

Corporate Governance and Nominating Committee

The purposes and responsibilities of the Corporate Governance and Nominating Committee include, among other things:

•

identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the Board, and overseeing the implementation of, CTI’s Corporate Governance Guidelines and Principles;

•	reviewing, on a regular basis, CTI’s overall corporate governance, including the Board’s leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the Board of Directors, deems necessary.

The Board and Committees

Director	Board	Audit Committee	Compensation and Leadership Committee	Corporate Governance and Nominating Committee
Raz Alon	✓			✓
Susan D. Bowick	✓		✓ (CHAIR)
Charles J. Burdick	✓ (CHAIR)	(1)		(1)
Robert Dubner	✓	✓
Richard N. Nottenburg	✓		✓	✓
Joseph O’Donnell	✓			✓
Augustus K. Oliver	✓ (LEAD)	✓		✓ (CHAIR)
A. Alexander Porter, Jr.	✓			✓
Theodore H. Schell	✓		✓	✓
Mark C. Terrell	✓	✓ (CHAIR)
Fiscal 2010 Meetings	27	22	7	1

(1)	Mr. Burdick served as a member of the Audit Committee and the Corporate Governance and Nominating Committee during fiscal 2010. Upon his appointment as Chief Executive Officer effective March 4, 2011, Mr. Burdick resigned from such committees.

COMPENSATION OF DIRECTORS

Fee Arrangements for Directors

During the fiscal year ended January 31, 2011, the compensation of each non-employee director consisted of:

•

A cash retainer of $16,666 per month ($200,000 per annum), with no meeting or committee fees or any additional compensation for service as a committee chair or serving as the Chairman of the Board; and

•	A deferred stock unit (“DSU”) award covering 10,000 shares of CTI’s common stock for service during fiscal 2010 that vested on January 1, 2011.

The shares of our common stock delivered in settlement of a DSU award are subject to deferred delivery in accordance with Section 409A of the Code. DSU awards are also subject to the policy of our Board requiring directors to hold one-half of all shares of our common stock received as compensation (that is, this policy permits the sale of that portion of the shares underlying the DSU award as may be necessary for payment of the tax liabilities arising in connection with the delivery of the shares) for the duration of their service on our Board.

In October 2010, in recognition of the incremental workload, efforts and demands on the time of the non-employee Chairman of our Board, the Compensation Committee recommended and our Board approved for the month of October 2010 and thereafter for the then non-employee Chairman of our Board (i) an incremental annual cash retainer in the amount of $90,000 and (ii) an incremental annual DSU award with a value of $150,000 (using the average of the closing prices per share of CTI’s common stock on the “Pink Sheets” for the thirty (30) consecutive trading days ended October 1, 2010). After such approval, the aggregate compensation for the then non-employee Chairman of our Board was comprised of an aggregate annual cash retainer of $290,000 and an annual DSU award with a value of $210,000.

Upon his appointment as Chief Executive Officer effective March 4, 2011, Mr. Burdick became an employee of our company and ceased to receive the director compensation that was payable to him in his capacity as the non-employee Chairman of the Board. Mr. Burdick’s employment terms are disclosed in under “Executive Compensation—Employment Agreements and Arrangements with Named Executive Officers and our Chief Executive Officer—Chief Executive Officer Appointed Subsequent to January 31, 2011.”

Mr. Oliver does not receive any compensation for his service as our Independent Lead Director other than the director compensation payable to non-employee directors discussed above.

Fiscal 2010 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal 2010. Mr. Dahan, who served as our President and Chief Executive Officer during fiscal 2010 and received no compensation for his service as a director, is not included in this table. The compensation received by Mr. Dahan is presented in “Executive Compensation—Fiscal 2010 Summary Compensation Table.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) 1)(2)(3)	Option Awards ($)	Total ($)
Raz Alon	$200,000	$62,431	—	$262,431
Susan D. Bowick	$200,000	$62,431	—	$262,431
Charles J. Burdick	$230,000	$265,851	—	$495,851
Joseph O’Donnell	$200,000	$62,431	—	$262,431
Augustus K. Oliver	$200,000	$62,431	—	$262,431
Richard N. Nottenburg	$200,000	$62,431	—	$262,431
A. Alexander Porter, Jr.	$200,000	$62,431	—	$262,431
Theodore H. Schell	$200,000	$62,431	—	$262,431
Mark C. Terrell	$200,000	$62,431	—	$262,431
Robert Dubner	$200,000	$62,431	—	$262,431

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the non-employee directors during fiscal 2010 calculated in accordance with the FASB’s guidance, related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.
(2)	The following table sets forth (a) the grant date of the DSU awards granted to the non-employee directors in fiscal 2010, (b) the grant date fair value, calculated in accordance with the FASB’s guidance related to share-based payment awards, of the DSU awards granted to the non-employee directors in fiscal 2010, (c) the aggregate number of unvested DSUs held by the non-employee directors at fiscal year-end, January 31, 2011 and (d) the aggregate number of stock options held by the non-employee directors at fiscal year-end, January 31, 2011.
(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards. However, the DSUs awarded to each non-employee director were equal to the quotient obtained by dividing $60,000 by the average of the closing price per share of our common stock, as quoted on the “Pink Sheets,” for the 30 consecutive trading days ended on December 2, 2010, pursuant to the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The DSUs awarded to the non-employee Chairman of the Board was equal to the quotient obtained by dividing $150,000 by the average of the closing prices per share of our common stock, as quoted on the “Pink Sheets,” for the 30 consecutive trading days ended on December 2, 2010 pursuant to the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan.

Director Name	DSU Grant Date	Grant Date Fair Value of DSU Awards Granted during Fiscal 2010		Number of Unvested DSUs Held at End of Fiscal 2010	Number of Stock Options Held at End of Fiscal 2010
Raz Alon	12/02/2010		$62,431	7,853	17,000
Susan D. Bowick	12/02/2010		$62,431	7,853	—
Charles J. Burdick	10/14/2010 12/02/2010	$ $	47,329 218,522	— 27,487	—
Joseph O’Donnell	12/02/2010		$62,431	7,853	—
Augustus K. Oliver	12/02/2010		$62,431	7,853	—
Richard N. Nottenburg	12/02/2010		$62,431	7,853	—
Theodore H. Schell	12/02/2010		$62,431	7,853	—
Mark C. Terrell	12/02/2010		$62,431	7,853	—
Robert Dubner	12/02/2010		$62,431	7,853	—
A. Alexander Porter, Jr.	12/02/2010		$62,431	7,853	—

Fiscal 2011 Director Compensation

During the fiscal year ending January 31, 2012, the compensation of each non-employee director consisted of:

•

A cash retainer of $16,666 per month ($200,000 per annum), with no meeting or committee fees or any additional compensation for service as a committee chair or serving as the Chairman of the Board or Independent Lead Director of the Board; and

•

A DSU award covering 7,853 shares of CTI’s common stock (valued at $60,000 based upon the average of the closing prices per share of the Company’s common stock on the “Pink Sheets” for the thirty (30) consecutive trading days ended on December 2, 2010) for service during fiscal 2011 and vesting on January 1, 2012.

These DSU awards are also subject to the policy of our Board requiring directors to hold one-half of all shares of our common stock received as compensation (that is, this policy permits the sale of that portion of the shares underlying the DSU award as may be necessary for payment of the tax liabilities arising in connection with the delivery of the shares) for the duration of their service on our Board.

Recent Changes to Director Compensation

On September 7, 2011, our Board approved the following changes to the compensation of each non-employee director of the Company. Effective January 1, 2012, the compensation of each non-employee director will consist of:

•	A cash retainer of $10,000 per month ($120,000 per annum);

•	An additional cash retainer of $25,000 per annum for service as Independent Lead Director of the Board;

•	An additional cash retainer of $25,000 per annum for service as chair of the Audit Committee;

•	An additional cash retainer of $20,000 per annum for service as chair of Compensation and Leadership Committee;

•	An additional cash retainer of $10,000 per annum for service as chair of the Nominating and Corporate Governance Committee;

•	An additional cash retainer of $12,500 per annum for members of the Audit Committee;

•	An additional cash retainer of $10,000 per annum for members of the Compensation and Leadership Committee;

•	An additional cash retainer of $5,000 per annum for members of the Nominating and Corporate Governance Committee;

•	An additional cash retainer of $50,000 for service as the non-executive Chairman of the Board;

•

An equity award under the Company’s stock incentive plans covering shares of the Company’s common stock equal to the value of $120,000 per annum for each director to be issued in arrears (with the number of shares to be awarded based on the average closing price per share of the Company’s common stock over the thirty calendar days ending on the date of grant) that vest on the first anniversary of the date of grant; and

•

An additional equity award under the Company’s stock incentive plans covering shares of the Company’s common stock equal to the value of $50,000 per annum for the non-executive Chairman of the Board to be issued in arrears (with the number of shares to be awarded based on the average closing price per share of the Company’s common stock over the thirty calendar days ending on the date of grant) that vest on the first anniversary of the date of grant.

For information regarding the compensation of our Chairman of the Board, who is not a non-employee director, see “Employment Agreements and Arrangements with Named Executive Officers and our Chief Executive Officer—Chief Executive Officer Appointed Subsequent to January 31, 2011.”

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
John Bunyan	59	Senior Vice President, Strategy & Innovation
Charles Burdick (1)	60	Chairman and Chief Executive Officer
Lionel Chmilewsky	49	Senior Vice President, Head of Customer Facing Group of Comverse, Inc.
Oded Golan	41	Senior Vice President, Chief Operating Officer of Comverse, Inc.
Eric Koza	37	Senior Vice President, Corporate Development and Financial Strategy
Joel Legon (2)	60	Senior Vice President and Interim Chief Financial Officer
Aharon Levy	51	Senior Vice President, BSS General Manager of Comverse, Inc.
Gabriel Matsliach	45	Senior Vice President, Chief Product Officer
Shefali Shah	40	Senior Vice President, General Counsel and Corporate Secretary

(1)	As disclosed in our Current Report on Form 8-K filed with the SEC on February 28, 2011, Mr. Burdick succeeded Andre Dahan, who resigned from office as our President and Chief Executive Officer and director on February 25, 2011.
(2)	As disclosed in our Current Report on Form 8-K filed with the SEC on October 12, 2010, Mr. Legon succeeded Stephen Swad, who resigned from office as our Chief Financial Officer on October 10, 2010.

The following is a summary of the qualifications and experience of our executive officers other than Charles Burdick whose qualifications and experience are set forth under “Proposal 1—Election of Directors.”

John Bunyan. Mr. Bunyan has served as our Senior Vice President, Strategy & Innovation since March 2011. From October 2007 to February 2011, Mr. Bunyan served as our Chief Marketing Officer. Prior to joining us, Mr. Bunyan was President of Intelliventure LLC, a marketing and strategy firm, of which he remains a member, although the company is currently inactive. From November 2001 to April 2005, Mr. Bunyan served as Senior Vice President of Mobile Multimedia Services at AT&T Wireless and was responsible for the consumer wireless data business. Before then, Mr. Bunyan served as Senior Vice President of Marketing at Dun & Bradstreet, and prior to that, as Executive Vice President of Marketing at Reuters Americas, and as Senior Vice President Electronic Information Services of McGraw-Hill | Standard & Poors. Mr. Bunyan currently serves as a member of the Board Of Directors of Verint Systems and Starhome, B.V. and formerly served as a member of the Board of Directors of Ulticom, Inc. during the last five years. Mr. Bunyan holds a BA with Distinction from Stanford University.

Lionel Chmilewsky. Mr. Chmilewsky has served as Senior Vice President, Head of Customer Facing Group of Comverse, Inc. since March 2011 and as Chief Executive Officer of Netcentrex and General Manager of Comverse France since April 2009. From January 2004 to March 2009, Mr. Chmilewsky served in various executive positions with Proxim Wireless Corporation, a provider of high-speed wireless communications equipment and services, including as its Executive Vice-President, Worldwide Sales from January 2008 to March 2009, Senior Vice President, International Sales from July 2006 to December 2007, Vice President, International Sales from April 2005 to June 2006 and Vice President, EMEA sales from January 2004 to March 2005. Mr. Chmilewsky holds a degree in Business Administration from Rouen Business School.

Oded Golan. Mr. Golan has served as Senior Vice President, Chief Operating Officer of Comverse, Inc. since July 2011. From August 2010 to July 2011, Mr. Golan served as Senior Vice President, Business Transformation of Comverse, Inc. Mr. Golan joined Comverse in 2000 and served in various positions, including as Vice President and General Manager, APAC from January 2009 to July 2010 and President and Representative Director, Japan and Korea. Prior thereto, Mr. Golan has served in other positions at Comverse, including Assistant Vice President, Regional Technical Director, Japan and Korea and Project Manager and Customer Support Director, Japan and Korea. Mr. Golan holds a B.A. degree in International Relations from the Hebrew University and an M.B.A. from Tel Aviv University.

Eric S. Koza. Mr. Koza has served as our Senior Vice President, Corporate Development and Financial Strategy since June 2011. From March 2009 to May 2011, Mr. Koza worked at Zolfo Cooper, a provider of restructuring, financial and corporate advisory solutions, most recently as a Director. From November 2008 to March 2009, Mr. Koza served as a Senior Research Analyst at Pardus Capital Management L.P., a hedge fund. From March 2006 to present, Mr. Koza was a founding partner and member of Verax Capital, LLC and its affiliates, a controlled private investment firm. From October 1999 to February 2006, Mr. Koza worked for W.R. Huff Asset Management, LLC, a multi-billion dollar investment advisor, in various capacities including: a partner in an alternative investment fund which invested in both public and private securities, a partner in a global securities fund and a distressed/high yield research analyst. Mr. Koza currently serves as member of the Board of Directors of GoodRadio.tv, a private broadcasting company focused on acquiring and operating radio and television properties in small and medium-sized markets and as a member of the Board of Directors of Starhome B.V. Mr. Koza formerly served as a member of the Board of Directors and Audit Committee of Impsat Fiber Networks, a provider of private telecommunications network and internet services in Latin America during the last five years. Mr. Koza is a CFA charter holder and holds a B.S. from Boston College and an M.B.A. from Boston University.

Joel E. Legon. Mr. Legon has served as our Senior Vice President and Interim Chief Financial Officer since October 2010. From February 2009 until October 2010, Mr. Legon served as the Chief Accounting Officer of CTI. Prior to joining CTI, Mr. Legon served in several finance roles at Avid Technology, Inc. from March 2006 through December 2008, including as its Vice President and Principal Accounting Officer from July 2008 to December 2008, Chief Financial Officer from December 2007 to July 2008, Chief Financial Officer and Principal Accounting Officer from July 2007 to December 2007, Acting Chief Financial Officer and Vice President, Corporate Controller and Principal Accounting Officer from March 2007 to July 2007 and Vice President, Corporate Controller and Principal Accounting Officer from March 2006 to March 2007. From January 1998 through March 2006, Mr. Legon served in several finance roles, including Senior Vice President and Corporate Controller from January 2004 to March 2006 at Parametric Technology Corporation. Prior to that, Mr. Legon held finance positions at Computervision, Inc., NEC Corporation of America, Chesebrough-Ponds USA Co. and Richardson-Vicks Inc. Mr. Legon served as a member of the Board of Directors of Ulticom, Inc. during the last five years. Mr. Legon is a Certified Public Accountant in the State of Connecticut and holds a B.A. in Business Administration from the University of Oklahoma.

Aharon Levy. Mr. Levy has served as Senior Vice President, BSS General Manager of Comverse, Inc. since March 2011. Prior thereto, Mr. Levy spent more than ten years working in several executive positions at Amdocs Limited, a provider of software and services for communications, media and entertainment industry service providers, most recently serving as Regional Vice President, Customer Business Executive for Germany, Austria and Eastern Europe from September 2009 to March 2011. From September 2007 to September 2009, Mr. Levy served as Vice President, Customer Business Executive for Canada and from October 2005 to April 2007 managed the Infra-Competency Center and Deployment Center of Excellence at Amdocs. Mr. Levy holds a degree in Computer Practical Engineering from Jerusalem Givat Ram College and a B.A in Business Management from Derby University.

Gabriel Matsliach. Dr. Matsliach was appointed our Senior Vice President, Chief Product Officer on October 3, 2011. From March 2011 to October 2011, Dr. Matsliach served as the Senior Vice President, BSS Chief Products Officer of Comverse, Inc. From November 2009 to February 2011, Dr. Matsliach served as the Senior Vice President, Global Products and Operations of Comverse, Inc. and from August 2008 to November 2009, as its General Manager, Billing and Active Customer Management. Dr. Matsliach has served in other positions at Comverse, Inc., including Chief Product Officer, Converged Billing Solution Group of Comverse, Inc. from January 2006 to August 2008, and as Chief Technology Officer, Real-Time Billing Division from January 2003 to December 2005. Dr. Matsliach served as Chief Technology Officer and Co-Founder of Odigo Inc. (or Odigo), a supplier of instant messaging and presence software, until Odigo was acquired by Comverse, Inc. in June 2002. Dr. Matsliach holds a B.A., M.Sc. and Ph.D. in Computer Science from Technion, Israeli Institute of Technology.

Shefali A. Shah. Ms. Shah has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2010 and served as our Acting General Counsel and Corporate Secretary from March 2009 until March 2010. From June 2006 through March 2009, Ms. Shah served as our Associate General Counsel and Assistant Secretary. Prior thereto, Ms. Shah was an associate with Weil, Gotshal & Manges LLP from September 2002 to June 2006 and Hutchins, Wheeler & Dittmar, P.C. from September 1996 to August 2002. Ms. Shah serves as a director of Verint Systems and Starhome B.V. Ms. Shah served as a member of the Board of Directors of Ulticom, Inc. during the last five years. Ms. Shah holds a J.D. from Duke University School of Law and a B.S. in Business Administration from Boston University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of September 15, 2011 (unless otherwise noted), by:

•	each person or entity who is known by CTI to beneficially own more than 5% of CTI’s outstanding shares of common stock;

•	each of CTI’s current directors;

•	each of CTI’s named executive officers for the fiscal year ended January 31, 2011; and

•	all of CTI’s current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	Shareholder	30,641,742	(4)	14.9%

Artis Capital Management, L.P. Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart Street Tower, Suite 2700 San Francisco, California 94105	Shareholder	20,567,248	(5)	10.0%

Soros Fund Management LLC and related parties 888 Seventh Avenue, 33rd Floor New York, New York 10106	Shareholder	13,677,066	(6)	6.7%

Wellington Management Company, LLP 280 Congress Street, Boston, Massachusetts 02210	Shareholder	10,877,456	(7)	5.3%

Raz Alon	Director	74,306	(8)	*

Susan D. Bowick	Director	34,074	(9)	*

Charles J. Burdick	Chairman of the Board and Chief Executive Officer	42,607	(10)	*

Robert Dubner	Director	20,200	(9)	*

Richard N. Nottenburg	Director	40,000	(9)	*

Joseph O’Donnell	Director	35,000	(9)	*

Augustus K. Oliver	Director	1,730,252	(11)	*

A. Alexander Porter, Jr.	Director	3,360,186	(12)	1.6%

Theodore H. Schell	Director	32,543	(9)	*

Mark C. Terrell	Director	40,000	(9)	*

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)
Joel E. Legon	Senior Vice President and Interim Chief Financial Officer	40,934	(13)		*

Shefali A. Shah	Senior Vice President, General Counsel and Corporate Secretary	76,386	(14)		*

Gabriel Matsliach	Senior Vice President, Chief Product Officer	169,233	(15)		*

Andre Dahan	Former President, Chief Executive Officer and Director		(16)		*

Stephen M. Swad	Former Executive Vice President and Chief Financial Officer		(17)		(17)

Dror Bin	Former Executive Vice President and President, Global Sales of Comverse, Inc.		(18)		(18)

All current directors and executive officers as a group (18 persons) (19)		5,869,920	(20)	2.9%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019.
(2)	The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are exercisable within the next 60 days and (b) deliverable in settlement of DSU awards within the next 60 days. Generally, shares in settlement of DSUs that are subject to deferred delivery are deliverable on the later of (i) the vesting date and (ii) the earlier of (A) such time as such shares are subject to an effective registration statement on Form S-8 and no sale restrictions apply and (B) a future date designated for delivery by the terms of the award.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within the next 60 days and shares of common stock deliverable in settlement of DSU awards within the next 60 days are deemed outstanding for computing the ownership percentage of the person holding such stock options or DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on approximately 205,349,048 shares of common stock issued and outstanding as of September 15, 2011.
(4)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC (or the FMR 13G), and reports sole voting power with respect to 244,500 shares of common stock and sole dispositive power with respect to 30,641,742 shares of common stock. The FMR 13G reports beneficial ownership of shares of common stock by Fidelity Management & Research Company, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G.

(5)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2011 by Artis Capital Management, L.P., Artis Capital Management, Inc. and Stuart L. Peterson (or the Artis 13G). The Artis 13G reports shared voting and dispositive power with respect to 20,567,248 shares of common stock.
(6)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2011 (referred to as the Soros 13G) by Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros. Additional information regarding the voting and investment power of the various holders is set forth in the Soros 13G.
(7)	Reflects beneficial ownership based on information provided to us by the shareholder as of December 31, 2010. Based on such information, Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 9,185,900 shares of common stock and 10,877,456 shares of common stock, respectively.
(8)	Includes 17,000 shares of common stock issuable upon exercise of stock options that are currently exercisable and 10,000 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(9)	Includes 10,000 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(10)	Includes 16,107 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(11)	Consists of 1,693,307 shares of common stock held by the entities referenced below and 36,945 shares of common stock held directly by Mr. Oliver. Mr. Oliver is the (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (or Davenport), JE Partners, a Bermuda partnership (or JE), and Oliver Press Master Fund LP, a Cayman limited partnership, (or Master Fund and, together with Davenport and JE, the OP Partnerships), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment adviser to each of the OP Partnerships. The OP Partnerships own certain of CTI’s securities, all of which are subject to the shared voting and investment authority of Mr. Oliver, among others. Shares held directly by Mr. Oliver include 10,000 shares of common stock deliverable in settlement of a vested DSU award that are subject to deferred delivery.
(12)	Consists of 3,329,643 shares of common stock held by the entities referenced below and 30,543 shares of common stock held directly by Mr. Porter. The 3,329,643 shares of common stock are held directly by Amici Associates, L.P., Amici Qualified Associates, L.P., Amici Fund International, Ltd., The Collectors’ Fund, L.P., Lightpath Capital, L.P. and a managed account (referred to collectively as the Private Investment Accounts) advised by Porter Orlin LLC. Porter Orlin LLC, a Delaware limited liability company, is the investment adviser of the Private Investment Accounts. Mr. Porter is a managing member of Porter Orlin LLC. Shares held directly by Mr. Porter include 10,000 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(13)	Consists of 40,934 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(14)	Includes 53,334 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(15)	Includes 91,000 shares of common stock issuable upon exercise of stock options that are currently exercisable and 70,000 shares deliverable in settlement of vested DSU awards that are subject to deferred delivery.
(16)	Mr. Dahan resigned from his positions as President and Chief Executive Officer effective March 4, 2011 and served as a consultant until June 4, 2011. Therefore, CTI is unable to provide a current address or confirm Mr. Dahan’s beneficial ownership.
(17)	Mr. Swad resigned from his position as Executive Vice President and Chief Financial Officer effective October 10, 2010 and served as Special Advisor to CTI’s Chief Executive Officer until November 9, 2010. Therefore, CTI is unable to provide current address or confirm Mr. Swad’s beneficial ownership.

(18)	Mr. Bin resigned from his position as Executive Vice President and President, Global Sales of Comverse, Inc. effective April 18, 2011. Therefore, CTI is unable to provide a current address or confirm Mr. Bin’s beneficial ownership.
(19)	Includes (i) the following directors: Ms. Bowick, and Messrs. Alon, Burdick, Dubner, Nottenburg, O’Donnell, Oliver, Porter, Schell and Terrell and (ii) the following executive officers: Ms. Shah, Messrs. Bunyan, Chmilewsky, Golan, Koza, Legon and Levy and Dr. Matsliach.
(20)	Includes (i) 130,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days and (ii) 361,309 shares of common stock deliverable in settlement of vested DSU awards that are subject to deferred delivery and DSU awards scheduled to vest within 60 days.

Beneficial Ownership in Subsidiaries

Mr. Burdick, who serves as the Chairman of the Board of Directors of Verint Systems, was granted stock awards by Verint Systems covering 1,814 shares of its common stock in respect of the period in which he served as an independent director of Verint Systems prior to his appointment as CTI’s Chief Executive Officer. An award covering 1,522 shares fully vested on May 16, 2011 and an additional award covering 292 shares is scheduled to vest on June 15, 2012. None of CTI’s other current directors or executive officers hold any equity securities of our subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program for our executive officers listed below, who are referred to throughout this discussion as the “Named Executive Officers.” The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participate, the factors considered and the approach taken by our Board and the Compensation and Leadership Committee of our Board (referred to as the Compensation Committee) in designing the executive compensation program and how this program supports our overall business objectives and financial and strategic goals.

Our Board and the Compensation Committee determine the compensation of executive officers of CTI and Comverse, Inc., a wholly-owned subsidiary of CTI (or Comverse). The compensation of the executive officers, directors or employees of CTI’s majority-owned subsidiaries, Verint and Starhome, are determined by the board of directors or an authorized committee of the board of directors of each such subsidiary.

Named Executive Officers

For fiscal 2010, the Named Executive Officers were:

•	Andre Dahan, our then-President, Chief Executive Officer and member of our Board;

•	Joel E. Legon, our Senior Vice President and Interim Chief Financial Officer;

•	Shefali A. Shah, our Senior Vice President, General Counsel and Corporate Secretary;

•	Dror Bin, the then-Executive Vice President, President, Global Sales of Comverse;

•	Gabriel Matsliach, our then-Senior Vice President, President, Global Products and Operations of Comverse; and

•	Stephen M. Swad, our former Executive Vice President and Chief Financial Officer.

Executive Summary

The weakness in the global economy in recent years has materially and adversely affected the telecommunications industry. During the fiscal year ended January 31, 2011, the global economy experienced a gradual recovery, and Comverse experienced a modest increase in revenue and business levels, particularly in the second half of the fiscal year. However, there is still significant uncertainty as to the sustainability of the improvement in market conditions. If the recovery in the global economy is curtailed and market conditions worsen, our existing and potential customers could reduce their spending, which, in turn, could reduce the demand for Comverse’s products and services.

Along with the challenging macroeconomic conditions, the telecommunications industry in which Comverse operates has undergone significant changes which have had an adverse impact on Comverse, including (i) the emergence of new, low-cost competitors from emerging markets, (ii) the proliferation of alternative messaging applications, such as SMS text messaging, in part as an attractive substitute for voicemail use, (iii) the maturation of the wireless services industry, particularly as it relates to voice-based services such as voicemail, (iv) the relative commoditization of some voice and SMS text message services, (v) increased dependence for growth on emerging markets with a lower average revenue per user and (vi) changes in the regulatory environment. For a more detailed discussion of these developments, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Segment Business Highlights and Trends—Comverse Segment” of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

In addition to these market and industry challenges and their impact on our business, during fiscal 2010 we continued to be negatively impacted by our previous circumstances, including our continuing efforts to become current in our periodic reporting obligations under the federal securities laws, ongoing litigation matters, including an administrative proceeding initiated by the SEC pursuant to Section 12(j) of the Exchange Act to deregister our securities and the general uncertainty about our company in the marketplace. In connection with our efforts to become current in our periodic reporting obligations and defend such litigation matters, we continued to incur significant professional fees. In addition, CTI’s inability to become current in its periodic reporting obligations under the federal securities laws during the fiscal year ended January 31, 2011 limited the information that Comverse was able to provide to the public and other interested parties, including customers, and limited our ability to use equity incentives to attract, retain and motivate our employees.

During the fiscal year ended January 31, 2011, our management forecasted that, in the absence of the successful completion of certain operational and capital raising initiatives, CTI and Comverse would experience a shortfall in the cash required to support the working capital needs of the business of CTI and Comverse during the fiscal year ending January 31, 2012. We commenced a series of aggressive initiatives to improve the financial performance of the business and enhance our cash position. Notably, we successfully sold certain of our assets, implemented the first phase of a restructuring plan at Comverse to significantly reduce its annualized operating costs and developed the plan for the Phase II Business Transformation initiative which Comverse commenced implementing during the first fiscal quarter of the fiscal year ending January 31, 2012. As part of the Phase II Business Transformation, Comverse is in the process of creating new business units, BSS, VAS, Mobile Internet and Global Services that are designed to improve operational efficiency and business performance. One of the primary purposes of the Phase II Business Transformation is to solidify Comverse’s leadership in BSS and leverage the growth in mobile data usage, while maintaining its leadership in VAS and implementing further cost savings through operational efficiencies and strategic focus. For a more comprehensive discussion relating to the Phase II Business Transformation, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Business Highlights and Trends—Comverse Segment—Phase II Business Transformation” of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

Moreover, there were a number of changes to our senior management during, and subsequent to, fiscal 2010:

•	effective March 11, 2010, Ms. Shah, Acting General Counsel and Corporate Secretary, was named Senior Vice President, General Counsel and Corporate Secretary;

•

effective October 10, 2010, Mr. Swad resigned as our Executive Vice President and Chief Financial Officer and, on such date, Joel Legon was named Senior Vice President and Interim Chief Financial Officer;

•	effective February 22, 2011, Mr. Lionel Chmilewsky was named Senior Vice President, Customer Facing Group of Comverse, replacing Mr. Bin who resigned;

•	effective March 4, 2011, Mr. Charles Burdick, who was then the non-executive Chairman of our Board, was named Chairman and Chief Executive Officer, replacing Mr. Dahan who resigned; and

•	effective October 3, 2011, Dr. Gabriel Matsliach, the Senior Vice President, President, Global Products and Operations of Comverse, was named Senior Vice President, Chief Product Officer.

To enable us to attract and retain talented and seasoned executives required to manage our business and the complex financial reporting activities during this challenging period, the Compensation Committee continued to follow a compensation philosophy in which target total direct compensation for the Named Executive Officers is positioned above the median market rate, and, in most cases, falls into the upper quartile of the competitive market. It is the intention of the Compensation Committee that target total direct compensation will moderate back towards the median market rate as our situation normalizes and the challenges associated with the current circumstances are successfully addressed. The Compensation Committee believes that the mix of compensation that ensures that realized pay will vary above or below target based on performance against annual operating goals and longer-term changes in shareholder value.

During fiscal 2010, our executive compensation program included three primary elements:

•

Base salaries, representing the fixed component of total direct compensation, were maintained at prior years’ levels for continuing executives and set for newly-hired or promoted executives in the upper quartile of the competitive market as a result of the attraction and retention challenges described above. Messrs. Dahan, Bin and Swad, Dr. Matsliach and Ms. Shah, as members of our company’s Senior Leadership Team, voluntarily reduced their base salaries for a six-month period commencing in January 2010 in recognition of the challenging environment and to facilitate cost-cutting initiatives.

•

Key objectives furthering our short-term operating plan and long-term strategic goals were achieved as a result of the combination of the gradual recovery of the global economy and the initiatives implemented during the second half of the fiscal year to increase our cash position and, as a result, the Compensation Committee, after taking into account the overall performance of Comverse, applied its discretion and normalized the achievement of certain financial metrics to eliminate the beneficial, one-time impact of measures taken to address the liquidity challenges disclosed during fiscal 2010 and the potential impact of the recognition of revenue of high margin backlog in awarding payments to the Named Executive Officers under our annual performance-based cash incentive awards plan.

•

Time-vested equity incentive awards in the form of deferred stock unit awards (referred to as DSUs) were awarded to align the interests of our executives with shareholders, to recognize our executives’ performance and, in part, to facilitate retention of the executives at a challenging time as a result of global economic, industry and company-specific conditions.

In addition to these direct elements of compensation, our executive compensation program in fiscal 2010 included health, welfare and other employee benefits, limited perquisites and severance benefits. A competitive package of health and welfare benefits is provided to the Named Executive Officers to the extent that they are both affordable and support overall business and human resource strategies. While several executives previously hired were provided with limited perquisites and other personal benefits consistent with prior practice, such perquisites and personal benefits are being systematically phased out and replaced with appropriate incremental adjustments to base salary and incentive compensation.

Executive Compensation Objectives and Principles

Compensation Objectives

Our company operates in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, our primary compensation objective is to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance. In addition, due to our ongoing efforts to become current in our periodic reporting obligations under the federal securities laws, we required professionals with significant financial reporting experience who would be able to address and complete the complex financial reporting and accounting matters involved in the filing of our annual reports on Form 10-K and to remediate our material weaknesses in internal control over financial reporting.

We have designed our executive compensation program to:

•	attract, retain and motivate highly-skilled executives;

•

support and reward the attainment of our short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial and strategic goals are achieved and (b) positive changes in shareholder value;

•	provide differentiated pay based on our executives’ contributions to company performance, role within our company and skill set;

•	create commonality of interest between management and shareholders through the use of equity-based compensation and by encouraging our executives to accumulate substantial ownership in our company;

•

foster a balanced focus among our executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with our financial and strategic goals; and

•	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

Elements of Direct Compensation

Base Salaries

As base salaries represent the fixed component of each senior executive’s total compensation, the Compensation Committee attempts to set base salaries at a level that balances the competing objectives of attracting and retaining high-quality executives with minimizing our overall fixed cost structure. The underlying philosophy adopted by the Compensation Committee is to set base salaries, on average, at the median market rate. As a result of the attraction and retention challenges described in the introduction to this Compensation Discussion and Analysis, however, the Compensation Committee maintained prior year base salaries for continuing executives and set base salaries for newly-hired or promoted executives in the upper quartile of the competitive market.

The Compensation Committee reviews and approves changes, if any, to base salaries for the Named Executive Officers annually. As part of this process, the Compensation Committee considers both the competitive positioning of each individual’s base salary and the annual budget for base salary adjustments, if any, that has been established for the fiscal year. Specifically, in positioning the base salaries of our senior executives, individual salaries will vary from individual to individual based on:

•	the individual skills and experience of the executive; and

•	the difficulty of replacing the executive and relative importance of the position to our company.

Overall, base salary adjustments for the Named Executive Officers are targeted to fall within our annual company-wide base salary increase budget, which takes into consideration:

•	competitive practice among peer companies (which are discussed in greater detail below), as well as general industry practice;

•	corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and

•	the impact that an increase in our fixed compensation costs will have on our ability to meet our annual operating plan.

Annual Cash Incentive Awards

We believe that a significant portion of cash compensation for the Named Executive Officers should be linked to achievement of key objectives that further our short-term operating plan and long-term strategic goals. Consequently, we provide the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established corporate and individual objectives, for which the Compensation Committee (and, in the case of our President and Chief Executive Officer, our Board) establishes target and maximum award opportunities.

In designing our annual cash incentive awards, the Compensation Committee is guided by the following overarching principles:

•	the performance measures must be tied to key indicators of our success and consistent with our business strategy and objectives and the key drivers of shareholder value;

•	the performance targets must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

•	the performance targets should include a review of year-over-year performance and align with the annual operating plan approved by our Board so that aggregate costs are supported by results;

•	the performance measures must be simple to understand and within the control of the executive receiving the award;

•

the portion of an executive’s target annual cash compensation attributable to his or her target annual cash incentive award opportunity should increase with successively higher levels of responsibility; and

•	payouts should reflect our performance and/or the business unit to which the executive is affiliated, as well as the executive’s achievement of pre-established individual objectives.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with shareholders and to protect against windfalls, we believe that the long-term incentives for our senior executives should be delivered primarily in the form of equity. As a result, appreciation in the underlying shares of our common stock will enhance the value of these awards while depreciation will reduce their value. Generally, we position these equity incentive awards so that, when combined with base salary and target annual cash incentive award opportunity, the target total direct compensation for our senior executives ranges up to the 75th percentile of the competitive market. During fiscal 2010, this positioning supported our attraction and retention challenges in the difficult operating environment described above.

In designing our long-term incentives, the Compensation Committee is guided by the following principles:

•	long-term incentives should function to (a) align executive and shareholder interests, and (b) enhance the focus on improvements in operating performance and the creation of shareholder value;

•

the portion of an executive’s total compensation opportunity attributable to long-term incentives should increase with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in shareholder value are held most accountable for results;

•	awards should support long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

•	the aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential shareholder dilution; and

•

the aggregate cost of long-term incentives should be reasonable in comparison to peer companies, and the cost implications of such plans should be supported by our annual and longer-term operating plans.

In recent years, the primary equity vehicle for delivering long-term incentives to our senior executives has been time-vested DSUs. Each DSU represents a right to receive one share of our common stock on a designated future date, contingent on vesting and potentially other conditions. The primary reasons for using DSUs have been:

•

attraction and retention of talent, which, while always an important objective, has been critically important and especially challenging while our company has been working to become current in its periodic reporting obligations under the federal securities laws;

•

the prohibition on exercise of vested stock options by all employees, including the Named Executive Officers, until such time as CTI has filed all periodic reports required in a 12-month period and has an effective registration statement on Form S-8 on file with the SEC;

•

the ability to defer the delivery of the shares in settlement of DSU awards (and a significant portion of the associated tax liability) until such time as the award recipients are able to sell the underlying shares of our common stock to cover tax liabilities;

•	the difficulty in setting multi-year performance goals in the uncertain business environment in which we currently operate; and

•	the perception of our employees that, in the context of our current operating condition, stock options have limited value.

Executive Compensation-Setting Process

Roles and Responsibilities

The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

For fiscal 2010, the corporate financial performance measures consisted of measures related to the financial performance of Comverse for all of the Named Executive Officers and an additional measure with respect to the financial performance of CTI for Messrs. Dahan and Swad and Ms. Shah.

In making these compensation-related decisions, the Compensation Committee reviews the total compensation for our senior executives to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation Committee is provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the Compensation Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The Compensation Committee worked with Mr. Dahan and other senior executives to ensure that its decisions and recommendations to our Board are consistent with our compensation philosophy and policies. During fiscal 2010, Mr. Dahan conducted an annual performance evaluation of each senior executive (other than himself) and, based on that evaluation, made recommendations as to any and all adjustments that should be made in each executive’s base salary, annual cash incentive award opportunity and the value of any annual equity award.

The Compensation Committee supplemented Mr. Dahan’s recommendations with its own evaluation and that of other members of our Board of the senior executives’ performance in finalizing its compensation actions and decisions. The Compensation Committee made the decisions about Mr. Dahan’s compensation and was responsible for evaluating his performance in consultation with our Board. Mr. Dahan was not present during any discussion or determination of his compensation by the Compensation Committee or our Board.

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since August 2007, the Compensation Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During fiscal 2010, Cook provided the following services to the Compensation Committee:

•	provided market data on Named Executive Officer compensation levels, including the median and the 25th and 75th percentile rates;

•	assisted in developing and refining our executive compensation philosophy;

•	assisted in evaluating Mr. Dahan’s executive recruitment strategy with respect to recently-hired senior executives;

•	analyzed director compensation pay levels and trends;

•

assisted in the design of an annual incentive plan and an equity compensation incentive plan that will be submitted for shareholder approval after CTI becomes current in its periodic reporting obligations under applicable securities laws;

•	assisted in the assessment of risk in relation to our compensation plans to determine whether any policies or practices were reasonably likely to have a material adverse effect on our company; and

•

assisted in the review and design of our annual cash and long-term incentive compensation plans, as well as the development and implementation of other programs such as the executive stock ownership policy.

Representatives of Cook attend meetings of the Compensation Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation Committee and works with management only under the direction of the Chair of the Compensation Committee on projects in which the Compensation Committee retains responsibility under its Charter. The Compensation Committee may replace Cook or hire additional advisors at any time. Other than its engagement by the Compensation Committee of the board of directors of Ulticom, Inc., our former majority-owned subsidiary, Cook has not provided any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as our direct business competitors, the Compensation Committee monitors the executive compensation practices of these companies, as well as those within our industry generally, to ensure that our executive compensation program reflects current market trends and to use as a resource in its deliberations.

In February 2010, at the request of the Compensation Committee, Cook presented an updated group of peer companies to be used for comparative purposes in its executive compensation deliberations and a comparative analysis of our executive compensation program based on compensation information drawn from the pay practices of a group of publicly-traded companies (referred to as the Peer Group), within the telecommunications industry with revenues and market capitalizations comparable to ours. This information was used to match the Named Executive Officer positions with the competitive marketplace on the basis of job functions and responsibilities. Market compensation data was derived from these market matches, and statistical reference points (such as median and 25th and 75th percentile rates) were calculated for total compensation and for each of the principal elements of the executive compensation program.

At that time, the Peer Group consisted of the following companies:

BMC Software	Neustar
Brocade Communications	Polycom
Ciena Corporation	Sybase, Inc.
Citrix Systems	Syniverse Holdings
Convergys Corporation	Tekelec
JDS Uniphase Corporation	Verisign
Juniper Networks, Inc.

Although the Compensation Committee receives various recommendations and the data described above, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

Executive Compensation Elements

Base Salary

On January 8, 2010, consistent with our corporate cost cutting initiatives, each member of our company’s Senior Leadership Team, including Messrs. Dahan, Swad and Bin, Dr. Matsliach and Ms. Shah, voluntarily agreed to reduce his or her annual base salary for the period of January 11, 2010 until July 11, 2010. During this period, Mr. Dahan’s annual base salary was reduced by 20% from $1 million to $800,000, and the annual base salary of the other Senior Leadership Team members was reduced by 10%.

In March 2010, the Compensation Committee decided not to approve a general increase in the annual base salaries of the Named Executive Officers for fiscal 2010, other than an adjustment in the base salary of Ms. Shah to $414,000 effective retroactively to February 1, 2010, in recognition of her promotion to, and expanded responsibilities in her position as, the Senior Vice President, General Counsel and Corporate Secretary. The decision to maintain annual base salaries at current levels was based, in part, on the Compensation Committee’s recognition that, having previously established “above market” base salaries to recruit a new management team, it was seeking to align total direct compensation with its decision to pay at the 75th percentile of the competitive market as reflected by the Peer Group for above-average performance. The decision was also consistent with our decision not to make base salary adjustments for other executives for fiscal 2010 as part of our cost strategy.

On October 10, 2010, upon Mr. Swad’s resignation as Chief Financial Officer, Mr. Legon was appointed as Senior Vice President and Interim Chief Financial Officer. In recognition of his promotion and assumption of new and expanded responsibilities, the Compensation Committee increased Mr. Legon’s annual base salary to $400,000, effective upon his promotion.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for fiscal 2010 for each Named Executive Officer was determined by the Compensation Committee based on each executive’s anticipated contributions during fiscal 2010, the market rate of compensation for executives in comparable positions, job functions, internal pay equity and business unit performance.

In April 2010, the Compensation Committee established the fiscal 2010 target annual cash incentive award opportunities for the Named Executive Officers as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Andre Dahan	$1,000,000
Joel Legon	$200,000	(1)
Shefali Shah	$300,000
Dror Bin	$400,000
Gabriel Matsliach	$320,000
Stephen M. Swad	$625,000

(1)	Mr. Legon was promoted on October 10, 2010 to serve as our Senior Vice President and Interim Chief Financial Officer. His target annual cash incentive award opportunity for fiscal 2010 was established at $200,000, on a pro rata basis for the remainder of the fiscal year.

Incentive Award Design

Eighty percent (80%) of each Named Executive Officer’s target annual cash incentive award opportunity was based on our company’s performance measured against the corporate objectives described below, and 20% of the target annual cash incentive award opportunity was based on a qualitative assessment of the individual’s performance in managing his business unit or function as measured against his or her performance objectives for the fiscal year, based on the specific responsibilities of the individual. The Compensation Committee determined these allocations to be appropriate because they linked a substantial portion of each executive’s award opportunity to corporate performance, thereby motivating him or her to focus his efforts on successfully executing our annual operating plan, while also providing a significant financial incentive to effectively manage his or her respective business unit or function and achieve his or her personal objectives for the year.

Corporate Performance Objectives

Fiscal 2010 annual cash incentive awards were based on the level of achievement of the following pre-established corporate financial objectives which the Compensation Committee deemed to be critical to enhancing shareholder value:

•	the annual revenue of Comverse;

•	the annual bookings of Comverse;

•	the segment performance of Comverse;

•	the pro forma cash flow of Comverse;

•	the pro forma cash flow of CTI for Messrs. Dahan and Swad and Ms. Shah.

The annual revenue objective was to be measured based on Comverse’s fiscal 2010 annual revenue and was adjusted solely to reflect its fiscal 2010 operating plan, excluding certain other affiliated entities.

The annual bookings objective was to be measured based on Comverse’s fiscal 2010 annual bookings, calculated as the aggregate projected revenue from purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the segment performance objective of Comverse was to be made based on segment performance as presented for financial reporting purposes. For the definition of “segment performance,” see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Financial Highlights—Segment Performance” and note 23 to the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

The calculation of the achievement of the pro forma cash flow objective of each of Comverse and CTI was to be made by adjusting its net cash provided by its operating activities for fiscal 2010 by the following items:

•	special retention bonuses paid to key personnel engaged in our efforts to become current in our periodic reporting obligations under the federal securities laws;

•	non-recurring restructuring costs related to reduction in force; and

•	other miscellaneous items.

Due to our ongoing efforts to become current in our periodic reporting obligations under the federal securities laws, the revenue, segment performance and pro forma cash flow targets were based on the unaudited financial results of Comverse and the pro forma cash flow of CTI was based on the unaudited financial results of CTI, in each case, used for internal purposes only and were calculated consistent with past practices without giving effect to the impact of all adjustments included in the results reflected in the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

Awards were to range from 0% to a maximum of 200% of target level to ensure that the actual payment, if any, reflected both typical market practice as well as the degree to which each objective was achieved. A 50% payout was assigned for each objective if a specified threshold performance level was achieved, and a 200% payout was tied to achievement of a specified maximum performance level.

Under the terms of the plan, the achievement of the fiscal 2010 operating plan for Comverse would result in 100% payout for each objective, reflecting the Compensation Committee’s intention that the plan pay awards for “on target” performance if Comverse achieved on its operating plans for the fiscal year.

Payouts were to be calculated on a straight line basis for performance between the applicable performance levels for each objective. Actual awards were to be determined after the end of the fiscal year based on the actual performance against each of these objectives.

Further, annual cash incentive awards were to be made only if Comverse achieved at least the threshold pro forma cash flow level for fiscal 2010. The Compensation Committee believed that this would encourage our executives to improve Comverse’s cash flow from business operations. If this threshold performance level was not achieved, no annual cash incentive award would be payable under either the corporate or individual performance objectives.

No payouts were to be made against the corporate financial objectives unless Comverse achieved at least the threshold annual bookings level for fiscal 2010 set at approximately the annual bookings level for fiscal 2009. The Compensation Committee believed that this would encourage our executives to ensure growth in our business. If this threshold performance level was not achieved, although no amounts in respect of the corporate financial objectives would be payable, our executives would be entitled to payouts in respect of their achievement of individual performance objectives.

The percentage of achievement (relative to the target performance level) for each of the corporate financial objectives, as well as their relative weightings, were as follows (dollars in thousands):

Objective (1)	Weighting	50% Threshold performance	60%	100%	150%	200%
Revenue of Comverse	10%	$850,000	$875,000	$925,000	$940,000	$960,000
Bookings of Comverse	30%	$534,000	$550,000	$600,000	$660,000	$700,000
Segment Performance of Comverse	30%	$(35,000)	$(23,000)	$—	$10,000	$20,000
Pro forma cash flow for Comverse	30%
	(15% for Messrs. Dahan and Swad and Ms. Shah)	$(60,000)	$(55,000)	$(45,000)	$(25,000)	$—
Pro forma cash flow of CTI	15% only for Messrs. Dahan and Swad and Ms. Shah	$(45,000)	$(45,000)	$(45,000)	$(40,000)	$(30,000)

(1)	Due to our ongoing efforts to become current in our periodic reporting obligations under the federal securities laws, the revenue, segment performance and pro forma cash flow targets were based on the unaudited financial results used for internal purposes only and were calculated consistent with past practices without giving effect to the impact of all adjustments reflected in the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

In considering the challenge presented by these target levels, the Compensation Committee determined that because the actual financial performance of Comverse in any given fiscal year is dependent on a variety of conditions and factors, including (a) its size and operating history relative to its competitors, (b) the competitive environment for customers and industry volatility in light of the ongoing weakness in the global economy, (c) the extended sales cycle for new business and the overall financial climate and (d) the proposed revenue, bookings and collections target levels for the year, achieving profitability would present a significant challenge for our executives. The Compensation Committee also noted that these target levels were at least as aggressive as the target levels set during the prior three fiscal years, making it difficult but not unreasonable for our executives to achieve our financial objectives.

Individual Performance Objectives

In April 2010, the Compensation Committee approved the recommendations for individual performance objectives submitted by Mr. Dahan for Ms. Shah and for Messrs. Bin, Matsliach and Swad. The Compensation Committee formulated its own recommendations with respect to the individual performance objectives for the annual cash incentive award opportunity for Mr. Dahan, which were approved by our Board in April 2010. In October 2010, the Compensation Committee approved the recommendations for individual performance objectives submitted by Mr. Dahan for Mr. Legon in connection with Mr. Legon’s appointment as Senior Vice President and Interim Chief Financial Officer effective October 10, 2010.

In the case of Mr. Dahan, his individual performance objectives included establishing a three-year plan emphasizing growth and stability in the business of Comverse and its subsidiaries, designing and implementing a re-engineering plan focused on simplifying the business of Comverse and its subsidiaries with an emphasis on product quality and service excellence, developing a leadership team and succession plan for Comverse and its subsidiaries, and continuing to oversee the activities of CTI, including the evaluation of strategic options, management of subsidiaries and the completion of our efforts to become current in our periodic reporting obligations under the federal securities laws and developing a framework for ensuring the regular completion of all financial processes on a timely basis.

In the case of Mr. Swad, his individual performance objectives included managing the completion of our efforts to become current in our periodic reporting obligations under the federal securities laws and developing a framework for ensuring the regular completion of all financial processes on a timely basis, including the remediation of material weaknesses, improving internal financial reporting, including revenue and backlog analytics, monthly forecasts and quarterly updates regarding key initiatives, improving cash flow management at CTI and developing the finance organization and related succession plan.

In the case of Mr. Legon, his individual performance objectives included managing the completion of our efforts to become current in our periodic reporting obligations under the federal securities laws and developing a framework for ensuring the regular completion of all financial processes on a timely basis, including the remediation of material weaknesses, developing the finance organization and related succession plan and utilizing technology to improve efficiencies and reduce manual processes within the finance organization.

In the case of Ms. Shah, her individual performance objectives included successful management of the legal organization, including the provision of cross functional support to the sales, equity administration, compliance, tax and human resources departments, supporting our efforts to become current in our periodic reporting obligations under the federal securities laws, including the resolution of the proceedings initiated by SEC against CTI under Section 12(j) of the Exchange Act, re-listing of CTI’s common stock on NASDAQ and finalization of the settlements of the shareholder class action and shareholder derivative actions, providing legal support to our Board and its committees and serving on the boards of directors of Verint Systems, Starhome B.V., Ulticom, Inc. and Comverse, Inc. and its subsidiaries.

In the case of Mr. Bin, his individual performance objectives included the successful implementation of new sales compensation philosophy, implementing a new pricing methodology and price list, designing and implementing a new operating model with respect to identified global and tier 1 operator accounts, developing the sales organization and related succession planning and successful contribution as a member of the Senior Leadership Team.

In the case of Dr. Matsliach, his individual performance objectives included supporting the re-engineering efforts by improving product quality and reducing cost of revenue, reducing the time to market for BSS offerings, productizing VAS and BSS solution offerings to reduce product delivery and support costs, successful realization of a BSS and VAS bundled offering and successful implementation of the VAS HUB with a strategic customer.

Decisions and Analysis

On March 3, 2011, our Board, upon recommendation of the Compensation Committee, in consultation with and based upon the recommendations of Mr. Dahan and Cook, determined the amount of the annual cash incentive awards for fiscal 2010 for the senior executives, including the Named Executive Officers.

With respect to the corporate financial objectives, the Compensation Committee determined that the thresholds for annual bookings of Comverse and pro forma operating cash flow at Comverse had been exceeded, the annual revenue and annual bookings of Comverse were below target and the achievement of segment performance of Comverse, pro forma cash flow at each of Comverse and CTI had been at the maximum level. In consultation with Mr. Dahan and Cook, and in light of the overall performance of Comverse during fiscal 2010, the Compensation Committee exercised its discretion and normalized the achievement of segment performance at Comverse and pro forma cash flow at Comverse to eliminate the beneficial, one-time impact of measures taken to address the liquidity challenges disclosed during fiscal 2010 and the potential impact of the recognition of revenue of high margin backlog. As a result, the segment performance objective, with a 30% weighting, was paid out at 30% and the pro forma cash flow objective, with a 30% weighting for the Named Executive Officers other than Mr. Dahan and Ms. Shah and a 15% weighting for Mr. Dahan and Ms. Shah, was paid out at 37.5%

and 18.75%, respectively. As a result, the corporate financial objectives paid out at 71% of target for Messrs. Legon and Bin and Dr. Matsliach and 80% for Mr. Dahan and Ms. Shah, as reflected in the following table:

(dollars in thousands)

Objective (1)	Weighting		Threshold Performance (50% payout)	Performance (60% payout)	Target Performance (100% Payout)	Maximum Performance (200% payout)	Normalized fiscal 2010 performance	Percentage payout
Annual Revenue at Comverse	10%		$850,000	$875,000	$925,000	$960,000	$858,000	5.32%
Annual Bookings at Comverse	30%		$534,000	$550,000	$600,000	$700,000	$536,500	15.47%
Segment Performance at Comverse	30%		$(35,000)	$(23,000)	—	$20,000	—	30%
Pro Forma Cash Flow at Comverse	30	%(2)	$(60,000)	$(55,000)	$(50,000)	—	$(35,000)	37.5%
Pro Forma Cash Flow at CTI	15	%(3)	$(45,000)	$(45,000)	$(45,000)	$(30,000)	$(27,000)	30%

(1)	Due to our ongoing efforts to become current in our periodic reporting obligations under the federal securities laws, the revenue, segment performance and pro forma cash flow results were based on the unaudited financial results used for internal purposes only and were calculated consistent with past practices without giving effect to the impact of all adjustments reflected in the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2011.
(2)	For Messrs. Dahan and Legon and Ms. Shah, pro forma cash flow was weighted at 15%.
(3)	Only applicable to Messrs. Dahan and Legon and Ms. Shah.

With respect to individual performance, after considering the recommendations of Mr. Dahan, the Compensation Committee assessed each executive’s individual performance for purposes of determining the actual amount of this portion of his or her award.

Based on its assessment, including a quantitative and qualitative review of all the facts and circumstances related to performance, the Compensation Committee determined the amount of each annual incentive compensation award as follows:

Named Executive Officer	Target Award Opportunity	Corporate Financial Objectives Achievement (80% of award)	Total Achievement with Individual Objectives	Final Payout Percentage	Final Award
Andre Dahan	$1,000,000	80%	N/A	80%	$800,000	(1)
Joel Legon	$200,000	79.63%	14%	93.63%	$110,526	(2)
Shefali Shah	$300,000	79.63%	16%	95.63%	$286,890
Dror Bin	$400,000	70.63%	12%	82.63%	$330,520
Gabriel Matsliach	$320,000	70.63%	10%	80.63%	$258,016

(1)	The actual amount payable to Mr. Dahan was set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011.
(2)	The amount payable to Mr. Legon represents the sum of (i) the bonus that he earned for his service prior to his appointment as our Senior Vice President and Interim Chief Financial Officer and (ii) his annual cash incentive award under the fiscal 2010 annual cash incentive award plan which was equivalent to 93.63% of his pro-rated target annual cash incentive award opportunity.

Accordingly, the Compensation Committee recommended, and our Board approved, awards of $110,526 to Mr. Legon, $286,890 to Ms. Shah, $330,520 to Mr. Bin and $258,016 to Dr. Matsliach. The annual cash award to Mr. Legon represents both the bonus that he earned for his service prior to his appointment as our Senior Vice President and Interim Chief Financial Officer and his annual cash incentive award under the fiscal 2010 annual cash incentive award plan which was equivalent to 93.63% of his pro-rated target annual cash incentive award opportunity.

The annual cash incentive award payment to Mr. Dahan for fiscal 2010 was agreed upon as part of, and included in, the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011. The Compensation Committee and our Board, following their review of the corporate performance objectives, agreed upon a payment of $800,000 to Mr. Dahan or 80% of his target annual cash incentive award opportunity and Mr. Dahan agreed to waive any right to any payments based on his individual performance.

Annual Cash Incentive Awards for the Fiscal Year Ending January 31, 2012

Subsequent to the end of the fiscal year ended January 31, 2011, in June 2011, the Compensation Committee recommended and our Board approved the Executive Bonus Plan for the fiscal year ending January 31, 2012 (or the 2011 Executive Bonus Plan) and established the fiscal 2011 target annual cash incentive award opportunities for Messrs. Burdick, Legon and Matsliach and Ms. Shah. Mr. Legon and Dr. Matsliach were Named Executive Officers for fiscal 2010 and Mr. Burdick was appointed the Chief Executive Officer of CTI effective March 4, 2011.

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Charles Burdick	$700,000
Joel Legon	$200,000
Shefali Shah	$300,000
Gabriel Matsliach	$320,000

Sixty percent (60%) of the target annual cash incentive award opportunity to be paid under the 2011 Executive Bonus Plan will be based on our company’s performance measured against the corporate objectives (except, in the case of Dr. Matsliach for whom thirty percent (30%) will be based on such corporate objectives and thirty percent (30%) will be based on objectives related solely to BSS), and forty percent (40%) of the target annual cash incentive award opportunity will be based on a qualitative assessment of the individual’s performance in managing his or her business unit or function as measured against his or her performance objectives for the fiscal year, based on the specific responsibilities of the individual. The Compensation Committee determined these allocations to be appropriate because they link a substantial portion of each executive’s award opportunity to corporate performance, thereby motivating him or her to focus his or her efforts on successfully executing our annual operating plan, while also providing a significant financial incentive to effectively manage his or her respective business unit or function and achieve his or her personal objectives for the year.

The corporate objectives measure achievement against the financial performance of Comverse based on annual revenue, annual maintenance revenue, annual product bookings, pro forma operating income margin and pro forma cash flow and, for Messrs. Burdick and Legon and Ms. Shah, the pro forma cash flow of Comverse and CTI. In the case of Dr. Matsliach, a portion of his annual cash incentive award will be based on the Comverse financial objectives solely as they relate to BSS. Individual performance objectives (which are not based upon pre-established corporate financial objectives) were established for the Company’s executive officers for purposes of the 2011 Executive Bonus Plan.

Equity Incentive Awards

In March and May 2010, the Compensation Committee approved the following DSU awards for the Named Executive Officers:

Named Executive Officer (1)	Time- Based DSUs
Andre Dahan	300,000
Joel Legon(2)	24,000
Dror Bin	130,000
Gabriel Matsliach	90,000
Shefali Shah	90,000
Stephen M. Swad	150,000

(1)	Each of these DSU awards provided for a three-year vesting schedule, with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances.
(2)	This DSU award was granted to Mr. Legon in his capacity as our Chief Accounting Officer and prior to his appointment as our Senior Vice President and Interim Chief Financial Officer.

These awards were granted, in part, in recognition of each executive’s performance and, in part, as a means of retaining each executive over the intermediate and long term as the Compensation Committee determined that each of them was important to efforts to reposition us for profitable growth.

On October 10, 2010, in recognition of his promotion and assumption of new and expanded responsibilities as our Senior Vice President and Interim Chief Financial Officer, our Board approved a DSU award for Mr. Legon covering 45,000 shares of our common stock. This award vested as to 40% on October 10, 2011 and the remainder is scheduled to vest in two equal installments on October 10, 2012 and October 10, 2013, subject to accelerated vesting under certain circumstances.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

We maintain an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies.

In addition, we maintain a Section 401(k) tax-qualified retirement savings plan for our salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees. We match 50% of each employee-participant’s individual contributions to the plan, up to an annual maximum of $2,000 per participant.

Finally, Comverse Ltd., a subsidiary of Comverse, maintains managers’ insurance (“bituach minahalim”) and advanced study (“keren hishtalmut”) funds for its Israeli-based employees, including Mr. Bin. These are customary benefits provided to all employees based in Israel (other than those in very junior positions). A managers’ insurance fund is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An advanced study fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Perquisites and other Personal Benefits

Historically, we provided a limited number of perquisites and other personal benefits to certain senior executives. The Compensation Committee has begun to eliminate these items with corresponding appropriate adjustments to the other cash and equity components of our executive compensation program to both streamline the program and allow for more effective cost control, consistent with the agreements reached with our senior executives.

During fiscal 2010, the use of a company car and the reimbursement of health club membership dues were provided to Mr. Dahan in accordance with the perquisites provided to him upon his initial employment and deemed customary with a Chief Executive Officer. We provided Mr. Bin and other eligible Israeli-based employees with the use of a company car consistent with customary compensation practices in Israel.

During fiscal 2010, to facilitate Mr. Swad’s provision of services to us out of CTI’s New York City headquarters for the period from May 1, 2010 through April 30, 2011, we covered the costs of temporary living arrangements in New York City and commuting expenses. These costs consisted of a one-time set-up lodging payment in the amount of $24,000 and, for the period from May 1, 2010 through April 30, 2011, a living allowance in the amount of $16,000 per month. Under the terms of his employment agreement, if Mr. Swad’s employment were terminated, he would be entitled to receive, in lieu of a continuation of such monthly payments, a single lump sum payment in the amount of $27,000 (if termination occurred prior to January 31, 2011) or $13,500 (if termination occurred on or after January 31, 2011 and prior to April 30, 2011), but no such lump sum would be payable if we terminated Mr. Swad’s employment for “Cause” or if Mr. Swad terminated his employment without “Good Reason” (in each case as such term is defined in Mr. Swad’s employment agreement). Mr. Swad resigned from his position as Executive Vice President and Chief Financial Officer effective October 10, 2010 without cause, and accordingly, received no such lump sum payment.

Under Mr. Legon’s employment agreement, dated February 13, 2009, he was entitled to reimbursement of relocation-related services in an amount up to $80,000. The agreement was amended on March 29, 2010 to reflect Mr. Legon’s relocation to Comverse’s Wakefield, Massachusetts office effective March 1, 2010 and his receipt of a one-time relocation bonus of $30,000 in connection with this relocation.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits. These agreements provide each executive with job security for the term of the agreement or the pendency of their employment, as applicable, by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits under certain circumstances.

These agreements protect our interests during and following termination of employment by providing for payments and benefits only in the event of a termination by us without cause or by the executive for good reason and by prohibiting the executive from engaging directly or indirectly in competition with us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing our confidential information or business practices.

For a detailed discussion of the employment agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers and Our Chief Executive Officer.”

Severance Payments and Benefits Following a Change in Control

Historically, we have provided for severance payments and benefits to senior executives in connection with a termination of employment under certain circumstances following a change in control of our Company. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with the company through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also acts as an incentive for senior executives to remain employed during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our shareholders in the transaction.

Typically, these payments and benefits have been provided as part of a senior executive’s employment agreement or through a senior executive’s participation in the Executive Severance Protection Plan. As discussed below, each senior executive is eligible for these benefits. For a detailed discussion of the payments and benefits provided to the Named Executive Officers, see “—Potential Payments Upon Termination or Change in Control.”

Equity Award Grant Practices

The Special Committee, as part of its investigation of our historical stock option grant practices, made recommendations for remedial measures relating to the grant of equity-based compensation awards. On November 6, 2009, based on the recommendations of the Special Committee, the Compensation Committee adopted an equity award grant policy that includes the following requirements:

•

all grants of equity awards must be (i) approved and recommended for approval by our Board by the Compensation Committee and (ii) approved by our Board, which approval must include the affirmative vote of the majority of the independent directors;

•	annual grants are intended to be made on the fifth business day after release of annual results, provided we are not otherwise in possession of material non-public information at that time;

•	the date of grant of annual awards and ad hoc awards will be the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors;

•

the date of grant of new hire equity awards will be the later of the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors, or the first day of employment;

•	the exercise price of a stock option will be the fair market value of shares of our common stock on the date of grant; and

•	fair market value will be determined based on the closing price of shares of our common stock on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process.

Stock Ownership Policy

In December 2009, the Compensation Committee adopted a stock ownership policy for our executives to encourage them to build their ownership position in our common stock over time by direct market purchases and retaining the shares they acquire through our equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in our company with a value equal to three times his base salary and that each of the other Named Executive Officers maintain equity ownership in our company with a value equal to two times his or her base salary.

In recognition of the fact that each of the Named Executive Officers would need to build his or her ownership of our company’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the shares of our common stock issued upon the exercise of vested stock options or the vesting and delivery of DSUs less any shares sold or withheld to satisfy any associated tax obligations. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his or her required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, shares of our common stock that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of DSU awards. Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested DSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Compensation Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Compensation Committee also believes that it is in the Company’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under our stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based DSUs will not be deductible to the extent the DSU compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. Due to our inability to seek shareholder approval of a cash bonus plan complying with Section 162(m), our annual cash incentive award payments to certain Named Executive Officer will not be deductible to the extent such compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. As described elsewhere in this Proxy Statement, the Company is seeking shareholder approval of a plan that could permit future cash bonus awards to qualify as deductible compensation under Section 162(m). Loss of the federal income tax deduction this year is not expected to result in a current federal income tax liability, however, because the Company has a federal income tax net operating loss.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Except as provided in their respective employment agreements, we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

Since fiscal 2006, we have followed the FASB’s guidance, related to share-based payment awards, for our DSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and DSUs, based on the grant date “fair value” of its stock-based awards grants. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation and Leadership Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation and Leadership Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Leadership Committee
Susan D. Bowick, Chairperson
Richard N. Nottenburg
Theodore H. Schell

The information contained in the Report of the Compensation and Leadership Committee shall not be deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Compensation and Risk

We regularly review our compensation policies and practices to ensure that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on our company. In May 2010, the Compensation Committee considered various factors that have the effect of mitigating risk and, with the assistance of Cook, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation program, to determine whether any portion of such compensation encourages excessive risk-taking. The following characteristics of our compensation programs work to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•

Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive award plan and long-term incentive compensation plan.

•	The annual cash incentive award plan and performance-based equity incentives are subject to annual maximum payouts.

•	The Compensation Committee has the discretion to reduce earned incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

•	Senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

•	The Compensation Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for services rendered to us and our subsidiaries for each of the fiscal years ended January 31, 2011, January 31, 2010 and January 31, 2009, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)(5)(6)(7) ($)	All Other Compensation (8) ($)	Total ($)
Andre Dahan,	2010	$907,692	—	$2,538,000	—	$800,000	$19,779	$4,265,471
Then-President and Chief Executive Officer	2009	$992,308	—	$2,877,000	—	—	$28,575	$3,897,883
	2008	$1,000,000	—	$5,000,010	—	$500,000	$33,167	$6,533,177

Joel E. Legon,	2010	$350,673	$52,475	$541,050	—	$58,051	$30,000	$1,032,249
Senior Vice President and Interim Chief Financial Officer (9)	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—

Shefali A. Shah,	2010	$393,784	—	$819,000	—	$286,890	$1,140	$1,500,815
Senior Vice President, General Counsel, and Corporate Secretary (10)	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—

Dror Bin,	2010	$417,532	—	$1,058,200	—	$330,520	$119,929	$1,926,181
Then-Executive Vice President, President, Global Sales of Comverse, Inc. (11)	2009	$320,378	$80,000	$547,980	—	—	$89,642	$1,038,000
	2008	—	—	—	—	—	—	—

Gabriel Matsliach,	2010	$305,243	—	$819,000	—	$258,016	$21	$1,382,280
Then-Senior Vice President, President, Global Products and Operations of Comverse, Inc.(12)	2009	$262,338	$65,000	$370,740	—	—	—	$698,078
	2008	—	—	—	—	—	—	—

Stephen M. Swad	2010	$486,442	—	$1,365,000	—	—	$170,444	$2,021,886
Former Executive Vice President and Chief Financial Officer	2009	$412,500	$275,000	$1,491,000	—	—	$9,377	$2,187,877
	2008	—	—	—	—	—	—	—

(1)	The payments to the Named Executive Officers under our annual cash incentive plan for fiscal 2010 are reported in the Non-Equity Incentive Plan Compensation column. We paid no discretionary bonuses to the Named Executive Officers for fiscal 2010. The amount reported in the Bonus column for Mr. Legon represents the amount that he received under a separate non-executive bonus plan for service through the date of his appointment as our Senior Vice President and Interim Chief Financial Officer.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the Named Executive Officers during fiscal 2010, fiscal 2009 and fiscal 2008 in accordance with the FASB’s guidance, related to share-based payment awards. The grant date fair value of these stock-based awards was calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. See “—Fiscal 2010 Grants of Plan-Based Awards Table” for additional information on the stock-based awards made to the Named Executive Officers during fiscal 2010. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(3)	The amounts reported for fiscal 2009 include performance-based DSU awards granted on April 6, 2009 for which the number of shares and the grant date fair value (assuming the highest level of performance conditions would be achieved) for each Named Executive Officer was as follows: in the case of Mr. Dahan, a DSU award covering 100,000 shares of our common stock with a grant date fair value of $685,000; in the case of Mr. Swad, a DSU award covering 70,000 shares of our common stock with a grant date fair value of $497,000; and in the case of Mr. Bin, a DSU award covering 18,000 shares of our common stock with a grant date fair value of $112,5000. The performance levels associated with these awards were not achieved for fiscal 2009 and, accordingly, the performance-based DSU awards were forfeited.
(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for fiscal 2010, fiscal 2009 and fiscal 2008 under our annual cash incentive plan (less any guaranteed or discretionary payments, which are reported in the Bonus column). The amounts for fiscal 2010 were paid in fiscal 2011, the amounts for fiscal 2009 were paid in fiscal 2010 and the amounts for fiscal 2008 were paid in fiscal 2009.
(5)	Amounts were inadvertently reported in the Non-Equity Incentive Plan Compensation column for Messrs. Dahan and Bin in the section entitled “—Fiscal 2009 Summary Compensation Table” included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010. These amounts have been omitted from the Non-Equity Incentive Plan Compensation column in this Summary Compensation Table for the following reasons. In the case of Mr. Dahan, the amount previously reported ($500,000) was not received in fiscal 2009 as he recommended to the Compensation Committee that he forego any bonus payment for fiscal 2009 and the Compensation Committee accepted his recommendation (as previously reported in the section entitled “—Compensation Discussion and Analysis” in CTI’s Annual Report on Form 10-K for fiscal 2009). In the case of Mr. Bin, the amount previously reported ($133,000) was actually attributable to fiscal 2008, not fiscal 2009, prior to his appointment as an executive officer.
(6)	The amount reported for Mr. Dahan was determined and paid as set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011.
(7)	The amount reported for Mr. Legon represents his annual cash incentive award under the fiscal 2010 annual cash incentive award plan, which was equivalent to 93.63% of his pro-rated target annual cash incentive award opportunity.
(8)	The amounts reported in the All Other Compensation column for the Named Executive Officers are as follows:

Named Executive Officer	Housing Allowance		Auto Expenses	Vacation Pay Out	Education Fund	Social Security	Management Insurance— Pension Fund	Other Payments		Total
Andre Dahan	—		$19,779	—	—	—	—	—		$19,779
Joel E. Legon	—		—	—	—	—	—	$30,000	(a)	$30,000
Shefali A. Shah	—		$1,140	—	—	—	—	—		$1,140
Dror Bin	—		$13,489	—	32,759	13,571	59,534	576		$119,929
Gabriel Matsliach	—		—	—	—	—	—	$21		$21
Stephen M. Swad	$125,169	(b)	—	45,275	—	—	—	—		$170,444

(a)	The amount reported consists of a one-time relocation bonus of $30,000 in connection with Mr. Legon’s relocation to Comverse’s Wakefield, Massachusetts office effective March 1, 2010.
(b)	The amount reported consists of payments made to facilitate the provision of Mr. Swad’s services from our New York headquarters from May 1, 2010 through October 10, 2010, the effective date of his resignation. This amount covered Mr. Swad’s temporary living expenses in New York City and his commuting expenses. This payment consisted of (i) a one-time set-up lodging payment in the amount of $24,000 and (ii) a living allowance in the amount of $16,000 per month. Mr. Swad received the full amount of this living allowance for the months of May 2010 through October 2010 and a pro-rated allowance for November since his employment terminated on November 9, 2010.

(9)	Mr. Legon became our Senior Vice President and Interim Chief Financial Officer effective October 10, 2010.
(10)	Ms. Shah became our Senior Vice President, General Counsel and Corporate Secretary effective March 16, 2010.
(11)	Mr. Bin, as an Israeli-based employee, was paid in new Israeli shekels (or NIS). In calculating the U.S. dollar equivalent for disclosure purposes, each payment was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. For fiscal 2010, the average monthly exchange rate for purposes of converting his base salary in U.S. dollars into NIS was approximately NIS 3.7 per dollar.
(12)	Dr. Matsliach became our Senior Vice President, Chief Product Officer effective October 3, 2011.

Fiscal 2010 Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under our annual cash incentive plan for fiscal 2010 and grants of DSU awards made during fiscal 2010. We made no stock option grants to any of the Named Executive Officers during fiscal 2010.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($) (1)	Maximum ($)
Andre Dahan	03/26/2010		1,000,000	2,000,000	300,000	$2,538,000
Joel E. Legon	03/11/2010	—	200,000	300,000	24,000	$218,400
	10/10/2010				45,000	$322,650
Shefali A. Shah	03/11/2010	—	300,000	400,000	90,000	$819,000
Dror Bin	05/26/2010	—	400,000	800,000	130,000	$1,058,200
Gabriel Matsliach	03/11/2010	—	320,000	640,000	90,000	$819,000
Stephen M. Swad	03/11/2010	275,000	625,000	1,025,000	150,000	$1,365,000

(1)	The amounts reported in this column reflect the target annual cash incentive award opportunities for each of the Named Executive Officers. Award payouts were made in March 2011 based on the Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentive award payouts for fiscal 2010 for each of the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of “—Fiscal 2010 Summary Compensation Table.”
(2)	The stock awards reported in this column for Messrs. Dahan, Legon and Swad, Ms. Shah and Dr. Matsliach consist of DSU awards made during fiscal 2010 under the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The stock awards reported in this column for Mr. Bin consist of DSU awards made during fiscal 2010 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan. These awards vest as set forth in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table.” The awards also provided for accelerated automatic vesting in full under the following circumstances:

Mr. Dahan:

•	In the event that his employment was terminated by CTI without cause, by him with good reason, or upon his death or disability.

Mr. Legon:

•	In the event that his employment was terminated by CTI without cause or by him with good reason within 24 months following a change in control of CTI.

Ms. Shah:

•	In the event that her employment was terminated by CTI without cause or by her with good reason, or upon her death or disability.

Mr. Bin:

•	In the event that his employment was terminated by Comverse Ltd. without cause or by him with good reason within 24 months following a change in control of CTI.

Dr. Matsliach

•	In the event that his employment was terminated by Comverse, Inc. without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Swad:

•	In the event that his employment was terminated by CTI without cause or by him with good reason within 12 months following a change in control of CTI.

(3)	The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during fiscal 2010 computed in accordance with the FASB’s guidance related to share based payment awards.

Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and DSU awards held as of January 31, 2011. The market value of the shares of our common stock reflected in the table is based upon the closing market price of our common stock on January 31, 2011, the last trading day of the fiscal year, as quoted on the “Pink Sheets,” which was $6.56 per share.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andre Dahan						106,157	(a)	$696,390
						213,333	(a)	$1,399,464
	—	—	—	—	—	300,000	(a)	$1,968,000	—	—

Joel E. Legon						13,333	(b)	$87,464
						24,000	(c)	$157,440
	—	—	—	—	—	45,000	(d)	$295,200	—	—

Shefali A. Shah						4,000	(e)	$26,240
						13,333	(f)	$87,464
	—	—	—	—	—	90,000	(c)	$590,400	—	—

Dror Bin	9,000			$7.11	10/01/2012	12,000	(g)	$78,720
	12,000			$16.70	12/19/2013	24,000	(g)	$157,440
	12,000			$22.39	12/06/2014	16,000	(g)	$104,960
	22,000	—	—	$24.04	10/14/2015	130,000	(g)	$852,800	—	—

Gabriel Matsliach						6,000	(e)	$39,360
	40,000			$7.11	10/01/2012	12,000	(f)	$78,720
	6,000			$5.60	12/19/2013	12,000	(h)	$78,720
	15,000			$22.39	12/06/2014	8,000	(i)	$52,480
	30,000	—	—	$24.04	10/14/2015	90,000	(c)	$590,400	—	—

(1)	The DSU awards held by the Named Executive Officers as of January 31, 2011 vested or were scheduled to vest as follows:

(a)	These vesting of these DSU awards was accelerated to March 4, 2011 upon Mr. Dahan’s resignation.
(b)	One half of this DSU award vested on February 23, 2011 and the remainder is scheduled to vest on February 23, 2012.
(c)	These DSU awards vested as to 40% on March 11, 2011 and are scheduled to vest in two equal installments on March 11, 2012 and March 11, 2013.
(d)	This DSU award vested as to 40% on October 10, 2011 and the remainder is scheduled to vest in two equal installments on October 10, 2012 and October 10, 2013.
(e)	These DSU awards vested on March 7, 2011.
(f)	One half of these DSU awards vested on April 6, 2011 and the remainder is scheduled to vest on April 6, 2012.
(g)	These DSU awards were cancelled on April 18, 2011 upon Mr. Bin’s resignation.
(h)	One half of this DSU vested award vested on September 15, 2011 and the remainder is scheduled to vest on September 15, 2012.
(i)	This DSU award is scheduled to vest in two equal installments on December 3, 2011 and December 3, 2012.

Fiscal 2010 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the vesting of restricted stock and DSU awards during the fiscal year ended January 31, 2011, and the value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the closing market price of our common stock as quoted on the “Pink Sheets” on the vesting date.

As a result of the delinquency in the filing of periodic reports, we were ineligible to use registration statements on Form S-8 and, to ensure we did not violate the federal securities laws, in April 2006, we prohibited any exercise of stock options by employees, including the Named Executive Officers, until CTI has filed all periodic reports required in a 12-month period and has an effective registration statement on Form S-8 on file with the SEC.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Andre Dahan	—	—	274,104	$2,389,637
Joel E. Legon	—	—	6,667	$57,336
Shefali A. Shah	—	—	20,667	$178,696
Dror Bin	—	—	32,000	$274,920
Gabriel Matsliach	—	—	22,000	$169,620
Stephen M. Swad	—	—	46,667	$379,869

Fiscal 2010 Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers.

Fiscal 2010 Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers.

Employment Agreements and Arrangements

with Named Executive Officers and our Chief Executive Officer

Messrs. Burdick, Dahan, Swad and Legon and Ms. Shah have entered into written employment agreements with CTI, while Mr. Bin has entered into a written employment agreement with Comverse Ltd. and Dr. Matsliach has entered into written employment agreements with Comverse, Inc. These agreements, other than with respect to Mr. Burdick, whose employment agreement is described under “—Chief Executive Officer Appointed Subsequent to January 31, 2011,” are described in this section.

These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits, and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits under certain circumstances.

These employment agreements protect the interests of CTI, Comverse Ltd. and Comverse, Inc., as applicable, in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these employment agreements. Each of these agreements includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of these provisions, an estimate of the potential payments and benefits payable to the Named Executive Officers for the fiscal year ended January 31, 2011 listed under “—Current Executive Officers” below who were employed by CTI or Comverse through the date hereof (referred to as the “Current Executive Officers”) and the Named Executive Officers listed under “—Former Executive Officers” below who terminated their employment with CTI, Comverse Ltd. or Comverse, Inc. during fiscal 2010 or fiscal 2011 (referred to as the “Former Executive Officers”) and the actual payments and benefits, if any, paid or provided to the Former Executive Officers upon their termination of employment, see “—Potential Payments Upon Termination or Change in Control.”

Current Executive Officers

Mr. Legon and Ms. Shah each have an employment agreement providing for their employment with CTI and Dr. Matsliach has an employment agreement providing for his employment with Comverse, Inc.

Mr. Legon’s agreement was executed on February 13, 2009 and sets forth his initial base salary, target bonus opportunity, certain severance provisions and reimbursement of relocation-related services in an amount up to $80,000. The agreement was amended on March 29, 2010 to reflect his relocation to Comverse’s Wakefield, Massachusetts effective March 1, 2010 and one-time relocation bonus of $30,000 in connection therewith and was further amended on October 12, 2010 to reflect the increase in his base salary, increases in his target and maximum bonus opportunity and certain severance provisions approved by our Board on October 10, 2010. Mr. Legon’s base salary was increased to $400,000. During the term of his employment, Mr. Legon is also eligible to receive an annual additional supplemental payment to cover perquisites of $14,000, payable as additional base salary. The agreement also provides that Mr. Legon is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $200,000, subject to a maximum of $300,000. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer.

Pursuant to his agreement, we granted Mr. Legon a DSU award in connection with his initial employment. Mr. Legon was granted a DSU award on March 12, 2009, covering 20,000 shares of our common stock. This DSU award vested as to one-third (1/3) on the first and second anniversaries of February 23, 2009, Mr. Legon’s employment start date, and is scheduled to vest as to the remainder on February 23, 2012, subject to accelerated vesting under certain circumstances.

Ms. Shah’s agreement became effective on October 17, 2006, and had an initial term ending on May 31, 2008. Upon the completion of the initial term, the agreement provides for automatic successive one-year extensions unless terminated by CTI or Ms. Shah or not renewed in accordance with their terms. Ms. Shah’s agreement was amended on March 16, 2010 to reflect the changes to her title, base salary, target and maximum cash incentive award opportunities and certain severance provisions. The agreement contemplates that the base salary will be reviewed at least annually and may be increased by the Compensation Committee or our Board. In addition, her base salary may be decreased under certain circumstances as specified in her agreement. Further, Ms. Shah is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we made available to our other senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses.

The agreement also provides that Ms. Shah is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $300,000, subject to a maximum of $400,000. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer. During the term of her employment, Ms. Shah is eligible to participate in our long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to our senior-level executives. In addition, during the term of her employment, Ms. Shah is eligible to receive equity-based awards at a level commensurate with her positions when other senior-level executives received such awards.

Dr. Matsliach’s original employment agreement does not contain stated terms. Dr. Matsliach’s agreement was superseded by a new employment agreement executed on June 1, 2010. The agreement provides the initial annual base salary of Dr. Matsliach, and contemplate that this base salary will be reviewed at least annually and may be increased by the Compensation Committee or our Board and may be decreased under certain circumstances as specified in his agreement. The agreement also provides that Dr. Matsliach is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to 100% of his base salary, subject to a maximum of 200% of his base salary. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer. During the term of his employment, Dr. Matsliach is eligible to participate in our long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to our senior-level executives. In addition, during the term of his employment, Dr. Matsliach is eligible to receive equity-based awards at a level commensurate with his positions when other senior-level executives received such awards. Further, during the term of their employment, Dr. Matsliach is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we make available to our senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Dr. Matsliach was reimbursed for up to $10,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

On March 30, 2011, Dr. Matsliach’s employment agreement was amended to provide that Dr. Matsliach is entitled to retention payments of $160,000 on each of June 3, 2011 and September 2, 2011, unless Dr. Matsliach terminates his employment without good reason or his employment is terminated by Comverse, Inc. for cause. Dr. Matsliach’s employment agreement was further amended to provide that if his employment was terminated by Comverse, Inc. without cause prior to September 1, 2012 other than a termination in connection with a change in control on or after October 1, 2011, the amount of certain severance payments that would otherwise be made to him pursuant to his employment agreement (as discussed below) would be reduced by the amount of the retention payments made on or prior to the date of termination.

The agreements impose certain obligations on each of the Current Executive Officers with respect to maintaining confidential information (both during their employment and following termination of employment), and contain an assignment of intellectual property rights provision and non-solicitation provisions applicable during their employment and for a one-year period following termination of employment. In addition, Mr. Legon’s and Dr. Matsliach’s agreements impose upon each executive certain non-competition provisions applicable during his employment and for a one-year period following termination of employment.

Former Executive Officers

Messrs. Dahan and Swad had employment agreements providing for their employment with CTI. Mr. Bin had an employment agreement providing for his employment with Comverse Ltd. Mr. Dahan’s agreement became effective on April 30, 2007, and had an initial term of three years. Mr. Swad’s agreement had an initial term through January 31, 2011. At the end of the initial term, these agreements provided for automatic successive one-year extensions, unless terminated by CTI or by the executive or not renewed in accordance with their terms. Mr. Bin’s agreement does not contain a stated term and his agreement was amended on April 29, 2010 to reflect revisions to certain severance provisions approved by the Compensation Committee in December 2009.

These agreements provided the initial annual base salary of each of Messrs. Dahan and Swad, and provided that their base salaries would be reviewed at least annually and that they could be increased by the Compensation Committee or our Board. In addition, Messrs. Dahan’s and Swad’s agreements provided that their base salary could be decreased under certain circumstances as specified in their respective agreements.

The agreements also provided that Messrs. Dahan and Swad were eligible to receive an annual cash incentive award based upon the level of achievement of certain performance objectives, as established by our Board in the case of Mr. Dahan and developed by the Chief Executive Officer in the case of Mr. Swad, with the target annual incentive award opportunity equal to 100% of base salary for Messrs. Dahan and Swad and a maximum incentive award opportunity equal to 200% of base salary in the case of Mr. Dahan and $1,025,000 in the case of Mr. Swad. In addition, for fiscal 2009, Mr. Swad’s agreement provided for guaranteed minimum annual incentive award payments in the year of hire of $275,000.

Pursuant to their agreements, we granted each of Messrs. Dahan and Swad a DSU award in connection with his initial employment.

Pursuant to his agreement, we granted Mr. Dahan a DSU award in connection with his initial employment. He was granted a DSU award on April 30, 2007, covering 183,841 shares of our common stock, determined by dividing $4 million by the average of the closing prices per share of our common stock on the “Pink Sheets” for the 10 consecutive trading days commencing on the fifth trading day following our issuance of a press release on March 22, 2007 announcing preliminary unaudited selected financial information for the fiscal year ended January 31, 2007.

Mr. Swad was granted a DSU award on May 28, 2009, covering 210,000 shares of our common stock. The vesting and delivery of 70,000 shares of the common stock covered by the DSU award was conditioned upon the achievement by CTI and Comverse of a specified performance criterion based on pro forma operating income for fiscal 2009. As CTI and Comverse failed to achieve the target pro forma operating income performance level established for fiscal 2009, the portion of this DSU award subject to this performance-based vesting condition expired unvested.

These DSU awards were scheduled to vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances. Mr. Dahan’s DSU award became fully vested on April 30, 2010. All other unvested equity awards held by Mr. Dahan vested in full on the date of his resignation, effective March 4, 2011. One-third of Mr. Swad’s DSU award covering 140,000 shares of our common stock vested on May 26, 2010. All other equity awards held by Mr. Swad that remained unvested on the date of his termination of employment effective November 9, 2010 were forfeited.

During the term of their employment, Messrs. Dahan, Swad and Bin were eligible to participate in our long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to our senior-level executives. In addition, during the term of their employment, the Former Executive Officers were eligible to receive equity-based awards at a level commensurate with their positions when other senior-level executives received such awards. Further, Messrs. Dahan and Swad were eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we made available to our other senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Messrs. Dahan and Swad were reimbursed for their reasonable legal fees and expenses (in an amount of up to $25,000 for Mr. Dahan and up to $15,000 for Mr. Swad) incurred in connection with negotiating and executing their employment agreements. During the term of his employment, Mr. Swad was also eligible to receive an annual additional supplemental payment to cover perquisites of $25,000, payable as additional base salary.

On April 22, 2010, we amended the employment agreement of Mr. Swad to facilitate his provision of services from our New York City headquarters from May 1, 2010 through April 30, 2011 by agreeing to cover the costs of his temporary living arrangements in New York City and commuting expenses. Pursuant to the amendment, Mr. Swad received a one-time set-up lodging payment in the amount of $24,000 on May 1, 2010 and, thereafter, for the period from May 1, 2010 through April 30, 2011, a living allowance in the amount of $16,000 per month. In addition, in the event that his employment was terminated, Mr. Swad would have been entitled to receive, in lieu of a continuation of such monthly payments, a single lump sum payment in the amount of $27,000 (if termination of employment occurred prior to January 31, 2011) or $13,500. Upon Mr. Swad’s resignation, he ceased receiving the monthly living allowance.

The agreements imposed certain obligations on the Former Executive Officers with respect to maintaining confidential information (both during their employment and following termination of employment), and contained an assignment of intellectual property rights provision and non-competition and non-solicitation provisions applicable during their employment and for a one-year period following termination of employment.

Mr. Dahan resigned from his position as our President and Chief Executive Officer and terminated his employment with CTI effective March 4, 2011. Mr. Bin tendered his resignation as Executive Vice President, President, Global Sales, on February 17, 2011 and his employment with Comverse Ltd. terminated effective April 18, 2011. Mr. Swad resigned from his position as Executive Vice President and Chief Financial Officer effective October 10, 2010 and his employment with CTI terminated effective November 9, 2010.

Chief Executive Officer Appointed Subsequent to January 31, 2011

Mr. Burdick, who became the Executive Chairman and Chief Executive Officer of CTI effective March 4, 2011, has an employment agreement with the Company. The agreement provides that such employment is terminable at will by either CTI or Mr. Burdick. Pursuant to the agreement, Mr. Burdick’s base salary is at a rate of $700,000 per annum. He is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $700,000, pro-rated for his tenure as Executive Chairman and Chief Executive Officer (the payment of which will depend on the achievement of metrics to be determined by the Board or its Compensation and Leadership Committee), and to participate in any plan or arrangement (other than severance plans or arrangements) offered from time to time to other similarly situated executive officers. In addition, Mr. Burdick is based in London, United Kingdom, but travels between London and New York, New York, Tel Aviv, Israel or as otherwise required and is entitled to the reimbursement of reasonable business expenses for such travel and related lodging.

During his period of service as Executive Chairman and Chief Executive Officer, Mr. Burdick is also entitled to receive equity awards in the form of DSUs under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters); provided that in respect of the period March 4, 2011 through December 31, 2011, the value of the shares of common stock underlying DSUs to be granted will be reduced by $52,500 per quarter to offset the value of DSUs awarded to Mr. Burdick on December 2, 2010 in respect of his service as a director and non-executive Chairman of the Board during calendar year 2011. Such DSUs will vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances. Shares underlying such DSUs will be delivered on the first anniversary of the date of grant. In accordance with Mr. Burdick’s employment agreement, on April 29, 2011, CTI granted to Mr. Burdick a DSU award covering 29,719 shares of CTI’s common stock, which is scheduled to vest in its entirety on the first anniversary of the date of grant.

Mr. Burdick’s employment agreement was amended on July 27, 2011. Mr. Burdick’s amended employment agreement provides that, in place of the future awards of DSUs to which Mr. Burdick was entitled, Mr. Burdick received for his service as Executive Chairman and Chief Executive Officer for the remainder of the fiscal year ending January 31, 2012, a DSU award covering shares of the Company’s common stock having a market value of $1,060,000 as of the close of business on July 27, 2011 (140,397 shares), with such shares to vest and be delivered on the first anniversary of the date of grant. For the period from and after February 1, 2012, Mr. Burdick will be entitled to receive, consistent with the terms of original employment agreement, grants of

DSU awards under the Company’s stock incentive plans covering shares of the Company’s common stock equal to the value of $400,000 per quarter (with the number of DSUs to be awarded to be based on the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter), with such DSU awards to be issued quarterly in arrears and prorated for any partial quarters.

In addition, pursuant to the amendments, if Mr. Burdick’s employment is terminated by the Company without cause in connection with or within one year of a change in control of our Company, Mr. Burdick will be entitled to a pro rata share of his on-target bonus opportunity for the fiscal year in which such termination occurs based on the number of days employed during such year to the extent that the bonus with respect to such fiscal year has not been paid.

Potential Payments Upon Termination or Upon Change in Control

Each of the Named Executive Officers is or was eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of the employment agreements that govern the disposition of these payments and benefits for certain Named Executive Officers and our Chief Executive Officer, see “—Employment Agreements and Arrangements with Named Executive Officers and our Chief Executive Officer.” For a summary of the material terms and conditions of CTI’s Executive Severance Protection Plan, which governs the disposition of payments and benefits for Messrs. Legon and Bin and Dr. Matsliach, see below.

The estimated potential severance payments and benefits payable to each Current Executive Officer in the event of termination of his employment as of January 31, 2011 pursuant to his individual employment agreement or the Executive Severance Protection Plan, as applicable, and the actual payments and benefits, if any, paid or provided to each Former Executive Officer upon termination of employment, are described below.

The actual amounts that would be paid or distributed to the Current Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Current Executive Officer’s base salary and the market price of our common stock. In addition, although CTI, Comverse Ltd. or Comverse, as applicable, has entered into individual employment agreements providing severance payments and benefits to the Current Executive Officers in connection with a termination of employment under particular circumstances, CTI, Comverse Ltd. or Comverse, as applicable, may mutually agree with the Current Executive Officers on severance terms that vary from those provided in the pre-existing agreements. Finally, in addition to the amounts presented below, each Current Executive Officer would also receive any DSUs that vested on or before his termination date and would be able to exercise any vested stock options that he held as of his termination date. For more information about the Current Executive Officers outstanding equity awards as of January 31, 2011, see “—Fiscal 2010 Outstanding Equity Awards At Fiscal Year-End Table.”

In addition to the severance payments and benefits described in the Named Executive Officers’ individual employment agreements, these executives are eligible to receive any benefits accrued under broad-based benefit plans, such as disability benefits and accrued vacation pay, in accordance with those plans and policies.

Each of the Named Executive Officers is subject to compliance with certain restrictive covenants set forth in his individual employment agreement that continue following his termination of employment. Generally, these covenants prohibit the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and (other than with respect to Ms. Shah) from competing with CTI for a certain period after termination of their employment. Each of the Named Executive Officers is prohibited for one year after termination of his employment from soliciting any of CTI’s employees to leave employment or any of its customers or suppliers to do business with any of its competitors.

Current Executive Officers

Under their employment agreements, the Current Executive Officers are eligible to receive certain severance payments and benefits in the event their employment is terminated under various circumstances, including following a change in control of CTI, as follows:

Termination Upon Death or Disability. In the event of a termination of employment due to death or disability, Ms. Shah will be entitled to receive the following payments and benefits:

•	her earned but unpaid base salary and earned but unpaid annual incentive award for the immediately preceding fiscal year;

•

a pro rata share of the annual incentive award she would have earned if she had remained employed through the end of the fiscal year in which her death or termination due to disability occurred, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year;

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

In addition to the foregoing, Ms. Shah will be entitled to receive immediate vesting of all of her outstanding stock options and DSU awards.

In the event of a termination of employment due to death or disability, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination for Cause, Without Good Reason or by Executive Nonrenewal. In the event of a termination of employment by CTI for cause or by Ms. Shah without good reason or if Ms. Shah terminates her employment agreement by notice of nonrenewal, she will be entitled to receive her earned but unpaid base salary and amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs, and accrued vacation.

In the event of a termination of employment by Comverse for cause or by Dr. Matsliach without good reason, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

In the event of a termination of employment by CTI for cause or voluntarily by Mr. Legon, Mr. Legon will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination Without Cause, for Good Reason or by Company Nonrenewal. In the event of a termination of employment by CTI or, in the case of Dr. Matsliach, Comverse, without cause or by Ms. Shah or Dr. Matsliach, as applicable, for good reason or if, in the case of Ms. Shah, we terminate her employment agreement by notice of nonrenewal, such executive will be entitled to receive the following payments and benefits:

•	his or her earned, but unpaid, base salary and earned, but unpaid, annual incentive award for the immediately preceding fiscal year; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

In addition to the foregoing, Ms. Shah will be entitled to receive the following additional payments and benefits:

•

a pro rata share of the annual incentive award she would have earned if she had remained employed through the end of the fiscal year in which her employment terminated, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year;

•

a payment equal to 100% of the greater of (a) her base salary in effect on the termination date or (b) her base salary in effect immediately prior to any reduction that would constitute a basis for termination of employment for good reason;

•	a payment equal to 100% of her target annual incentive award bonus;

•	payment of COBRA health care premiums for her and her covered beneficiaries for a period of 12 months following termination of employment;

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation; and

•	immediate vesting of her outstanding DSU and other equity incentive awards.

In addition to the foregoing and pursuant to the amendment to his employment agreement dated October 12, 2010, Mr. Legon will be entitled to a payment equal to (i) 50% of his base salary in effect immediately prior to the termination date and (ii) 50% of his target annual incentive award, regardless of any performance requirements.

In addition to the foregoing and pursuant to his employment agreement dated June 1, 2010, Dr. Matsliach will be entitled to a payment equal to (i) 100% of his base salary in effect immediately prior to the termination date and (ii) 100% of his target annual incentive award, regardless of any performance requirements; provided, however, that if the termination of employment is by Dr. Matsliach for good reason, the applicable percentages for the calculation of this payment will be reduced from 100% to 50%.

Termination in Connection With or Following a Change in Control of Our Company. In the event Ms. Shah’s employment is terminated without cause or by Ms. Shah for good reason in connection with or within one year after a change in control of CTI or if her employment agreement is terminated by notice of nonrenewal within one year after a change in control of CTI, Ms. Shah will be entitled to receive the same payments and benefits as in the case of any other termination of employment without cause, by Ms. Shah for good reason or following notice of nonrenewal, except that the amount of the severance payment equal to the sum of her base salary and target annual incentive award bonus will be multiplied by 150%, rather than 100%.

In the case of Dr. Matsliach, in the case of a change in control of CTI, in the event that he were to receive any payment or benefit that would be subject to the excise tax imposed by Section 4999 of the Code, or any related interest or penalties, then, under the terms of his employment arrangements, he would be entitled to receive such payments and benefits either in full or in such lesser amount which would result in no portion of such payments or benefits being subject to such excise taxes; whichever of the foregoing amounts, taking into account such excise taxes, results in his receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or a portion of such payments and benefits may be taxable under Section 4999 of the Code.

For a description of the change in control provision in Mr. Burdick’s employment agreement, see “—Employment Agreements and Arrangements with Named Executive Officers and our Chief Executive Officer—Chief Executive Officer Appointed Subsequent to January 31, 2011” above. Mr. Burdick was appointed as Chief Executive Officer of the Company subsequent to the end of the fiscal year ended January 31, 2011 and therefore potential payments to Mr. Burdick are not reflected in the table below entitled “Potential Payments and Benefits Upon Termination of Employment or Change in Control of Our Company.”

Executive Severance Protection Plan

Our Executive Severance Protection Plan provides for the payment of severance and other benefits to designated executives of ours and our subsidiaries and affiliates in the event of their termination of employment in certain situations upon, following or in connection with a change in control of CTI (as defined in the plan). On November 11, 2008, the plan was amended by the Compensation Committee to change certain provisions, including the potential payout formulas, to comply with the requirements of Sections 162(m) and 409A of the Code, and to make certain other changes involving the administration of the plan. Pursuant to the current terms of the plan, upon the execution of an appropriate release of claims against us and the continued obligations under certain restrictive covenants regarding confidentiality, non-competition and non-solicitation, an eligible executive would be entitled to receive:

•

a cash severance payment consisting of a percentage of his base salary, a percentage of his target bonus and a pro rata portion of the actual bonus that he would have earned for the period during which he provides services during the year of termination;

•

continued medical, dental and life insurance benefits at the same benefit level as provided immediately prior to the change in control and at the same cost as is generally provided to our active employees for the period of time set forth in the Plan Notification;

•	accrued but unpaid base salary and bonus through the date of termination of employment;

•

reimbursement of unreimbursed expenses and such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which the executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs; and

•	accelerated vesting of any outstanding equity awards then held by the executive.

During fiscal 2010, Messrs. Bin and Legon and Dr. Matsliach were the only Named Executive Officers eligible to participate in the Executive Severance Protection Plan.

As of January 31, 2011, Mr. Bin was entitled to participate at a level of 150% of base salary and target annual cash incentive award opportunity and Mr. Legon and Dr. Matsliach were entitled to participate at a level of 100% of base salary and target annual cash incentive award opportunity.

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would have been entitled assuming termination of his employment or a change in control of CTI as of January 31, 2011, as specified under his employment agreement.

Potential Payments and Benefits

Upon Termination of Employment

or Change in Control of Our Company

Triggering Event (1)	Andre Dahan (3)	Joel E. Legon (4)	Shefali A. Shah (5)	Dror Bin (6)	Gabriel Matslaich (7)(8)
Termination Upon Death or Disability
Base Salary	$—	$—	$—	$—	—
Annual Incentive Award (2)	$1,000,000	$—	$300,000	$—	$—
Accelerated Vesting of DSU Awards	$4,063,854	$—	$704,104	$—	$—
Severance Payment	$—	$—	$—	$—	$—
Health Benefit Payments	$—	$—	$—	$—	$—
TOTAL	$5,063,854	$—	$1,004,104	$—	$—

Termination Without Cause, for Good Reason or Company Nonrenewal
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award (2)	$1,000,000	$—	$300,000	$400,000	$—
Accelerated Vesting of DSU Awards	$4,063,854	$—	$704,104	$—	$—
Severance Payment	$3,000,000	$300,000	$714,000	$1,200,000	$640,000
Health Benefit Payments	$17,118	$—	$8,604	$—	$—
TOTAL	$8,080,972	$300,000	$1,726,708	$1,600,000	$640,000

Termination With Cause, Without Good Reason or Executive Renewal
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award	$—	$—	$—	$—	$—
Accelerated Vesting of DSU Awards	$—	$—	$—	$—	$—
Severance Payment	$—	$—	$—	$—	$—
Health Care Benefits	$—	$—	$—	$—	$—
TOTAL	$—	$—	$—	$—	$—

Termination in Connection With Change in Control
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award (2)	$1,000,000	$200,000	$300,000	$400,000	$320,000
Accelerated Vesting of DSU Awards	$4,063,854	$540,104	$704,104	$1,193,920	$839,680
Severance Payment	$5,000,000	$600,000	$1,071,000	$1,200,000	$640,000
Health Care Benefits	$17,118	$12,120	$8,604	$—	$6,264
Tax Reimbursements	$—	$—	$—	$—	$—
TOTAL	$10,080,972	$1,352,224	$2,083,708	$2,793,920	$1,805,944

(1)	Assumes the date of termination of employment was January 31, 2011 and that the market price of our common stock on January 31, 2011 (the last trading day of the fiscal year) was $6.56 per share (the closing market price of our common stock as quoted on the “Pink Sheets”).

(2)	For purposes of these estimates, the pro rata portion of the actual annual cash incentive award payable assumes on-target achievement of the performance goals established for the Named Executive Officer for fiscal 2010 and payment of 100% of the target annual cash incentive award opportunity to each Named Executive Officer.
(3)	For purposes of these estimates, Mr. Dahan’s compensation is as follows: current base salary equal to $1 million, a targeted annual cash incentive award opportunity equal to 100% of his base salary and outstanding unvested DSU awards covering 619,490 shares of common stock.
(4)	For the purposes of these estimates, Mr. Legon’s compensation is as follows: current base salary equal to $400,000, a targeted annual cash incentive award opportunity equal to $200,000 and outstanding unvested DSU awards covering 82,333 shares of common stock.
(5)	For the purposes of these estimates, Ms. Shah’s compensation is as follows: current base salary equal to $414,000, a targeted annual cash incentive award opportunity equal to $300,000 and outstanding unvested DSU awards covering 107,333 shares of common stock.
(6)	For purposes of these estimates, Mr. Bin’s compensation is as follows: current base salary equal to $400,000, a targeted annual cash incentive award opportunity equal to $400,000 and outstanding unvested DSU awards covering 182,000 shares of common stock. Upon a termination of employment other than in connection with a change in control of our company or other than for cause Mr. Bin remains an employee of Comverse Ltd. until the first anniversary of the notice of termination and he is entitled to receive the release of all monies accrued in his managers’ insurance fund and advanced study fund deposited by him and Comverse Ltd. during his employment. These amounts are not included in the estimates reported in the foregoing table.
(7)	For purposes of these estimates, Dr. Matsliach’s compensation is as follows: current base salary equal to $320,000, a targeted annual cash incentive award opportunity equal to $320,000 and outstanding unvested DSU awards covering 60,000 shares of common stock.
(8)	In the event that Dr. Matsliach terminates his employment for good reason, this severance payment would be reduced to $320,000 and his total payments and benefits would be $328,027.

Former Executive Officers

Under their employment agreements, the Former Executive Officers (which includes Mr. Swad, who terminated his employment during fiscal 2010, as well as Messrs. Dahan and Bin, who served as executive officers throughout fiscal 2010 and subsequently terminated their employment during fiscal 2011) were eligible to receive certain severance payments and benefits upon termination of their employment under various circumstances, including following a change in control of CTI. For the estimated potential severance payments and benefits payable to Messrs. Dahan and Bin in the event of a termination of employment as of January 31, 2011, see the table in the “Current Executive Officers” section above.

Mr. Dahan

Under his employment agreement, Mr. Dahan was eligible to receive certain severance payments and benefits in the event his employment was terminated under various circumstances, including following a change in control of CTI, as follows:

Termination Upon Death or Disability. In the event of a termination of employment due to death or disability, Mr. Dahan was entitled to receive the following payments and benefits:

•	his earned but unpaid base salary and earned but unpaid annual incentive award for the immediately preceding fiscal year;

•

a pro rata share of the annual incentive award he would have earned if he had remained employed through the end of the fiscal year in which his death or termination due to disability occurred, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year;

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

In addition to the foregoing, Mr. Dahan was entitled to receive immediate vesting of all of his outstanding stock options and DSU awards, with any options granted after April 30, 2007 having a minimum exercise period of one year from the date of death (in the case of disability, the date of termination) or, if less, the maximum exercise period permitted by Section 409A of the Code, subject to any option plan provisions relating to a change in control of our company or similar event and to the initial 10-year term of the options; provided, however, that, if necessary, such exercise period will be extended if permitted by Section 409A until the exercise of the options would cease to violate applicable securities laws subject to the initial 10-year term of the options.

Termination for Cause, Without Good Reason or by Executive Nonrenewal. In the event of a termination of employment by CTI for cause or by Mr. Dahan without good reason or if Mr. Dahan terminated his employment agreement by notice of nonrenewal, he was entitled to receive his earned but unpaid base salary and amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs, and accrued vacation.

Termination Without Cause, for Good Reason or by Company Nonrenewal. In the event of a termination of employment by CTI without cause or by Mr. Dahan for good reason or if we terminated his employment agreement by notice of nonrenewal, Mr. Dahan was entitled to receive the following payments and benefits:

•	his earned, but unpaid, base salary and earned, but unpaid, annual incentive award for the immediately preceding fiscal year; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

•

a pro rata share of the annual incentive award he would have earned if he had remained employed through the end of the fiscal year in which his employment terminated, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year;

•

a payment equal to 150% of the greater of (a) his base salary in effect on the termination date or (b) his base salary in effect immediately prior to any reduction that would constitute a basis for termination of employment for good reason;

•	a payment equal to 150% of his target annual incentive award bonus;

•	payment of COBRA health care premiums for him and his covered beneficiaries for a period of 18 months following termination of employment;

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation; and

•	immediate vesting of his outstanding DSU awards.

Termination in Connection With or Following a Change in Control of Our Company. In the event Mr. Dahan’s employment was terminated without cause or by Mr. Dahan for good reason in connection with or within one year after a change in control of CTI or if his employment agreement was terminated by notice of nonrenewal within one year after a change in control of CTI, Mr. Dahan was entitled to receive the same payments and benefits as in the case of any other termination of employment without cause, by Mr. Dahan for good reason or following notice of nonrenewal, except that the amount of the severance payment equal to the sum of his base salary and target annual incentive award bonus would be multiplied by 250%, rather than 150%.

Termination Payments. Pursuant to the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011, by mutual agreement, Mr. Dahan agreed to (i) resign as our President and Chief Executive Officer and as a member of our Board and each of its subsidiaries effective March 4, 2011 and (ii) serve as a consultant to our company for a period of 90 days from March 4, 2011. Pursuant to the agreement, upon execution of a release of claims against CTI, Mr. Dahan received the following payments and benefits (which had an approximate aggregate value of $9,584,221):

•

a cash payment of $800,000 representing the cash incentive award for the fiscal year ended January 31, 2011 in accordance with terms previously agreed with us after waiving any payments based on his individual performance;

•

a lump sum cash payment equal to the sum of (a) $1,500,000 (representing 150% of his annual base salary at its then-current rate) and (b) $1,500,000 (representing 150% of his target annual cash incentive award opportunity);

•	a lump sum payment of $128,000 with respect to 32 accrued but unused vacation days as of the effective date of termination;

•

medical, dental and life insurance coverage continuation for him and his covered beneficiaries under COBRA for a period of 18 months following the date of termination (which coverage is expected to cost $17,118); and

•

the delivery of shares of our common stock underlying vested DSU awards that are subject to deferred delivery, which had a net value of $1,092,046 or $7.10 per share (the per share closing market price of our common stock on February 24, 2011, the delivery date) and the immediate vesting of all outstanding unvested DSUs awarded to Mr. Dahan, which had a value of $4,547,057 or $7.34 (the per share closing market price of our common stock on February 25, 2011, the effective date of resignation). These shares will be delivered on September 6, 2011 and the associated withholding taxes determined (net shares calculated) at such time.

In addition, CTI agreed to pay all reasonable attorneys’ fees and disbursements incurred by Mr. Dahan in connection with the negotiation of the Separation Agreement and related documents up to $30,000.

During the consulting period, Mr. Dahan has the duties, responsibilities and authority assigned to him by the Chairman and Chief Executive Officer and will receive a fee of $246,575, payable in six equal installments and shall be entitled to reimbursement of reasonable business expenses incurred in connection with the performance of these consulting services.

Mr. Bin

Termination Upon Death or Disability. In the event of a termination of employment due to death or disability, Mr. Bin was entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination for Cause, Without Good Reason or by Executive Nonrenewal. In the event of a termination of employment by Comverse for cause, Mr. Bin was not entitled to any benefits under his employment agreement and only those afforded him under local law. In the event that Mr. Bin voluntarily terminated his employment, he was entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, the release of monies depositing by Comverse Ltd. and Mr. Bin in his managers’ insurance fund and continuing education fund and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination Without Cause. In the event of a termination of employment by Comverse without cause, Mr. Bin was entitled to receive the following payments and benefits:

•	his earned, but unpaid, base salary and earned, but unpaid, annual incentive award for the immediately preceding fiscal year; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

In addition to the foregoing, pursuant to the amendment dated April 29, 2010 to his employment agreement and evidencing terms approved by the Compensation Committee in December 2009, Mr. Bin would remain an employee of Comverse Ltd. until the one year anniversary of the notice of termination, required to provide transition services for a period of 60 days after such notice. In addition, he was entitled to receive (i) release of all monies accrued in his managers’ insurance fund and advanced study fund deposited by him and Comverse Ltd. during the term of his employment, (ii) redemption of all unused vacation days, (iii) a pro rata portion of his unpaid convalescence pay (or offset against amounts payable to him of any prepaid convalescence pay) and (iv) a payment equal to 100% of his target annual cash incentive award, regardless of any performance requirements.

Termination in Connection With or Following a Change in Control of Our Company. Mr. Bin was eligible to participate in our Executive Severance Protection Plan as described above.

Mr. Swad

Under his employment agreement, Mr. Swad was eligible to receive certain severance payments and benefits in the event his employment was terminated under various circumstances, including following a change in control of CTI, as follows:

Termination Upon Death or Disability. In the event of a termination of employment due to death or disability, Mr. Swad was entitled to receive the following payments and benefits:

•	his earned but unpaid base salary and earned but unpaid annual incentive award for the immediately preceding fiscal year;

•

a pro rata share of the annual incentive award he would have earned if he had remained employed through the end of the fiscal year in which his death or termination due to disability occurred, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year (which, in his case, was to be a pro rata share of his annual cash incentive award of $625,000);

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

Termination for Cause, Without Good Reason or by Executive Nonrenewal. In the event of a termination of employment by CTI for cause or by Mr. Swad without good reason or if Mr. Swad terminated his employment agreement by notice of nonrenewal, he was entitled to receive his earned but unpaid base salary and amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs, and accrued vacation.

Termination Without Cause, for Good Reason or by Company Nonrenewal. In the event of a termination of employment by CTI or by Mr. Swad for good reason or if CTI terminated his employment agreement by notice of nonrenewal, he was entitled to receive the following payments and benefits:

•	his earned, but unpaid, base salary and earned, but unpaid, annual incentive award for the immediately preceding fiscal year;

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements;

•

a pro rata share of the annual incentive award he would have earned if he had remained employed through the end of the fiscal year in which his employment is terminated, based on actual performance against the goals set by the Compensation Committee for such fiscal year;

•

a payment equal to (i) 100% of the greater of his base salary in effect immediately prior to the termination date or his base salary immediately prior to any reduction that would constitute a basis for termination of employment for good reason; and (ii) 100% of his target annual incentive award, regardless of any performance requirements;

•	payment of COBRA health care premiums for him and his covered beneficiaries for a period of 12 months following termination of employment; and

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation.

Termination in Connection With or Following a Change in Control of Our Company. In the event Mr. Swad’s employment was terminated without cause or by him for good reason in connection with or within one year after a change in control of CTI or if his employment agreement was terminated by notice of nonrenewal within one year after a change in control of CTI, Mr. Swad was entitled to receive the following payments and benefits:

•	his earned, but unpaid, base salary and earned, but unpaid, annual incentive award for the immediately preceding fiscal year;

•

a payment equal to (i) a pro rata share of the annual incentive award he would have earned if he had remained employed through the end of the fiscal year in which his employment terminated, based on actual corporate performance against the goals set by the Compensation Committee for such fiscal year; (ii) 150% of the greater of his base salary in effect immediately prior to the termination date or his base salary immediately prior to any reduction that would constitute a basis for termination of employment for good reason; and (iii) 150% of his target annual incentive award, regardless of any performance requirements;

•	payment of COBRA health care premiums for him and his covered beneficiaries for a period of 18 months following termination of employment;

•	amounts earned, accrued or owing under all employee welfare and pension benefit plans, for reimbursement of business expenses, under all executive fringe benefit programs and accrued vacation;

•	such other or additional compensation and benefits, if any, as we may provide under our applicable compensation, incentive, equity, benefit or fringe benefit plans; and

•	immediate vesting of his outstanding equity incentive awards.

If during the initial term of his employment, with respect to a change in control of CTI, Mr. Swad were to receive any payment, benefit or distribution that would be subject to the excise tax imposed by Section 4999 of the Code, or any related interest or penalties, he was also entitled to receive a tax gross-up payment that would put him in the same after-tax position as if the excise tax had not been imposed.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), each of the Corporate Governance and Nominating Committee and the Audit Committee recommended, and, on March 10, 2010, the Board of Directors adopted, a Related Person Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related person transaction.

For purposes of the policy, a “related person” is any person or entity who is, or at any time since the beginning of CTI’s last fiscal year was:

•	a CTI director or executive officer or director nominee;

•	any shareholder who is known to CTI to beneficially own more than 5% of CTI’s total outstanding common stock;

•	an immediate family member of the foregoing; or

•

any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related person transaction” is any transaction or series of similar or related transactions (including any amendment to a previously approved related person transaction) in which CTI or any of its subsidiaries is a participant (other than transactions by and among CTI and its direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 and any related person has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by the Board of Directors.

The Board of Directors has determined that the Audit Committee, in conjunction with CTI’s legal staff, is best situated to review and, when appropriate, approve and ratify related person transactions. The Audit Committee is comprised of Messrs. Dubner, Oliver and Terrell, all of whom were determined by the Board of Directors to be independent. In approving or ratifying a related person transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related person transaction is:

•	consistent with the best interests of CTI;

•	fair and reasonable to CTI (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

•	would not impair or jeopardize the independence of an outside director; and

•	would not present an improper conflict of interest for any director or executive officer of CTI after taking into account the factors set forth below.

The Audit Committee takes into consideration all facts and circumstances when making a determination whether to approve or ratify a related person transaction, as applicable, including the following factors:

•	the related person’s relationship to CTI and interest in the related person transaction;

•	the material facts of the related person transaction, including the proposed aggregate value, purpose and proposed benefits to CTI;

•	the materiality of the related person transaction to the related person and CTI;

•	whether the related person transaction is on terms no less favorable to CTI than terms that could have been reached with an unrelated third party;

•	whether the related person transaction is in the ordinary course of CTI’s business;

•	whether the related person transaction would violate any provision of CTI’s Code of Conduct;

•	the effect of the related person transaction on CTI’s business and operations, including CTI’s internal control over financial reporting and system of disclosure controls and procedures;

•	whether the related person transaction was initiated by CTI or the related person; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular related person transaction.

Prior to the adoption by the Board of Directors of this policy, CTI did not have a written policy or procedure for the review, approval or ratification of related person transactions. CTI’s legal staff was primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that were determined to be directly or indirectly material to a related person were disclosed in CTI’s annual reports or proxy statements.

Similar to the authority granted to it in the Related Person Transactions Policy, prior to its adoption, the Audit Committee reviewed and approved in advance all related person transactions that require disclosure under SEC rules (other than director and officer compensation arrangements approved by the Board of Directors or the Compensation Committee), pursuant to authority granted under the Audit Committee Charter. In addition, the Audit Committee reviewed and addressed any conflicts of interest of executive officers, and the manner in which these conflicts were to be monitored.

Transactions with Related Persons

Richard N. Nottenburg

Dr. Nottenburg, a member of the Board, served as the President and Chief Executive Officer of Sonus Networks, Inc., a telecommunications company, from June 13, 2008 until October 12, 2010. Sonus Networks, Inc. is a customer of Comverse. We had a well-established and ongoing business relationship in the ordinary course of business with Sonus Networks, Inc. prior to the appointment of Dr. Nottenburg to the Board. Pricing and contract terms have been, and continue to be, determined through negotiations at arm’s length. For the fiscal year ended January 31, 2011, the revenue derived by Comverse from Sonus Networks, Inc. was $0.2 million. As of January 31, 2011, Comverse had no accounts receivable from Sonus Networks, Inc.

We do not believe that Mr. Nottenburg had a material direct or indirect interest in this transaction.

Augustus K. Oliver and A. Alexander Porter, Jr.

On May 21, 2007, Messrs. Oliver and Porter were elected by the Board as independent directors to fill vacant positions on the Board of Directors effective May 22, 2007. In conjunction with the election of Messrs. Oliver and Porter to the Board of Directors, CTI, Oliver Press Partners, LLC and certain of its affiliates (or OPP), entered into a letter agreement, dated May 22, 2007 (or the OPP Letter Agreement). Under the OPP Letter Agreement, OPP, which had initiated a shareholder solicitation process to call a special meeting of shareholders for the election of directors pursuant to Section 603 of the New York Business Corporation Law, agreed not to engage in such a solicitation prior to the next election of directors at an annual meeting. In addition, Mr. Oliver agreed to resign as a director if OPP ceases to own at least 50% of its holdings of CTI’s common stock on May 22, 2007. In view of his contributions as a member of the Board, on September 7, 2007, CTI waived the requirement that Mr. Oliver resign if OPP ceases to retain such level of stock holdings.

We do not believe that either Mr. Oliver or Mr. Porter had a material direct or indirect interest in this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of CTI and persons who own more than 10 percent of a registered class of CTI’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of CTI common stock and other equity securities. Directors, officers and beneficial owners of more than 10 percent of CTI’s common stock are required by SEC regulation to furnish CTI with copies of all Section 16(a) forms they file. To CTI’s knowledge, based solely on a review of the copies of such reports furnished to CTI and representations that no other reports were required, all Section 16(a) filing requirements were satisfied for the fiscal year ended January 31, 2011.

SHAREHOLDER ACCESS TO BALLOT FOR 2012 ANNUAL MEETING

In general, our By-Laws provide proxy access to shareholders who beneficially own 5% or more of CTI’s outstanding common stock continuously for at least two years (as of both the date the written notice of the nomination is submitted to CTI and the record date for the meeting at which directors are to be elected) to nominate directors and include such nomination(s) in CTI’s proxy materials for a shareholder meeting for the election of directors. Shareholders who wish to nominate directors at an annual meeting must follow the requirements set forth in Article IV, Section 3 of our By-Laws. Generally, and among other things, shareholders must provide notice of nominations to the Corporate Secretary at 810 Seventh Avenue, New York, NY 10019 on or before March 31, 2012 to be considered timely for inclusion at our 2012 annual meeting.

SHAREHOLDER PROPOSALS FOR INCLUSION IN 2012 PROXY STATEMENT

If a shareholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 promulgated under the Exchange Act, as amended, for consideration at our annual meeting of shareholders to be held in 2012, shareholder proposals must be received at our principal executive offices no later than June 9, 2012. Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to shareholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive office. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

OTHER SHAREHOLDER BUSINESS FOR PRESENTATION AT 2012 ANNUAL MEETING

In general, according to our By-Laws, we must receive other proposals of shareholders (including director nominations) intended to be presented at the 2012 annual meeting of shareholders but not included in the Proxy Statement at our principal executive offices on or before March 31, 2012. Such notice must be delivered to our Corporate Secretary at our principal executive offices and must comply with the requirements set forth in Article II, Section 6 or Article IV, Section 3, as applicable, of our By-Laws. Notice of any business to be brought before the 2012 annual meeting not received in accordance with the above standards may not be presented at the 2012 annual meeting of shareholders.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders may contact the Board electronically by sending an email to: boardofdirectors@comverse.com. Alternatively, shareholders can contact the Board by writing to: Board of Directors, Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019. Communications received electronically or in writing are forwarded to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your proxy card to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019 Attn: Investor Relations.

If you are a holder of record and would like to receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of your request.

Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

Our Annual Report on Form 10-K for the year ended January 31, 2011 (excluding Part III of the Annual Report on Form 10-K and excluding all exhibits thereto), which was filed with the SEC on May 31, 2011, is being delivered to shareholders in connection with this proxy solicitation. Our Annual Report on Form 10-K and exhibits thereto are available free of charge from the SEC website, www.sec.gov. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 810 Seventh Avenue, New York, New York 10019.

OTHER MATTERS

Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

We will pay the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, our directors, executive officers and regular employees may solicit proxies, either personally, by facsimile or by telephone, on our behalf, without additional compensation, other than the time expended and telephone charges in making such solicitations. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of expenses. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

APPENDIX A

COMVERSE TECHNOLOGY, INC.

2011 STOCK INCENTIVE COMPENSATION PLAN

Article 1. Establishment & Purpose

1.1 Establishment. Comverse Technology, Inc. hereby establishes the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan, as amended from time to time (hereinafter referred to as the “Plan”) as set forth in this document.

1.2 Purpose of the Plan. The purposes of the Plan are to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Directors, Employees and Consultants, to align their respective interests with shareholders’ interests through equity-based compensation and to permit the granting of Awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Code.

Article 2. Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1 “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity that the Company has a substantial direct or indirect equity interest, as determined by the Board.

2.2 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Other Stock-Based Award, or Performance-Based Compensation award that is granted under the Plan.

2.3 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and provisions of the actual grant of such Award.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Board Approval” means approval by the affirmative vote of a majority of the members of the Board present at any meeting of the Board at which a quorum is present, provided that such vote includes the affirmative vote of a majority of the Outside Directors present and not less than two Outside Directors are present.

2.7 “Cause” unless otherwise provided in an Award Agreement, with respect to a Participant who has entered into a written employment, consulting or similar agreement with the Company or any Subsidiary or Affiliate, has the meaning ascribed to “Cause” (or an equivalent term) in such agreement, or with respect to a Participant who is not a party to an agreement or “Cause” (or an equivalent term) is not defined therein, “Cause” means: (i) the Participant’s refusal or failure to perform any of his duties and responsibilities as determined from time to time by the Board, including, without limitation: (a) the Participant’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Board following thirty (30) days’ written notice from the Company of such alleged fault; and (b) the Participant’s refusal to comply with any lawful directive or policy of the Board which refusal is not cured by the Participant within thirty (30) days of such written notice from the Company; provided, however, that the Company shall not be required to give the Participant a cure period with respect to this clause (i) on more than one occasion; (ii) the Participant acts (including a failure to act) in a manner which constitutes willful misconduct, gross negligence, or insubordination; (iii) the Company’s determination that, in the reasonable judgment of the Board, the Participant has: (x) committed an act of fraud, personal dishonesty or misappropriation relating to the Company; (y) violated any material provision of any written policy of the Company; or (z) committed any other act causing material harm to the Company’s standing or reputation, or any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto; (iv) a material breach by the Participant of the terms of the Plan or any Award Agreement, any other written agreement with the Company or any fiduciary duty to the Company; (v) the Participant’s arrest, indictment for or conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (vi) the Participant’s habitual or repeated misuse of, or habitual or repeated performance of the Participant’s duties under the influence of, alcohol or controlled substances. As used in this definition of “Cause”, the “Company” shall mean the Company and each of the Company’s Affiliates and Subsidiaries.

2.8 “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)	any Person, entity or affiliated group becoming the Beneficial Owner or Owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(b)	a consolidation or merger (in one transaction or a series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) would not (i) be the holders immediately after such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) in substantially similar proportions that they held equity securities of the Company prior to such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition);

(c)	the approval of the shareholders of the Company of (or if shareholder approval is not required, the occurrence of) the sale all or substantially all of the assets of the Company to any other Person, in one transaction or a series of related transactions during the twenty-four month period ending on the date of the most recent transaction (it being understood that a spin-off of shares of capital stock of any subsidiary of the Company or a distribution of other assets of the Company as a dividend to its shareholders does not constitute a sale thereof); or

(d)	during any period of twenty-four (24) consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors (other than those new directors elected in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies) whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof;

(e)	the approval of the shareholders of the Company of the liquidation or dissolution of the Company;

provided, that to the extent necessary to comply with Section 409A with respect to the payment of deferred compensation, “Change of Control” shall be limited to a “change in control event” as defined under Section 409A; provided, further, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially similar proportions by the Persons who hold the Company’s securities immediately before such transaction.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means the compensation committee of the Board, or any other committee or subcommittee designated by the Board to administer this Plan. The Committee shall have at least two members, each of whom shall be (i) a member of the Board, (ii) a Non-Employee Director, (iii) an Outside Director, and (iv) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.11 “Company” means Comverse Technology, Inc., a New York corporation, and any successor thereto.

2.12 “Consultant” means any person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.

2.13 “Continuous Service” means that the provision of services to the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Subsidiary or Affiliate which, to the extent applicable, shall not be deemed to occur until the expiration of any required notice or garden leave period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable labor laws. Continuous Service shall not be considered interrupted in the case of (i) any sick leave, military leave or other approved “bona fide leave of absence” (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)), (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, for purposes of each Incentive Stock Option granted under the Plan, if any sick leave, military leave or other approved “bona fide leave of absence” exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statue or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

2.14 “Director” means each member of the Board who is not an Employee, who does not receive compensation from the Company or any Subsidiary in any capacity other than as a Director and whose membership on the Board is not attributable to any contract between the Company and such Director or any other entity with which such Director is affiliated.

2.15 “Disability” unless otherwise specified in an Award Agreement, means “Disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

2.16 “Effective Date” means the date set forth in Section 15.18.

2.17 “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.19 “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A:

(a)	If the Shares are listed on any established stock exchange or a national market system, the per Share Fair Market Value shall be the closing sales price for each share of such stock (or the closing bid, if no sales were reported) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)	If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the “Pink Sheets” published by the National Quotation Bureau, Inc.) or by a recognized securities dealer, the closing sales price for each share of such stock or, if closing sales prices are not reported, the per Share Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)	In the absence of an established market for the Shares of the type described in (a) and (b), above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with the applicable provision of Section 409A.

2.20 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.21 “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.22 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23 “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.24 “Option” means any stock option granted under Article 6 of the Plan.

2.25 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.26 “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.27 “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.28 “Participant Award Limit(s)” shall have the meaning set forth in Section 5.1(b).

2.29 “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and all regulations promulgated thereunder.

2.30 “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

2.31 “Performance Period” means the period of time, which shall in no event be less than twelve (12) months, during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.33 “Plan” shall have the meaning set forth in Section 1.1.

2.34 “Restricted Stock” means any Award granted under Article 8 of the Plan.

2.35 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.36 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

2.37 “Share” means a share of common stock of the Company, par value $0.10 per share, or such other class or kind of shares or other securities resulting from the application of Section 12.1 of the Plan.

2.38 “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.39 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any parent of the Company) if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.40 “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3. Administration

3.1 Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Directors, Employees and Consultants to whom Awards will be granted and determine the type and amount of Awards to be granted to each such Director, Employee or Consultant, and the terms and conditions of Awards and Award Agreements, subject to Board Approval. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 14, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement and, subject to Board Approval, accelerate or waive vesting of Awards, lapsing of restrictions or deferral limitations imposed on Awards, and exercisability of Awards, extend the term or period of exercisability of any Awards, modify the purchase price under any Award, or modify or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee but subject to Board Approval, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Delegation. The Committee may delegate to one or more of its members or members of the Board, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4. Eligibility and Participation

4.1 Eligibility. Participants will consist of such Directors, Employees and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards, in each case subject to Board Approval. Designation of a Participant in any year shall not require the Committee to designate or Board to approve such person to receive an Award in any other year or, once designated or approved, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2 Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation awards. The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion, but subject to Board Approval; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5. Shares Subject to the Plan and Maximum Awards

5.1 Number of Shares Available for Awards.

(a)	General. Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 22,000,000 Shares. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares tendered to or withheld by the Company as part or full payment for the purchase price, Option Price or grant price of an Award granted under this Plan or to satisfy the Company’s tax withholding obligation with respect to an Award granted under this Plan, shall again be available for Awards under the Plan; provided, that such Shares shall continue to be counted as outstanding for purposes of determining whether a Participant Award Limit has been attained.

(b)	Participant Award Limits. The maximum number of Shares with respect to which any Options may be granted to any Participant in any consecutive twelve (12) month period shall be 3,000,000 Shares and the maximum number of Shares with respect to which any Stock Appreciation Rights may be granted to any Participant in any consecutive twelve (12) month period shall be 3,000,000 Shares, in each case subject to adjustments made in accordance with Article 12 hereof, or the cash equivalent thereof to the extent such Awards are payable in cash or property. The maximum amount of Performance-Based Compensation Awards (other than Options and Stock Appreciation Rights) granted to any Participant in any consecutive twelve (12) month period shall be 1,500,000 Shares, subject to adjustments made in accordance with Article 12 hereof, or the cash equivalent thereof to the extent such Awards are payable in cash or property; and the maximum amount of Performance-Based Compensation Awards granted to any Participant in any consecutive twelve (12) month period shall be $10,000,000 if such Performance-Based Compensation Awards are denominated in cash rather than shares (each a “Participant Award Limit” and collectively, “Participant Award Limits”).

(c)	Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. If the Committee, subject to Board Approval, authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Participant Award Limit. Any shares available for issuance pursuant to a stockholder-approved equity incentive plan sponsored by a company acquired by the Company may (following appropriate adjustments to reflect the acquisition, as determined by the Committee and subject to Board Approval) be used for Awards under the Plan, subject to applicable law and stock exchange requirements.

Article 6. Stock Options

6.1 Grant of Options. The Committee is hereby authorized to grant Options to Participants, subject to Board Approval. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided, that Options granted to Directors and Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Board nor the Company or any of its Affiliates shall be liable to any Participant or to any other person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable, subject to Board Approval.

6.2 Terms of Option Grant. The Option Price shall, subject to Board Approval, be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3 Option Term. The term of each Option shall, subject to Board Approval, be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).

6.4 Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, subject to Board Approval, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 15.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check, draft, money order, cashier’s check, or wire transfer made payable to the Company), (ii) to the extent permitted by the Committee and subject to Board Approval, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee and subject to Board Approval, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee and subject to Board Approval, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan, subject to Board Approval.

6.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. No Incentive Stock Option may be exercised later than ten (10) years after the date it is granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

6.7 Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the date of grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”), subject to Board Approval. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable, subject to Board Approval. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant, subject to Board Approval. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion but subject to Board Approval.

7.2 Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee but subject to Board Approval. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate, subject to Board Approval. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3 Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8. Restricted Stock

8.1 Grant of Restricted Stock. An Award of Restricted Stock is a grant by the Committee, subject to Board Approval, of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable, subject to Board Approval.

8.2 Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the purchase price, if any, of the Shares of Restricted Stock, the performance, employment or other conditions (including the termination of a Participant’s Continuous Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine but subject to Board Approval. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee but subject to Board Approval, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participant’s holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock and have the right to receive dividends on such Restricted Stock, subject to Board Approval. In no event may dividends be paid to a Participant with respect to Restricted Stock which vests based on the achievement of performance goals until the Restricted Stock which relates to such dividends vests.

8.4 Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) specified in the Award Agreement, subject to Board Approval. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5 Vesting. Awards of Restricted Stock which vest based on the passage of time may vest at a rate not greater than one third (1/3rd) per year and Awards of Restricted Stock which vest based on the achievement of performance goals may vest no earlier than one (1) year from the date of grant; provided, that the Committee may, in its discretion but subject to Board Approval, provide for accelerated vesting in the event a Participant’s service to the Company or any Subsidiary or Affiliate is terminated due to the Participant’s death, Disability or retirement or in the event of a Change of Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to Awards of Restricted Stock to the extent such Awards of Restricted Stock in combination with any Other Stock-Based Awards not subject to the vesting restrictions set forth in Section 9.3 do not exceed five percent (5%) of the number of Shares available for issuance pursuant to Section 5.1(a) on the Effective Date.

8.6 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and timely remit required withholding taxes via personal check or in accordance with Section 15.3.

Article 9. Other Stock-Based Awards

9.1 Grant of Other Stock Based Awards. The Committee, in its sole discretion but subject to Board Approval, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Continuous Service, the occurrence of an event and/or the attainment of performance objectives or goals, in each case subject to Board Approval. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine, subject to Board Approval, to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9.2 Dividend Rights. In no event may dividends be paid to a Participant with respect to an Other-Stock-Based Award which vests based on the achievement of performance goals until the Other-Stock-Based Award which relates to such dividends vests.

9.3 Vesting. Other Stock-Based Awards which vest based on the passage of time may vest at a rate not greater than one third (1/3rd) per year and Other Stock-Based Awards which vest based on the achievement of performance goals may vest no earlier than one (1) year from the date of grant; provided, that the Committee may, in its discretion but subject to Board Approval, provide for accelerated vesting in the event a Participant’s service to the Company or any Subsidiary or Affiliate is terminated due to the Participant’s death, Disability or retirement or in the event of a Change of Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to Other Stock-Based Awards to the extent such Other Stock-Based Awards in combination with any Awards of Restricted Stock not subject to the vesting restrictions set forth in Section 8.5 do not exceed five percent (5%) of the number of Shares available for issuance pursuant to Section 5.1(a) on the Effective Date.

Article 10. Performance-Based Compensation

10.1 Grant of Performance-Based Compensation. The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, subject to Board Approval.

10.2 Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following

Performance Measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating income and segment performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit or divisional level thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate, subject to Board Approval. Subject to Section 162(m) of the Code, the Committee may, but subject to Board Approval, adjust the performance goals (including to pro rate goals and payments for a partial Performance Period) in the event of the following occurrences: (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.

10.3 Establishment of Performance Goals. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply, in each case subject to Board Approval. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4 Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines but subject to Board Approval.

10.5 Certification of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6 Performance Goals. The Committee may condition the grant, vesting or delivery of any Award upon the achievement of one or more performance goal(s) specified in the Award Agreement, subject to Board Approval.

10.7 Interpretation. Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded, except as otherwise determined by the Committee.

Article 11. Compliance with Section 409A of the Code and Section 457A of the Code

11.1 General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A, such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award, in each case subject to Board Approval. This Plan, Awards and Award Agreements granted hereunder shall be interpreted at all times in such a manner that the terms and provisions of the Plan, Awards and Award Agreements are exempt from or comply with Section 409A.

11.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan or any Award Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her “separation from service” (as defined below) (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such “separation from service” and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as administratively practicable within 60 days thereafter, but in no event later than the end of the applicable taxable year.

11.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Continuous Service” or like terms shall mean “separation from service.”

11.4 Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 457A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant, in each case subject to Board Approval.

Article 12. Adjustments

12.1 Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Participant Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards, in each case subject to Board Approval.

12.2 Change of Control. Unless the Committee shall provide otherwise (subject to Board Approval) at the time of grant of an Award, upon the occurrence of a Change of Control any outstanding Awards under the Plan which are not assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent shall immediately prior to the occurrence of the Change of Control vest in full, become exercisable and all restrictions lapse, as may be applicable.

Unless the Committee shall provide otherwise (subject to Board Approval) at the time of grant of an Award, upon the occurrence of a Change of Control any outstanding Awards under the Plan which are assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent shall immediately vest in full, become exercisable and all restrictions lapse, as may be applicable if within twenty four (24) months following the Change of Control (i) the Participant’s service is terminated by the Company without Cause; (ii) if the Participant has entered into a written employment, consulting or similar agreement with the Company or any Subsidiary or Affiliate containing a definition of “good reason” (or an equivalent term), the Participant’s service is terminated for “good reason;” or (iii) the Participant’s service is terminated due to death or Disability.

Notwithstanding the foregoing, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (in either case, contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero), in each case subject to Board Approval.

Article 13. Termination of Service

13.1 Termination of Service For Cause. Unless the Award Agreement provides otherwise, all of a Participant’s Awards (including any exercised Awards for which Shares have not been delivered to the Participant) shall be cancelled and forfeited immediately on the date Participant’s service terminates if such termination is for Cause or Cause exists on such date (and the Company shall return to the Participant the price if any paid for such undelivered Shares).

13.2 Termination of Service For Reason Other Than Cause. If a Participant’s service is terminated other than a termination for Cause, then unless the Award Agreement provides otherwise, all unvested Awards will terminate immediately as of the date the Participant’s service terminates.

Article 14. Duration, Amendment, Modification, Suspension and Termination

14.1 Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

14.2 Amendment, Modification, Suspension and Termination of Plan. The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 14.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time, subject to Board Approval; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may, subject to Board Approval, amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws.

Article 15. General Provisions

15.1 No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Continuous Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Continuous Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2 Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated, subject to Board Approval.

15.3 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee and Board Approval, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee, the Board and the Company make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee, the Board nor the Company has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A or Section 457A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

15.5 Section 16 Participants. With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan, including Tax Withholding, are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Board, as applicable.

15.6 Non-Transferability of Awards. Unless otherwise determined by the Committee and subject to Board Approval, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.7 Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable, subject to Board Approval. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares, subject to Board Approval.

15.8 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 15.8 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.7. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.9 Awards to Non-U.S. Directors, Employees or Consultants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Directors, Employees or Consultants, the Committee, in its sole discretion but subject to Board Approval, shall have the power and authority to:

(a)	Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b)	Determine which Directors, Employees or Consultants outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Directors, Employees or Consultants outside the United States to comply with applicable foreign laws;

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.9 by the Committee shall be attached to this Plan document as appendices.

15.10 Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.11 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.13 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s or its Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company, its Subsidiaries or Affiliates to take any action which such entity deems to be necessary or appropriate.

15.14 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.15 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.16 Waiver of Certain Claims. By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his or her office or Continuous Service for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his or her ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board or Committee pursuant to a discretion contained in the Plan or any Award Agreement or the provisions of any statute or law relating to taxation.

15.17 Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

15.18 Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”); provided, that the Plan is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within 12 months of the Effective Date, and such approval of shareholders shall be a condition to the right of each Participant to receive any Awards hereunder. Any Awards granted under the Plan prior to such approval of shareholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, any such Award shall be cancelled.

15.19 Erroneously Awarded Compensation. All Awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, may be subject to a claw back policy or other incentive compensation policy established from time to time by the Company to comply with such Act.

* * *

This Plan was duly adopted and approved by the Board by resolution at a meeting held on the 7th day of September, 2011.

APPENDIX B

COMVERSE TECHNOLOGY, INC.

2011 ANNUAL PERFORMANCE BONUS PLAN

Article 1. Establishment & Purpose

1.1 Establishment. Comverse Technology, Inc., a New York corporation (“Comverse” and in combination with its subsidiaries, the “Company”), hereby establishes the Annual Performance Bonus Plan (the “Plan”) as set forth herein.

1.2 Purpose of Plan. The purpose of this Plan is to motivate, retain and reward employees of the Company who can make significant contributions to the Company’s success by providing for annual incentive bonuses if pre-established annual performance goals are achieved. The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2. Administration

The Plan shall be administered by the Compensation and Leadership Committee (the “Committee”) of the Comverse Board of Directors (the “Board”), comprised exclusively of “outside directors” within the meaning of Code Section 162(m) and Treasury Regulation § 1.162-27(c)(4). The Committee shall have the authority, subject to the provisions herein, (a) to select the Company employees to participate in the Plan; (b) to establish and administer the Performance Goals (as defined herein) and the bonus opportunities applicable to each participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; and (d) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final and binding upon the participants, the Company, and all other interested individuals. To the extent not inconsistent with applicable law or the rules or regulations of the NASDAQ Stock Market (or such other principal securities market on which Comverse’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers of the Company the authority to take actions on its behalf pursuant to the Plan; provided, however, that no delegation shall be made regarding the selection of participants or the amount, timing or other terms and conditions regarding payments made pursuant to the Plan.

Article 3. Eligibility

Eligibility shall be limited to employees of the Company who may be a “covered employee” within the meaning of Code Section 162(m)(4) and Treasury Regulation § 1.162-27(c)(2) and such other employees, as determined by the Committee in its discretion. The Committee, in its discretion, shall designate in writing those eligible employees of the Company who shall participate in the Plan (each, a “Covered Employee”) for any fiscal year or other accounting period selected by the Committee no later than the applicable deadline (the “Determination Date”) for the establishment of Performance Goals permitting the compensation payable to each such Covered Employee for such fiscal year or period to qualify as “qualified performance-based compensation” under Treasury Regulation § 1.162-27(e). Designation as a Covered Employee shall be conclusive for the fiscal year or period to which the designation applies whether or not such employee is deemed a “covered employee” (within the meaning of Code Section 162(m)) at the end of such period. Designation as a Covered Employee for any fiscal year or period shall not entitle an employee to participate in the Plan for any other fiscal year or period.

Article 4. Performance Goals

4.1 Establishment of Performance Goals. A Covered Employee’s bonus shall be determined based on the attainment of written performance goals (the “Performance Goals”) established by the Committee as of the beginning of each of the Company’s fiscal years or other accounting periods selected by the Committee (“Performance Periods”). The Performance Goals shall be established (a) while the outcome for the Performance Period is substantially uncertain and (b) no later than ninety (90) days after the commencement of the Performance Period to which the Performance Goal relates (or, if the Performance Period is less than one (1) year, no later than the number of days which is equal to twenty-five percent (25%) of such Performance Period). The Performance Goals need not be the same for all Covered Employees.

4.2 Performance Measures. Performance Goals shall be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Committee may determine: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Committee); (g) net income (either before or after taxes); (h) operating income and segment performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; (ff) new or expanded market penetration; (gg) reductions in cost; (hh) regulatory achievements (including submitting or filing applications or other documents); (ii) strategic partners or transactions (including in-licensing and out-licensing of intellectual property, establishing relationships with commercial entities with respect to the marketing, distribution or sale of the Company’s products; (jj) financial ratios; and (kk) financing and other capital raising transactions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures. Any such business criterion or combination of such criteria may apply to the Covered Employee’s bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

Article 5. Bonus Opportunity

No later than the Determination Date for each Performance Period, the Committee shall establish, in writing, the method for computing the amount of compensation that will be payable under the Plan to each Covered Employee if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part. Such method shall be stated in terms of an objective formula that precludes discretion to increase the amount of the bonus that would otherwise be payable hereunder. The method need not be the same for all Covered Employees. Notwithstanding anything to the contrary contained herein, the Committee may exercise negative discretion (within the meaning of Treasury Regulation § 1.162-27(e)(2)(iii)(A)) with respect to any bonus payable hereunder to reduce any amount that would otherwise be payable hereunder. After a Performance Goal has been established, the Committee shall not revise such Performance Goal and after computing the amount of compensation payable under the Plan if the Performance Goals established by the Committee for such Performance Period are attained in whole or part, the Committee shall not increase the amount of such payments.

Article 6. Maximum Bonus

The maximum amount of compensation that may be paid under the Plan to any Covered Employee for any fiscal year shall be $7,000,000.

Article 7. Certification of Performance Goals and Payment of Bonus

7.1 Certification by Committee. As soon as practicable after the close of the Performance Period and prior to the payment of any bonus, the Committee shall review the Company’s performance and certify in writing the extent to which the applicable Performance Goals have been achieved.

7.2 Payment of Bonus After Certification. Each bonus, to the extent earned, shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following the Committee’s certification described in the preceding sentence. Payments under this Plan are intended to qualify as short-term deferrals under Code Section 409A and shall be made no later than the date two and one-half (2  1/2) months following the close of the fiscal year in which such bonus was earned; provided, however, that any payment that is delayed due to an event described in Treasury Regulation § 1.409A-1(b)(4)(ii), shall be paid as soon as practicable. Except as otherwise determined by the Committee, in its sole discretion, a Covered Employee shall not be entitled to payment of a bonus otherwise earned under the Plan if such Covered Employee is not employed by the Company on the payment date for such bonus. If a person becomes a participant during a Performance Period, if a person who otherwise would have been a participant dies, retires or is disabled during a Performance Period, the bonus payable to such a participant under this Plan may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period. The Company shall have the right to make all payments or distributions pursuant to the Plan to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, bonuses or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

Article 8. Funding

The Plan shall be unfunded. The Company shall not be required to segregate any assets to ensure payment of any bonus under the Plan.

Article 9. Amendment and Termination

The Board may amend or terminate the Plan at any time subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the NASDAQ Stock Market (or such other principal securities market on which Comverse’s securities are listed or qualified for trading); provided, however, that no amendment shall cause any performance-based bonus payable under the Plan not to qualify under Code Section 162(m). No amendments to, or terminations of, the Plan shall in any way impair the rights of a participant under any bonus opportunity previously granted without such participant’s consent.

Article 10. Stockholder Approval

Payment of any bonus under this Plan shall be contingent upon approval of this Plan by a majority of the stockholders of Comverse, including the applicable Performance Goals relating thereto. Unless and until such stockholder approval is obtained, no bonus shall be paid pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for their reapproval with respect to bonuses payable for the taxable years of Comverse commencing on or after the fifth (5th) anniversary of the initial stockholder approval, or at such earlier time required by Code Section 162(m).

Article 11. Effective Date

The Plan shall be effective on the date that it is adopted by the Board, contingent on approval of the Plan by Comverse’s shareholders as set forth in Article 10 above.

Article 12. Interpretation and Construction

Any provision of this Plan to the contrary notwithstanding, (a) bonuses under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation § 1.162-27(e) and (b) any provision of the Plan that would prevent any bonus under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall be disregarded. No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Covered Employee’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Covered Employee provides otherwise. All references in the Plan to sections of the Code or to Treasury Regulations shall be interpreted to include any amendment or successor provisions thereto.

Article 13. Right of Discharge

Nothing in this Plan shall provide any participant a right to receive any bonus opportunity or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of a bonus opportunity hereunder shall confer upon any participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future bonuses under the Plan) any such participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a bonus opportunity granted in the event of the termination of employment of any participant. No participant shall have any claim to be granted any bonus opportunity under the Plan, and there is no obligation for uniformity of treatment of participants under the Plan. All bonus opportunities pursuant to the Plan are in consideration of services performed or to be performed for the Company. Any income or gain realized pursuant to bonuses paid under the Plan constitute a special incentive payment to the participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as may be determined by the Committee or by the Board.

Article 14. Governing Law

The terms of this Plan shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

* * *

This Plan was duly adopted and approved by the Board of Directors of Comverse by resolution at a meeting held on the 7th day of September, 2011.

COMVERSE TECHNOLOGY, INC. 810 SEVENTH AVENUE NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy until 11:59 p.m., local time, on November 15, 2011. Please have your proxy card in hand when you access the web site and follow the instructions.

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Use any touch-tone telephone to vote your proxy up until 11:59 p.m., local time, on November 15, 2011. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 10:00 a.m., local time, on November 16, 2011.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Comverse Technology, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38231-P16668                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

COMVERSE TECHNOLOGY, INC.
The Board of Directors recommends a vote “FOR” each of the nominees for proposal 1, “FOR” proposals 2, 3, 5 and 6, and “EVERY 1 YEAR” for proposal 4.

1.	To elect eight (8) Directors:		For	Against	Abstain
Nominees:
	1a.	Raz Alon	☐	☐	☐				For	Against	Abstain

	1b.	Susan D. Bowick	☐	☐	☐	3.	To approve, on a non-binding advisory basis, the compensation of CTI’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in the Proxy Statement.
	1c.	Charles J. Burdick	☐	☐	☐				☐	☐	☐
	1d.	Robert Dubner	☐	☐	☐

	1e.	Joseph O’Donnell	☐	☐	☐			Every 1 Year	Every 2 Years	Every 3 Years	Abstain

	1f.	Augustus K. Oliver	☐	☐	☐	4.	To approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of CTI’s named executive officers.	☐	☐	☐	☐
	1g.	Theodore H. Schell	☐	☐	☐

									For	Against	Abstain

	1h.	Mark C. Terrell	☐	☐	☐	5.	To approve the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan.		☐	☐	☐

			For	Against	Abstain				For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP to serve as CTI’s independent registered public accounting firm for the fiscal year ending January 31, 2012.		☐	☐	☐	6.	To approve the Comverse Technology, Inc. 2011 Annual Performance Bonus Plan.		☐	☐	☐

Note: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournments or postponements thereof.

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 16, 2011:

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2010 Annual Report are available at

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Please detach along perforated line and mail in the envelope provided if you are not voting via the telephone or Internet.

M38232-P16668

ANNUAL MEETING OF SHAREHOLDERS OF

COMVERSE TECHNOLOGY, INC.

NOVEMBER 16, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) of COMVERSE TECHNOLOGY, INC., a New York corporation, set forth on the reverse side, hereby appoint(s) Mr. Charles J. Burdick and Mr. Joel E. Legon, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the shareholder(s) set forth on the reverse side, to represent the shareholder(s) set forth on the reverse side at the 2011 Annual Meeting of Shareholders of Comverse Technology, Inc. to be held on November 16, 2011 at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 and at any adjournments or postponements thereof, and to vote all shares of common stock which the shareholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the shareholder(s) set forth on the reverse side with respect to the shares covered hereby.

This proxy will be voted as directed, or if no direction is indicated, will be voted FOR each of the nominees for Proposal 1, FOR proposals 2, 3, 5 and 6, and “Every 1 Year” for proposal 4 as specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE	SEE REVERSE SIDE
(Your vote by proxy must be returned prior to the annual meeting on November 16, 2011)